     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 3, 1997


                                                      REGISTRATION NO. 333-23319

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            ASCENT PEDIATRICS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                 DELAWARE                                    2834                                   04-3047405
     (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                            ------------------------

     187 BALLARDVALE STREET, WILMINGTON, MASSACHUSETTS 01887 (508) 658-2500 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                  ALAN R. FOX
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            ASCENT PEDIATRICS, INC.
                             187 BALLARDVALE STREET
                        WILMINGTON, MASSACHUSETTS 01887
                                 (508) 658-2500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

              DAVID E. REDLICK, ESQ.                            DOUGLAS A. ZINGALE, ESQ.
                 HALE AND DORR LLP                             MINTZ, LEVIN, COHN, FERRIS,
                  60 STATE STREET                                 GLOVSKY & POPEO, P.C.
            BOSTON, MASSACHUSETTS 02109                           ONE FINANCIAL CENTER
                  (617) 526-6000                            BOSTON, MASSACHUSETTS 02111-2657
                                                                     (617) 542-6000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date hereof.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (Subject to Completion)


Dated April 3, 1997


                                2,000,000 SHARES
                                      LOGO
                                  COMMON STOCK
                            ------------------------

     All of the shares of Common Stock, par value $.00004 per share (the "Common Stock"), offered hereby are being sold by Ascent Pediatrics, Inc. ("Ascent" or the "Company").

     Prior to this offering there has been no public market for the Common Stock of the Company. It is estimated that the initial public offering price of the Common Stock will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "ASCT."
                            ------------------------

           THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF
        RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

==================================================================================================
                                 Price to                                         Proceeds to
                                  Public                Underwriting              Company(2)
                                                        Discounts and
                                                       Commissions(1)
--------------------------------------------------------------------------------------------------
Per Share..............              $                        $                        $
Total(3)...............              $                        $                        $
==================================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company, estimated to be $800,000.
(3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase an aggregate of up to 300,000 additional shares of Common Stock at the Price to Public, less Underwriting Discounts and Commissions to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting
    Discounts and Commissions, and Proceeds to Company will be $          ,
    $          and $          , respectively. See "Underwriting."
                            ------------------------

     The Common Stock is offered by the several Underwriters named herein when, as and if received and accepted by them, and subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of certificates for the shares will be made at the
offices of Cowen & Company, New York, New York, on or about             , 1997.
                            ------------------------

COWEN & COMPANY


                          VOLPE BROWN WHELAN & COMPANY


                                                    ADAMS, HARKNESS & HILL, INC.
          , 1997

Finally, a pharmaceutical company dedicated to satisfying the "toughest customers" in the world.

[Picture of a boy in overalls holding a baseball sitting on stairs next to bulldog]







                                          [LOGO]
                                          ASCENT
                                          PEDIATRICS, INC.
                                          Developing Medicines Just For Kids

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET AND MAY IMPOSE PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

-------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus, including "Risk Factors" herein. Except as otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option and reflects (i) the conversion of all outstanding shares of the Company's Convertible Preferred Stock into an aggregate of 4,440,564 shares of Common Stock upon the consummation of this offering (the "Preferred Stock Conversion") and (ii) a 0.85-for-one reverse stock split of the Common Stock of the Company to be effected immediately prior to the effective date of the registration statement of which this Prospectus is a part.

                                  THE COMPANY


     Ascent Pediatrics, Inc. ("Ascent" or the "Company"), is a drug development and marketing company focused exclusively on the pediatric market. The Company's strategy is to address unmet medical needs of children through the development of differentiated, proprietary products based on approved compounds with well known clinical profiles. Ascent is developing a range of pharmaceutical products, primarily for sale on a prescription basis, which are designed to improve upon currently available products for the most common pediatric illnesses through the application of its drug delivery and reformulation technologies. By developing products based on currently approved drugs, rather than new chemical entities, Ascent believes that it can reduce regulatory and development risks and shorten the product development cycle. In addition, Ascent believes that market acceptance of its products will be enhanced by the familiarity of pediatricians with the compounds that serve as the basis of these products. The Company plans to introduce its first three products to the market in the second half of 1997 and has seven other principal products in development. The Company intends to market its products in the United States through a direct sales force focused exclusively on the pediatric market.


     The United States market for prescription pharmaceutical products for children age 16 years and younger was estimated by Scott-Levin, a healthcare consulting firm ("Scott-Levin"), to be approximately $3.5 billion in 1996, representing a compound annual growth rate of approximately 9% over the 1992 level. Despite the size of the pediatric pharmaceutical market, the Company believes that this market has been underserved by the large pharmaceutical companies and will be receptive to a company whose sole mission is developing and marketing drugs for children. Pharmaceutical companies historically have concentrated their drug development efforts on the adult market or have pursued pediatric presentations only as product line extensions. In addition, there are a number of drug administration and patient compliance issues particular to the pediatric market which result from the unpleasant taste and texture, frequent dosing regimens, complex or difficult delivery methods or unfavorable side effect profiles of certain drugs. The Company believes that the special needs of this market and the relatively low number of drugs developed specifically for pediatric use have resulted in an opportunity to address unmet medical needs of children.


     In January 1997, the Division of Anti-Infective Drugs of the United States Food and Drug Administration (the "FDA") notified Ascent that it recommended approval of the Company's New Drug Application ("NDA") for Primsol trimethoprim solution, a prescription antibiotic for the treatment of ear infections in patients age six months to twelve years, with a label reflecting that Primsol solution would not be a product for first line therapy for this indication. Trimethoprim for the treatment of ear infections in children is currently available only in combination with a sulfa compound that is associated with allergic reactions. Primsol solution contains trimethoprim only and in clinical trials demonstrated a more favorable side effect profile than the combination therapy. Because of this improved side effect profile, the Company believes that pediatricians will be more likely to prescribe an antibiotic comprised only of trimethoprim for the treatment of ear infections in children than they historically have been to prescribe the combination therapy. In March 1997, the Company entered into an agreement with Upsher-Smith Laboratories, Inc. ("Upsher-Smith"), to acquire the currently marketed Feverall line of acetaminophen rectal suppository products. The Company plans to introduce Primsol solution and Feverall suppositories to the market in the second half of 1997, along with Pediamist, an over-the-counter nasal saline spray developed by Ascent that uses a metering device to facilitate pediatric use.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     In addition to these three products, the Company has seven other products in various stages of development. Prednisolone sodium phosphate syrup is a steroid for the treatment of inflammation, including inflammation resulting from respiratory conditions, for which the Company expects to file Abbreviated New Drug Applications ("ANDAs") with the FDA in the second half of 1997. Pediatemp acetaminophen controlled-release beads is an analgesic and antipyretic for the treatment of pain and fever for which the Company recently completed Phase III clinical trials and, subject to the results of these trials being satisfactory, plans to file an NDA in the second half of 1997. Pediavent albuterol controlled-release suspension is a bronchodilator for the treatment of asthma that currently is in Phase I clinical trials. Cromolyn sodium cream is a topical cream for the treatment of moderate to severe contact dermatitis, which is the subject of an effective Investigational New Drug ("IND") application and for which the Company plans to initiate Phase I clinical trials in the first half of 1997. Cromolyn sodium controlled-release nasal spray is a drug for the treatment of nasal allergies that is undergoing preclinical testing. The Company also is developing a line of over-the-counter cough/cold products and an over-the-counter acetaminophen controlled-release solution.

     Ascent believes that an important part of fulfilling its mission of becoming a leader in the development and marketing of pediatric pharmaceuticals is the establishment of a corporate identity. Accordingly, even before the launch of its first products, Ascent has initiated a program to familiarize pediatricians with the Ascent name. Ascent is establishing a domestic sales organization to promote the Company's products to high prescribing pediatricians, influential pediatricians and pediatric nurses. Ascent plans to supplement these activities with telemarketing, direct mail and advertisements in speciality pediatric journals. Ascent also intends to promote its products directly to managed care providers in order to obtain inclusion on these providers' formularies and has retained a consulting firm to assist it in this process.

     Ascent seeks competitive protection for its products in a variety of ways, including the creation of proprietary formulations using technologies, such as taste masking and controlled-release systems, that are covered by patents or patent applications owned by or licensed to the Company or its suppliers.

                                  THE OFFERING

Common Stock offered hereby.................................  2,000,000 shares
Common Stock to be outstanding after the offering...........  6,638,719 shares(1)
Use of proceeds.............................................  To fund a portion of the purchase price of the Feverall
                                                              product line and for product
                                                              development and sales and
                                                              marketing costs and general
                                                              corporate purposes.
Proposed Nasdaq National Market symbol......................  ASCT

---------------

(1) Reflects the Preferred Stock Conversion. Excludes (i) 1,675,248 shares reserved for issuance upon the exercise of options and warrants outstanding as of February 28, 1997 at a weighted average exercise price of $6.28 per share, (ii) up to an aggregate of 583,332 shares of Common Stock (assuming an initial public offering price of $12.00 per share) issuable upon the conversion of the Company's Convertible Subordinated Secured Notes (the "Triumph Notes") in the aggregate original principal amount of $7,000,000 issued or issuable no later than the closing of this offering and (iii) 561,073 shares of Common Stock at an exercise price of $0.01 per share and 218,195 shares of Common Stock at an exercise price of $5.29 per share reserved for issuance upon the exercise of warrants issued or issuable in connection with the Triumph Notes (the "Triumph Warrants"). Warrants for 699,783 shares referred to in clause (i) of the preceding sentence contain a cashless exercise feature which, if exercised in full prior to the closing of this offering (and assuming an initial public offering price of $12.00 per share), would result in the issuance of 266,072 shares of Common Stock with no additional proceeds to the Company. See "Dilution," "Capitalization," "Certain Transactions" and "Description of Capital Stock."

-------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                             SUMMARY FINANCIAL DATA
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                    COMBINED PRO FORMA
                                               YEAR ENDED DECEMBER 31,                  YEAR ENDED
                                   -----------------------------------------------     DECEMBER 31,
                                    1992      1993      1994      1995      1996         1996(1)
                                   -------   -------   -------   -------   -------  ------------------
STATEMENT OF OPERATIONS DATA:
Revenues.......................... $    --    $    --   $    --   $   304   $    --       $  3,877
Costs and expenses:
  Cost of sales...................      --         --        --        --        --          1,434
  Research and development........     558      1,221     2,551     2,986     3,761          3,761
  Selling, general and
     administrative...............     706        723     1,141     1,532     2,805          5,110
                                   --------   -------   -------   -------   -------       --------
                                        --         --        --        --        --             --
Loss from operations..............  (1,264)    (1,944)   (3,692)   (4,214)   (6,566)        (6,428)
Interest income...................      47        123       147       113        79             79
                                   --------   -------   -------   -------   -------       --------
                                        --         --        --        --        --             --
Net loss.......................... $(1,217)   $(1,821)  $(3,545)  $(4,101)  $(6,487)      $ (6,349)
                                   =======    =======   =======   =======   =======       ========
Pro forma and combined pro forma
  net loss per share(2)...........                                          $ (1.48)      $  (1.45)
                                                                            =======       ========
Pro forma weighted average common
  and common equivalent
  shares(2).......................                                        4,384,208      4,384,208


                                                                  DECEMBER 31, 1996
                                                -----------------------------------------------------
                                                                                   COMBINED PRO FORMA
                                                 ACTUAL    COMBINED PRO FORMA(1)   AS ADJUSTED(1)(3)
                                                --------   ---------------------   ------------------
BALANCE SHEET DATA:
Cash, cash equivalents and marketable
  securities..................................  $  2,086           $  4,941              $ 31,301
Working capital...............................       525              1,989                28,349
Total assets..................................     2,628             16,976                43,496
Long-term debt, net of current portion........        --              1,163                 4,742
Redeemable preferred stock....................    17,832                 --                    --
Deficit accumulated during the development
  stage.......................................   (19,633)           (19,633)              (19,633)
Total stockholders' equity (deficit)..........   (16,778)             8,739                31,680

---------------
(1) Presented on a combined pro forma basis to give effect to (i) the probable acquisition of the Feverall product line from Upsher-Smith for $11,500,000 plus the cost of certain related inventory (assumed for this purpose to be $122,235) as if such acquisition had occurred on January 1, 1996 with respect to Statement of Operations Data and on December 31, 1996 with respect to Balance Sheet Data, (ii) the issuance of 1,104,229 shares of Series F Convertible Preferred Stock in February 1997 and the receipt of $6,847,988 in net proceeds therefrom, (iii) the issuance of $2,000,000 of Triumph Notes in January 1997 recorded as a liability (after allocating value to associated warrants) of $1,163,006 with $836,994 to be accreted as interest expense over the term of the Triumph Notes and (iv) the Preferred Stock Conversion. See "Capitalization," "Certain Transactions" and "Unaudited Combined Pro Forma Financial Statements."

(2) See Note B to Notes to Financial Statements for information concerning the computation of pro forma net loss per share and shares used in computing pro forma net loss per share.

(3) Reflects (i) the sale of the 2,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share and the application of net proceeds therefrom, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, and (ii) the issuance of $5,000,000 of Triumph Notes no later than the closing of this offering recorded as a liability (after allocating value to associated warrants) of $3,579,357 with $1,420,643 to be accreted as interest expense over the term of the Triumph Notes. See "Capitalization," "Use of Proceeds" and "Certain Transactions."

--------------------------------------------------------------------------------

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. The following factors, in addition to the other information contained in this Prospectus, should be carefully considered in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "intends" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. These factors include, without limitation, those set forth below and elsewhere in this Prospectus.

EARLY STAGE OF DEVELOPMENT; HISTORY OF OPERATING LOSSES AND CUMULATIVE DEFICIT

     Ascent is a development stage company. The Company has incurred net operating losses since its inception. At December 31, 1996, the Company's cumulative deficit was approximately $19,600,000. Such losses have resulted primarily from costs incurred in the Company's product development programs and from general and administrative costs associated with the Company's product development. No revenues have been generated by the Company from product sales. The Company expects to incur additional operating losses over at least the next two years, as it continues its product development programs and establishes a sales and marketing organization, and expects cumulative losses to increase. The Company expects that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial. The Company's ability to achieve profitability is dependent in part upon obtaining regulatory approval for new products, commercial acceptance of products that are introduced to the market after required approvals have been obtained and the successful development and commercialization of its products. There can be no assurance that the Company will obtain required regulatory approvals, successfully develop, commercialize, manufacture and market its products or ever achieve sales or profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNCERTAINTY RELATED TO APPROVAL OF PRIMSOL TRIMETHOPRIM SOLUTION

     In January 1997, the Division of Anti-Infective Drugs of the FDA notified Ascent that it recommended approval of the Company's NDA for Primsol trimethoprim solution for the treatment of acute otitis media ("AOM"), or middle ear infection, for children age six months to twelve years, with a label reflecting that Primsol solution would not be a product for first line therapy for this indication. However, the FDA has not yet granted such marketing approval, and there can be no assurance that such approval in fact will be granted or as to the timing thereof. In October 1996, Ascent filed a second NDA with the FDA covering a more concentrated formulation of Primsol solution. Ascent plans to introduce this improved formulation as the Primsol solution product that it brings to market. If the Company does not receive approval of its NDA for this more concentrated formulation on a timely basis, the Company would introduce the first formulation as the Primsol solution product that it brings to market (provided it receives marketing approval for such formulation). If the FDA were not to grant marketing approval of either formulation of Primsol solution for this indication, or if there were significant delays in such approval, the business, financial condition and operating results of the Company would be adversely affected, possibly materially. In addition, in the event that Primsol solution does not receive marketing approval for this indication prior to the cold and flu season in the second half of 1997, the Company's establishment of a dedicated marketing staff and sales force and the introduction of any other products by the Company would be delayed, possibly materially, which could have a material adverse effect on the Company's business, financial condition and operating results. Ascent currently does not plan to introduce any products to the market until it receives Primsol solution marketing approval for this indication. See "Business -- Products and Products Under Development -- Primsol Trimethoprim Solution."

PRODUCTS IN DEVELOPMENT; TECHNOLOGICAL UNCERTAINTY

     Ascent has not yet introduced any product into the market. Although the Company has completed development of certain of its products, many of the Company's product candidates are in development and require additional formulation, preclinical studies, clinical trials and regulatory approval prior to any commercial sales. With respect to certain product candidates, the Company must successfully address a number of technological challenges to complete its development efforts. In addition, there can be no assurance that the Company will be permitted to undertake and complete human clinical trials of certain of the Company's potential products, either in the United States or elsewhere, or, if permitted, that such products will be demonstrated to be safe and efficacious. The administration of any product the Company develops may produce undesirable side effects that could result in the interruption, delay or suspension of clinical trials. In addition, there can be no assurance that any of the Company's product candidates will obtain the approval of the FDA or other regulatory approvals or that any approved product will be capable of being produced in commercial quantities at reasonable cost and successfully marketed.

LIMITED SALES AND MARKETING EXPERIENCE

     The Company expects to market and sell its products in the United States through its own dedicated marketing staff and sales force. The Company has limited experience in marketing and sales and has only recently begun to recruit a marketing staff and sales force. The Company believes that its success will depend in significant part upon its ability to recruit, train and retain a dedicated marketing staff and sales force capable of promoting its products. Significant additional expenditures, management resources and time will be required for the Company to assemble a marketing staff and sales force. There can be no assurance that the Company will be able to attract and build a satisfactory marketing staff and sales force, that the Company will be able to assemble a marketing staff and sales force on a timely basis, that the cost of establishing a marketing staff and sales force will be justifiable in light of product revenues or that the Company's direct marketing and sales efforts will be successful. Should the Company fail to recruit and train a marketing staff and sales force on a timely basis, or otherwise fail in its marketing and sales efforts, its business, financial condition and operating results would be materially adversely affected. See "Business -- Sales and Marketing."

UNCERTAINTY OF MARKET ACCEPTANCE OF PRODUCTS

     Although many of the Company's product candidates are reformulations of compounds marketed by other manufacturers, there can be no assurance that these products or other current or future products of the Company will achieve market acceptance. The commercial success of the Company's products and products under development, when and if any required approval for marketing by the FDA or any other regulatory agency is obtained, will depend, in significant part, on such products' efficacy, side effect profile, taste, dosing frequency, method of administration, patent and other proprietary position, brand name recognition and price. Another important factor will be the timing of market introduction of the Company's or competitive products. Earlier entrants in the market often obtain and maintain significant market share relative to later entrants.

     The commercial success of the Company's products also will depend in significant part upon their acceptance by pediatricians, pediatric nurses and third party payors (particularly managed care providers). Acceptance of the Company's products by pediatricians, pediatric nurses and third party payors will in turn be dependent upon the success of the Company's marketing and sales activities. There can be no assurance that pediatricians, pediatric nurses and third party payors will accept the Company's products on a timely basis or at all. In addition, in order to stimulate demand for its products, the Company may be required to, among other things, offer substantial price discounts. Failure to achieve market acceptance would have a material adverse effect on the Company's business, financial condition and operating results.

COMPETITION

     Competition in the pediatric pharmaceutical market is intense. Several large pharmaceutical companies with significant research, development, marketing and manufacturing operations market pediatric products in addition to products for the adult market. These competitors include Glaxo Wellcome Inc., Eli Lilly and Company, the Mead Johnson Division of Bristol-Myers Squibb, Inc., the Ortho-McNeil Pharmaceutical Division of Johnson & Johnson Inc., Pfizer Inc., the Ross Products Division of Abbott Laboratories Inc., Schering-Plough Corporation and the Wyeth-Lederle Vaccines and Pediatrics Division of American Home Products, Inc.

     Many of the companies against which Ascent will compete have substantially greater name recognition and greater financial, technical and human resources than Ascent. In addition, many of these competitors have significantly greater experience than the Company in undertaking preclinical testing and human clinical trials of pharmaceutical products and obtaining FDA and other regulatory approvals of products for use in health care. Accordingly, the Company's competitors may succeed in obtaining FDA or other regulatory approvals for products more rapidly than the Company. Furthermore, subject to obtaining required regulatory clearances, Ascent will compete against these larger companies with respect to manufacturing efficiency and marketing capabilities, areas in which Ascent has limited or no experience. These competitors may introduce competitive pricing pressures that may adversely affect Ascent's sales levels and margins. Moreover, many of these competitors offer well established, broad product lines and services not offered by the Company. Many of the products and services offered by these competitors have well known brand names that have been promoted over many years.

     The Company expects to market many of its product candidates as alternative treatments for pediatric indications for which products with the same active ingredient are well entrenched in the market. For example, the Company intends to market Primsol, a trimethoprim antibiotic, for the treatment of AOM, an indication for which pediatricians often prescribe the well-known combination therapies Bactrim and Septra, which also contain trimethoprim. Similarly, Pediatemp acetaminophen controlled-release beads will compete against Tylenol liquid for children. The Company's product candidates also will face competition from other products that do not contain the same active ingredient but are used for the same indication and are well entrenched within the pediatric market. For example, Primsol solution will compete against other antibiotics, including amoxicillin. Moreover, many of the Company's potential products that are reformulations of existing drugs of other manufacturers may have limited patent or other competitive protection. There can be no assurance that pediatricians, pediatric nurses and third party payors will prefer the Company's products to existing products. See "Business -- Competition."


     The Company plans to apply for three year protection for certain products under the Drug Price Competition and Patent Term Restoration Act of 1984 (the "Waxman-Hatch Act") from the approval of a potential competitor's ANDA which is based on the Company's clinical trial results. There can be no assurance that any of the Company's products will qualify for protection under the Waxman-Hatch Act or, if any product does so qualify, that the statutory protection will enhance the competitive position of such product. See "Business -- Government Regulation."


UNCERTAINTY OF IDENTIFICATION OR ACQUISITION OF NEW PRODUCT CANDIDATES AND NEW TECHNOLOGIES

     The success of the Company depends in part upon its ability to identify and develop or obtain rights to pharmaceuticals suitable for pediatric use. There can be no assurance that the Company will be successful in identifying and developing pharmaceuticals suitable for pediatric use or in acquiring such rights. The Company's success also depends upon its ability to apply its drug delivery and reformulation technologies to produce proprietary products. There can be no assurance that the Company will be able to develop additional technologies or obtain rights from third parties to additional technologies on reasonable terms, or at all.

UNPROVEN SAFETY AND EFFICACY OF PRODUCTS; UNCERTAINTIES RELATED TO CLINICAL
TRIALS

     In order to obtain regulatory approval for the commercial sale of many of its products, the Company is conducting or plans to conduct clinical trials to demonstrate that such products are safe and effective. There can be no assurance that any of these clinical trials will be successfully completed within any specified time period, if at all. The results from early clinical trials may not be predictive of results that will be obtained in large-scale clinical trials, and there can be no assurance that the Company's clinical trials will demonstrate the safety and effectiveness of any products or will result in marketable products.

     The rate of completion of the Company's clinical trials is dependent upon, among other things, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. Historically, recruiting children to participate in clinical trials has been difficult, as parents are reluctant to permit their children to take experimental medications. Delays in planned patient enrollment may result in increased costs, program delays, or both, which could have a material adverse effect on the Company.

     The Company has contracted with clinical research organizations for the conduct of all of its clinical trials and expects to continue to do so for the foreseeable future. There can be no assurance that such entities will conduct the clinical trials successfully. The Company relies on scientific, technical and clinical data supplied by its academic and industry collaborators and licensors in the design, development and evaluation of product candidates. There can be no assurance that there are no errors or omissions in such data that would materially adversely affect the development of these products.

NO ASSURANCE OF REGULATORY APPROVAL; EXTENSIVE GOVERNMENT REGULATION

     The production and the marketing of the Company's products and the Company's ongoing product development activities are and will be subject to extensive regulation by numerous federal, state and local governmental authorities in the United States and abroad. The Company has had only limited experience in filing or pursuing applications necessary to gain regulatory approvals. Preclinical testing of the Company's product candidates is subject to Good Laboratory Practice ("GLP") requirements and the manufacture of products is subject to Good Manufacturing Practice ("GMP") requirements prescribed by the FDA.

     Many of the products that the Company is developing will be subject to the NDA regulatory process. This process generally includes preclinical studies, clinical trials and ongoing post-approval testing of each compound to establish or monitor its safety and effectiveness for the intended indications, typically takes many years and requires the expenditure of substantial resources. The Company has limited experience in filing or pursuing applications necessary to gain regulatory approval. There can be no assurance that, even after the performance of clinical studies and the expenditure of resources, regulatory approval will be obtained for any products developed by the Company on a timely basis, if at all. The Company's analysis of data obtained from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities which could delay, limit or prevent FDA regulatory approval. The Company or the FDA may suspend clinical trials at any time if the participants in such trials are being exposed to unanticipated or unacceptable health risks. Moreover, if regulatory approval to market a product is granted, such approval may entail limitations on the indicated uses for which it may be marketed. See "Business -- Government Regulation."

     Failure to comply with applicable regulatory requirements can, among other things, result in fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecutions. FDA policy may change and additional government regulations may be established that could prevent or delay regulatory approval of the Company's product candidates. In addition, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections, and subsequent discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market. There can be no assurance that additional statutes or regulations applicable to the Company's business will not be adopted, impose substantial additional costs upon or otherwise adversely affect the Company's operations.

     The Company is also subject to numerous and varying foreign regulatory requirements governing the design and conduct of clinical trials and the manufacturing and marketing of its products. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval set forth above. There can be no assurance that foreign regulatory approvals will be obtained on a timely basis, if at all.

DEPENDENCE ON THIRD PARTY MANUFACTURING; RISKS RELATED TO SOLE SOURCE OF SUPPLY

     The Company has no manufacturing facilities and has to date relied, and plans in the future to rely, upon third parties to manufacture the Company's products in accordance with GMP for preclinical testing, clinical trial and commercial purposes. In addition, the Company has not arranged for the production of certain of its product candidates in commercial quantities, and it is possible that the Company will encounter difficulties in scaling up the production of these product candidates. Although there are a number of manufacturers that operate under GMP regulations capable of manufacturing certain of the Company's products, in the event that the Company is unable to obtain contract manufacturing, or obtain such manufacturing on commercially reasonable terms, it may not be able to develop and commercialize its products as planned. Where third-party arrangements are established, the Company will depend upon such third parties to perform their obligations in a timely manner. There can be no assurance that third parties depended upon by the Company will perform and any failures by third parties may delay clinical trial development or the submission of products for regulatory approval, impair the Company's ability to commercialize its products as planned and deliver products on a timely basis, or otherwise impair the Company's competitive position, which could have a material adverse effect on the Company's business, financial condition and operating results.

     Certain of the Company's supply arrangements require that Ascent buy all of the Company's requirements of a particular product exclusively from the other party to the contract. Moreover, for many of its products, Ascent has qualified only one supplier, even though the contractual arrangement with the supplier may permit Ascent to qualify an alternative manufacturer. Any interruption in supply from any of the Company's manufacturers or the inability of these manufacturers to manufacture the Company's products in accordance with GMP could have a material adverse effect on the Company's business, financial condition and operating results. See "Business -- Manufacturing and Distribution."

     In the future, the Company may establish its own manufacturing facilities if it becomes economically attractive to do so. In order for the Company to establish a manufacturing facility, the Company would require substantial additional funds and be required to hire and retain significant additional personnel and comply with the extensive GMP regulations of the FDA.

UNCERTAINTY REGARDING PATENTS AND PROPRIETARY RIGHTS

     The Company's success depends in part on its ability to develop patentable products and obtain patent or other proprietary rights protection for its products, both in the United States and in other countries. The Company intends to file applications as appropriate for patents and other protection covering both its products and processes. However, the patent positions of pharmaceutical firms, including Ascent, are generally uncertain and involve complex legal and factual questions. Moreover, because the Company's product candidates are reformulations of existing off-patent drugs, any patent protection afforded will be significantly narrower than a patent on the active ingredient itself. In particular, the Company does not expect that composition-of-matter patent protection will be available for the active ingredients in its products. No assurance can be given that patents will issue from any patent applications owned by or licensed to the Company or that, if patents do issue, the claims allowed will be sufficiently broad to protect the Company's products or technology. In addition, no assurance can be given that any issued patents owned by or licensed to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company.

     The commercial success of the Company will also depend in part on its neither infringing patents or other proprietary rights granted to competitors or others nor breaching the technology licenses upon which the Company's products are based. The Company's licenses of third party patents and patent applications impose various commercialization, sublicensing, royalty and other payment, insurance and other obligations on the Company. Failure of the Company to comply with these requirements could result in termination of the licenses. Competitors of the Company and other third parties hold issued patents and pending patent applications which may result in claims of infringement against the Company or other patent-related litigation. There can be no assurance that the Company will be able to successfully obtain a license to any technology that it may require or that, if obtainable, such technology can be licensed at a reasonable cost or on an exclusive basis. Failure by the Company to obtain a license to any technology that it may require to commercialize its products could have a material adverse effect on the Company. See "Business -- Patents, Trade Secrets and Licenses."

     The pharmaceutical industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation, which could result in substantial cost to the Company, may be necessary to enforce any patents issued or licensed to the Company and/or to determine the scope and validity of others' proprietary rights. The Company also may have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions, which could result in substantial cost to the Company. Furthermore, the Company may have to participate at substantial cost in International Trade Commission proceedings to abate importation of products which would compete unfairly with products of the Company.

     The Company relies on trade secret and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees, advisors and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. Failure to obtain or maintain patent and trade secret protection, for any reason, could have a material adverse effect on the Company's business, financial condition and operating results.

UNCERTAINTY OF PHARMACEUTICAL PRICING AND ADEQUATE REIMBURSEMENT; NEED FOR INCLUSION ON FORMULARIES

     The Company's ability to commercialize its products successfully will depend in part on the extent to which appropriate reimbursement levels for the cost of such products are obtained from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). Third-party payors are increasingly challenging the prices charged for medical products and services. Also, the trend towards managed health care in the United States and the concurrent growth of organizations such as HMOs, which control or significantly influence the purchase of health care services and products, as well as legislative proposals to reduce government insurance programs, may all result in lower prices for the Company's products. The cost containment measures that health care providers are instituting could affect the Company's ability to sell its products and may have a material adverse effect on the Company.

     Thus, there can be no assurance that reimbursement in the United States or foreign countries will be available for any of the Company's products, or if available, will not be decreased in the future, or that reimbursement amounts will not reduce the demand for, or the price of, the Company's products. The unavailability or inadequacy of third-party reimbursement for the Company's products would have a material adverse effect on the Company's business, financial condition and operating results.

     Managed care providers generally maintain formularies, or lists of products, that such providers have approved for use and reimbursement. The Company plans to seek to have its products included on such formularies. There can be no assurance that the Company's products will be included on the formularies of managed care providers on a timely basis, or at all. The Company's success in obtaining inclusion of its products on managed care formularies will materially affect the Company's business, financial condition and operating results.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

     The Company's future capital requirements will depend on many factors, including continued progress in its product development programs, the magnitude of these programs, the results of preclinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting, enforcing and defending patent claims, competing technological and market developments, the ability of the Company to establish and maintain a sales and marketing capability and product development, manufacturing and marketing relationships, and the costs and success of commercialization activities and arrangements. The Company's business strategy requires a significant commitment of funds to conduct clinical testing of potential products, to pursue regulatory approval of such products and to establish sales and marketing capabilities and manufacturing relationships necessary to bring such products to market.

     Based on its current operating plan, the Company anticipates that its existing capital resources, together with the proceeds of this offering and interest earned thereon, the net proceeds from the issuance of an additional $5,000,000 of Triumph Notes and internally generated funds, will be adequate to satisfy its capital requirements for at least the next 24 months. The Company anticipates that it may be required to raise substantial additional funds from a number of potential sources, including through collaborative relationships and public or private financings. No assurance can be given that additional financing will be available, or, if available, that it will be available on acceptable terms. If additional funds are raised by issuing equity securities, further dilution to then existing stockholders will result. Additionally, the terms of the financing may adversely affect the holdings or the rights of the then existing stockholders. If adequate funds are not available, the Company may be required to significantly curtail one or more of its product development programs or product commercialization efforts, or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products which the Company would otherwise pursue on its own. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

POTENTIAL PRODUCT LIABILITY EXPOSURE AND INSURANCE

     The use of the Company's products in human clinical trials and the commercial sale of such products may expose the Company to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of human therapeutic pharmaceuticals. Product liability claims might be made directly by consumers, health care providers or by licensees, distributors or others selling such products. There can be no assurance that product liability claims, if made, would not result in a recall of the Company's products or a change in the indications for which they may be used. Ascent has limited product liability insurance coverage, and such coverage is subject to various deductibles. Such coverage is expensive, and no assurance can be given that the Company will be able to maintain or obtain such insurance at reasonable cost or in sufficient amounts to protect the Company against losses due to liability claims that could have a material adverse effect on the Company.

ATTRACTION AND RETENTION OF KEY EMPLOYEES

     The Company is highly dependent on the principal members of its management and scientific staff, particularly Dr. Clemente, the Company's Chairman, the loss of whose services could have a material adverse effect on the Company. Also, recruiting and retaining qualified scientific personnel to perform product development work in the future will be critical to the Company's success. There can be no assurance that the Company will be able to attract and retain such highly skilled personnel on acceptable terms given the competition among numerous pharmaceutical and health care companies, universities and non-profit research institutions for experienced scientists. The Company does not carry key-man insurance with respect to any of its executive officers other than Dr. Clemente.

     The Company's anticipated growth and expansion into areas and activities requiring additional expertise, such as marketing and sales, are expected to require the addition of new management personnel and the development of additional expertise by existing management personnel. The failure to acquire such services or to develop such expertise could have a material adverse effect on the Company's business, financial condition and operating results.

RISKS RELATED TO POSSIBLE ACQUISITIONS

     The Company may expand its operations or product offerings through the acquisition of businesses, products or technologies. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or successfully integrate any acquired businesses, products or technologies into the Company without substantial expense, delays or other operational or financial problems. Further, acquisitions may involve a number of special risks, including diversion of management's attention, failure to retain key acquired personnel, unanticipated events or circumstances and legal liabilities, some or all of which could have a material adverse effect on the Company's business, financial condition and operating results. In addition, there can be no assurance that acquired businesses, products or technologies, if any, will achieve anticipated revenues and earnings.


     The Company is a party to an agreement with Upsher-Smith to purchase Upsher-Smith's Feverall line of acetaminophen rectal suppositories. Although the acquisition of this product line and related arrangements are the subject of executed contracts, there are a number of conditions to closing and there can be no assurance that these conditions will be satisfied and that Ascent will acquire this product line or will do so on the terms specified in the existing contracts. In the event that this acquisition does not close, management will have broad discretion as to the use of the proceeds of this offering that currently are expected to be used to finance a portion of the purchase price of this acquisition. As of the date of this Prospectus, the Company has no other agreements, understandings or commitments to effect any acquisition.


DEPENDENCE ON COLLABORATORS

     In addition to the manufacturing of product candidates and products, the Company is dependent upon third parties with respect to significant other aspects of its operations, including product design and formulation work, conduct of clinical trials, marketing to managed care organizations and product distribution. There can be no assurance that the Company will be able to enter into future collaborative arrangements with respect to these matters or as to whether any of the Company's existing or future relationships will be successful. The success of any such arrangement is dependent on, among other things, the skills, experience and efforts of the third party, the third party's commitment to the arrangement and the financial condition of the third party, all of which are beyond the control of the Company.

RELIANCE ON THIRD PARTIES FOR CERTAIN SALES AND MARKETING AND DISTRIBUTION ACTIVITIES

     The Company plans to sell its pediatric products in international markets through distribution, licensing and similar arrangements and to sell its products for adult indications in the United States and in international markets through similar arrangements. To date, the Company has not entered into any material arrangements of this nature. To the extent the Company enters into such arrangements with third parties, any revenues the Company receives will depend upon the efforts of such parties. There can be no assurance that any third party will market the Company's products successfully or that any arrangements with third parties will be on terms favorable to the Company. If a third party does not market the Company's products successfully, the Company's business, financial condition and operating results would be adversely affected, possibly materially. If Ascent's plan to rely on third parties for certain aspects of marketing and selling the Company's products is unsuccessful for any reason, Ascent may need to forgo international and adult market opportunities or recruit and train a larger marketing staff and sales force and establish a larger distribution capability than it currently anticipates doing, which would entail the incurrence of significant additional costs.

     Ascent initially plans to distribute its products through a third party distribution warehouse. The Company has no experience with the distribution of products and will rely on the third party distributor to perform various functions on behalf of the Company, including order entry, customer service and collection of accounts receivable. The success of this arrangement will be dependent on, among other things, the skills, experience and efforts of the third party distributor, all of which are beyond the control of the Company.

UNCERTAINTY OF HEALTH CARE REFORM MEASURES

     Federal, state and local officials and legislators (and certain foreign government officials and legislators) periodically propose or consider proposing a variety of reforms to the health care systems in the United States and abroad. The Company cannot predict what health care reform legislation, if any, will be enacted in the United States or elsewhere or when such legislation will be enacted. Significant changes in the health care system in the United States or elsewhere are likely to have a substantial impact over time on the manner in which the Company conducts its business and could have a material adverse effect on the Company. The existence of pending health care reform proposals could have a material adverse effect on the Company's ability to raise capital. Further, to the extent that proposals have a material adverse effect on other pharmaceutical companies that are prospective collaborators with the Company, the Company's ability to establish collaborative commercial relationships may be adversely affected.

NO PUBLIC MARKET; POSSIBLE VOLATILITY OF SHARE PRICE; DILUTION

     Prior to this offering, there has been no public market for the Common Stock of the Company, and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price will be determined by negotiations among the Company and the representatives of the Underwriters based upon several factors and may not be indicative of future market prices. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The market price of the Company's Common Stock could be subject to wide fluctuations in response to quarterly variations in the Company's operating results, announcements of technological innovations, progress in the development of the Company's product candidates or new products by the Company, its collaborative partners or its competitors, governmental regulation, developments in patent or other proprietary rights and public concern regarding the safety, effectiveness or other implications of the products being developed by the Company. In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities of many pharmaceutical companies for reasons frequently unrelated to or disproportionate to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

     Purchasers of shares of Common Stock in this offering will experience an immediate and substantial dilution of $8.98 per share in the net tangible book value of the Common Stock from the initial public offering price (based on an assumed initial public offering price of $12.00 per share). Additional dilution is likely to occur upon exercise of outstanding warrants and stock options. See "Dilution."

CONTROL BY DIRECTORS AND OFFICERS


     Upon completion of this offering, the Company's directors and executive officers and their affiliates will beneficially own approximately 49.0% of the Company's outstanding Common Stock (approximately 47.3% if the Underwriters exercise their over-allotment option in full). See "Principal Stockholders." As a result, these stockholders, if acting together, will have the ability to control the outcome of most corporate actions requiring stockholder approval, including actions concerning the election of directors and the approval of certain mergers and other significant corporate transactions, including a sale of substantially all of the Company's assets, irrespective of how other stockholders of the Company may vote. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Principal Stockholders."


SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     A substantial number of outstanding shares of Common Stock and shares of Common Stock issuable upon exercise of outstanding options, warrants and convertible debt will become eligible for future sale in the public market at prescribed times. Sales of substantial numbers of shares of Common Stock in the public market following this offering could adversely affect prevailing market prices. The Securities and Exchange Commission (the "SEC") has adopted an amendment to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), that, effective April 29, 1997, will reduce by one year the holding periods required for shares subject to Rule 144 to become eligible for resale in the public market. Holders of 6,843,676 shares of Common Stock (including 1,819,780 shares of Common Stock that may be acquired upon the exercise of warrants and 583,332 shares of Common Stock that may be acquired upon conversion of the Triumph Notes (assuming an initial public offering price of $12.00 per share)), are entitled to certain rights with respect to registration of such shares of Common Stock for offer or sale to the public. The Company plans to file a Form S-8 registration statement registering shares issuable pursuant to the Company's employee stock plans. Any sales by existing stockholders or holders of options, warrants or Triumph Notes may have an adverse effect on the Company's ability to raise needed capital and may adversely affect the market price of the Common Stock. See "Shares Eligible for Future Sale," "Description of Capital Stock" and "Underwriting."

ANTI-TAKEOVER PROVISIONS

     The Company's Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), as in effect upon the closing of this offering, will require that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing, and will require reasonable advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at any annual or special meeting of stockholders. Special meetings of stockholders may be called only by the President of the Company or by the Board of Directors. The Certificate of Incorporation provides for a classified Board of Directors, and members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares of capital stock of the Company entitled to vote. In addition, the Board of Directors will have the authority, without further action by the stockholders, to fix the rights and preferences of, and issue shares of, Preferred Stock. These provisions, other provisions of the Certificate of Incorporation and the beneficial ownership of a significant portion of the Company's outstanding Common Stock by the Company's directors and executive officers and their affiliates, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

NO DIVIDENDS ANTICIPATED IN FUTURE

     The Company has not paid any dividends on the Common Stock since its inception and does not anticipate paying any dividends in the future. Declaration of dividends on the Common Stock will depend upon, among other things, future earnings, if any, the operating and financial condition of the Company, its capital requirements and general business conditions. The Company is currently prohibited from paying dividends under an agreement relating to the issuance of the Triumph Notes and the Triumph Warrants (the "Triumph Agreement"). See "Dividend Policy."

                                  THE COMPANY

     The Company was organized as a Delaware corporation in March 1989. On June 28, 1996, the Company changed its name to Ascent Pediatrics, Inc. from Ascent Pharmaceuticals, Inc. The Company's principal office is located at 187 Ballardvale Street, Wilmington, Massachusetts 01887, and its telephone number is
(508) 658-2500.

     The Company holds United States trademark registrations for "ASCENT," "PEDIAMIST" and "PRIMSOL" and has received notices of allowance from the United States Patent and Trademark Office with respect to trademark registrations for "PEDIATEMP" and "PEDIAVENT." All other brand names or trademarks appearing in this Prospectus are the property of their respective owners.

     All market data expressed in dollar amounts in this Prospectus reflect estimates of pharmacy acquisition costs.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered hereby are estimated to be $21,520,000 ($24,868,000 if the Underwriters' exercise their over-allotment option in full), at an assumed initial public offering price of $12.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.


     The Company currently intends to use approximately $6,050,000 of the net proceeds of this offering to fund the portion of the purchase price of Upsher-Smith's Feverall line of acetaminophen rectal suppositories (including estimated inventory cost of $300,000) due at the closing of the acquisition. See "Business -- Products and Products Under Development -- Feverall Acetaminophen Suppositories." The Company currently intends to use the balance of the net proceeds of this offering for product development activities, including costs of preclinical tests, clinical trials and regulatory submissions, sales and marketing expenses, including costs of assembling its marketing staff and sales force and introducing the Company's initial three products to the market, and general corporate purposes, which may include the $5,500,000 second installment of the Feverall product line purchase price that is due in February 1998. The Company may also use a portion of the net proceeds to acquire businesses, technologies or products complementary to the Company's business, although the Company does not currently have any commitment or agreement for any such acquisitions other than the Feverall acquisition. In the event that the Feverall acquisition does not close, management will have broad discretion as to the use of the portion of the proceeds of this offering that currently is expected to be used to finance such acquisition.


     The amount and timing of actual expenditures by the Company will depend on many factors, including the progress of its product development programs, the magnitude of these programs, the results of preclinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting, enforcing and defending patent claims, competing technological and market developments, the ability of the Company to establish and maintain a sales and marketing capability and product development, manufacturing and marketing relationships, and the costs and success of commercialization activities and arrangements.

     Based on its current operating plan, the Company anticipates that its existing capital resources, together with the net proceeds of this offering and interest earned thereon, the net proceeds from the issuance of an additional $5,000,000 of Triumph Notes and internally generated funds, will be adequate to satisfy its capital requirements for at least the next 24 months.

     Pending application of the net proceeds of this offering as described above, the Company intends to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing instruments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain earnings, if any, for use in its business and therefore does not anticipate paying any cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, capital requirements, current and anticipated cash needs as well as other factors that the Board of Directors may deem to be relevant. The Company is currently prohibited from paying dividends under the Triumph Agreement. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth as of December 31, 1996: (i) the actual capitalization of the Company; (ii) the combined pro forma capitalization of the Company as described in Note (1) below; and (iii) the combined pro forma capitalization of the Company as adjusted as described in Note (2) below. This table should be read in conjunction with the Company's Financial Statements and related Notes and Unaudited Combined Pro Forma Financial Statements included elsewhere in this Prospectus.

                                                                 DECEMBER 31, 1996
                                                    -------------------------------------------
                                                                                  COMBINED
                                                                 COMBINED         PRO FORMA
                                                     ACTUAL    PRO FORMA(1)   AS ADJUSTED(1)(2)
                                                    --------   ------------   -----------------
                                                         (IN THOUSANDS, EXCEPT SHARE DATA)
Long-term debt, net of current portion............  $     --     $  1,163          $  4,742

Redeemable Convertible Preferred Stock, $.00004
  par value; 4,458,564 shares authorized;
  2,904,429 shares issued and outstanding; no
  shares authorized or outstanding, combined pro
  forma and combined pro forma as adjusted........    17,832           --                --

Stockholders' equity:

  Convertible Preferred Stock, $.00004 par value;
     1,199,999 shares authorized, issued and
     outstanding; no shares issued and
     outstanding, combined pro forma and combined
     pro forma as adjusted........................     2,855           --                --

  Preferred Stock $.01 par value; 5,000,000
     authorized and unissued combined pro forma as
     adjusted.....................................        --           --                --

  Common Stock, $.00004 par value; 11,000,000
     shares authorized and 198,155 shares issued
     and outstanding; 20,000,000 shares authorized
     and 4,638,719 shares issued and outstanding,
     combined pro forma; 60,000,000 shares
     authorized and 6,638,719 shares issued and
     outstanding, combined pro forma as
     adjusted(3)..................................        --           --                --

Additional paid-in capital........................        --       28,372            51,313

Deficit accumulated during the development
  stage...........................................   (19,633)     (19,633)          (19,633)
                                                    --------     --------          --------

Total stockholders' equity (deficit)..............   (16,778)       8,739            31,680
                                                    --------     --------          --------

Total capitalization..............................  $  1,054     $  9,902          $ 36,422
                                                    ========     ========          ========

---------------

(1) Presented on a combined pro forma combined basis to give effect to (i) the probable acquisition of the Feverall product line from Upsher-Smith for $11,500,000 plus the cost of certain related inventory (assumed for this purpose to be $122,235) as if such acquisition had occurred on December 31, 1996, (ii) the issuance of 1,104,229 shares of Series F Convertible Preferred Stock in February 1997 and the receipt of $6,847,988 in net proceeds therefrom, (iii) the issuance of $2,000,000 of Triumph Notes in January 1997 recorded as a liability (after allocating value to associated warrants) of $1,163,006 with $836,994 to be accreted as interest expense over the term of the Triumph Notes and (iv) the Preferred Stock Conversion. See "Certain Transactions" and "Combined Pro Forma Financial Statements."

(2) Reflects (i) the sale of the 2,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share and the application of net proceeds therefrom, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company and (ii) the issuance of $5,000,000 of Triumph Notes no later than the closing of this offering recorded as a liability (after allocating value to associated warrants) of $3,579,357 with $1,420,643 to be accreted as interest expense over the term of the Triumph Notes. See "Use of Proceeds" and "Certain Transactions."

(3) Does not include 1,263,584 shares of Common Stock reserved for issuance upon exercise of outstanding options and warrants as of December 31, 1996 at a weighted average exercise price of $5.96 per share. See Note H of Notes to Financial Statements. Also excludes (i) 362,152 shares of Common Stock reserved for issuance upon the exercise of warrants issued to purchasers of shares of Series F Convertible Preferred Stock in February 1997 at an exercise price of $7.65 per share, (ii) an aggregate of 583,332 shares of Common Stock (assuming an initial public offering price of $12.00 per share) issuable upon the conversion of the Triumph Notes, (iii) 561,073 shares of Common Stock at an exercise price of $0.01 per share and 218,195 shares of Common Stock at an exercise price of $5.29 per share reserved for issuance upon the exercise of the Triumph Warrants and (iv) an aggregate of 49,512 shares of Common Stock reserved for issuance upon the exercise of options and warrants issued in February 1997 at a weighted average exercise price of $4.56 per share. Of the number of shares of Common Stock issuable pursuant to warrants outstanding as of February 28, 1997, 651,334 shares are issuable pursuant to warrants issued in connection with the sale by the Company of shares of Series F Convertible Preferred Stock (the "Series F Common Warrants"). Upon the closing of this offering, assuming no prior exercise of the Series F Common Warrants, the aggregate number of shares of Common Stock issuable pursuant to the Series F Common Warrants will decrease from 651,334 to 415,031 shares (assuming an initial public offering price of $12.00 per share) and the per share exercise price will increase from $7.65 to the initial price per share to the public in this offering. In addition, the Series F Common Warrants and warrants exercisable for 48,449 shares of Common Stock issued to certain financial advisors to the Company contain a cashless exercise feature which, if exercised in full prior to the consummation of this offering (and assuming an initial public offering price of $12.00 per share), would result in the issuance of 266,072 shares of Common Stock with no additional proceeds to the Company. See "Certain Transactions" and "Description of Capital Stock."

                                    DILUTION

     Purchasers of the Common Stock offered hereby will experience an immediate dilution in the net tangible book value of their Common Stock from the assumed initial public offering price. The Company's net tangible book value at December 31, 1996, on a combined pro forma basis to give effect to (i) the probable acquisition of the Feverall product line from Upsher-Smith for $11,500,000 plus the cost of certain related inventory (assumed for this purpose to be $122,235) as if such acquisition had occurred on December 31, 1996, (ii) the issuance of 1,104,229 shares of Series F Convertible Preferred Stock in February 1997 and the receipt of $6,847,988 in net proceeds therefrom, (iii) the issuance of $2,000,000 of Triumph Notes in January 1997 (reflected net of issuance costs and after allocating value to associated warrants) and (iv) the Preferred Stock Conversion, was $(2,884,714) or approximately $(0.62) per share of Common Stock. Combined pro forma net tangible book value per share represents the amount of the Company's combined pro forma total tangible assets, reduced by the amount of the Company's combined pro forma total liabilities, divided by the combined pro forma number of shares of Common Stock outstanding. "Dilution per share" represents the difference between the assumed initial public offering price per share of the Common Stock and the combined pro forma net tangible book value per share of the Company after giving effect to (i) the Company's receipt of the net proceeds from the sale of shares of Common Stock in this offering at an assumed initial public offering price of $12.00 per share (after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company) and the initial application of the estimated net proceeds therefrom and (ii) the issuance of $5,000,000 of Triumph Notes no later than the closing of this offering (reflected net of issuance costs and after allocating value to associated warrants). On such basis, the combined pro forma net tangible book value of the Company as of December 31, 1996 would have been $20,056,286 or $3.02 per share. This represents an immediate increase in the combined net tangible book value of $3.64 per share to the existing stockholders and an immediate dilution in the combined pro forma net tangible book value of $8.98 per share to new investors purchasing Common Stock in this offering. The following table illustrates such dilution per share to new investors:

        Assumed initial public offering price per share.........                $12.00

          Combined pro forma net tangible book value per share
             as of December 31, 1996............................    $ (0.62)

          Combined pro forma increase per share attributable to
             new investors......................................    $  3.64
                                                                    -------
        Combined pro forma net tangible book value per share
          after this offering...................................                $ 3.02
                                                                                ------
        Dilution per share to new investors.....................                $ 8.98
                                                                                ======

     The following table summarizes, on the combined pro forma basis described above, as of December 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company, and the average price paid per share by the existing stockholders and by investors purchasing shares of Common Stock offered hereby (at an assumed initial public offering price of $12.00 per share):

                                           SHARES PURCHASED        TOTAL CONSIDERATION
                                          -------------------     ---------------------     AVERAGE PRICE
                                           NUMBER     PERCENT       AMOUNT      PERCENT       PER SHARE
                                          ---------   -------     -----------   -------     -------------
Existing stockholders...................  4,638,719     69.9%     $27,764,166     53.6%        $  5.99
New investors...........................  2,000,000     30.1       24,000,000     46.4           12.00
                                          ---------    -----      -----------    -----
          Total.........................  6,638,719    100.0%     $51,764,166    100.0%
                                          =========    =====      ===========    =====

     The above computations assume no exercise of options and warrants since December 31, 1996. As of December 31, 1996, there were options and warrants outstanding to purchase 1,263,584 shares of Common Stock at a weighted average exercise price of $5.96 per share. In addition, since December 31, 1996, the Company has (i) issued warrants exercisable for 362,152 shares of Common Stock at an exercise price of $7.65 per share to purchasers of shares of Series F Convertible Preferred Stock, (ii) issued or agreed to issue no later than the closing of this offering an aggregate of $7,000,000 in Triumph Notes which are convertible into up to an aggregate of 583,332 shares of Common Stock (assuming an initial public offering price of $12.00 per share), (iii) issued or agreed to issue Triumph Warrants exercisable for 561,073 shares of Common Stock at an exercise price of $0.01 per share and 218,195 shares of Common Stock at an exercise price of $5.29 per share and (iv) issued warrants and granted options exercisable for an aggregate of 49,512 shares of Common Stock at a weighted average exercise price of $4.56 per share. Of the shares reserved for issuance upon the exercise of warrants outstanding as of February 28, 1997, warrants for 699,783 shares contain a cashless exercise feature which, if exercised in full prior to the closing of this offering (and assuming an initial public offering price of $12.00 per share), would result in the issuance of 266,072 shares of Common Stock with no additional proceeds to the Company. See "Certain Transactions" and "Description of Capital Stock." The exercise of outstanding options and warrants would result in further dilution to new investors. In addition, effective upon the closing of this offering, there will be 714,734, 300,000 and 500,000 shares of Common Stock reserved for future issuance under the Company's Amended and Restated 1992 Equity Incentive Plan, 1997 Director Stock Option Plan and 1997 Employee Stock Purchase Plan, respectively. See "Capitalization,"
"Management -- Employee Benefit Plans" and "Description of Capital Stock."

                            SELECTED FINANCIAL DATA

     The selected financial data presented below as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, are derived from the Company's Financial Statements, included elsewhere in this Prospectus, which have been audited by Coopers & Lybrand L.L.P., independent accountants. The selected financial data presented below as of December 31, 1992, 1993 and 1994 and for each of the two years in the period ended December 31, 1993 are derived from the Company's Financial Statements, not included in this Prospectus, which have been audited by Coopers & Lybrand L.L.P., independent accountants. The Combined Pro Forma selected financial data as of and for the year ended December 31, 1996 are derived from the Unaudited Combined Pro Forma Financial Statements contained elsewhere in this Prospectus. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Financial Statements and the Notes and the Unaudited Combined Pro Forma Financial Statements and Notes included elsewhere in this Prospectus.

                                             YEAR ENDED DECEMBER 31,                 COMBINED PRO FORMA
                                -------------------------------------------------        YEAR ENDED
                                 1992      1993      1994       1995       1996     DECEMBER 31, 1996(1)
                                -------   -------   -------   --------   --------   --------------------
                                                   (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA:

Revenues......................  $    --   $    --   $    --    $   304   $     --         $  3,877
Costs and expenses:
  Cost of sales...............       --        --        --         --         --            1,434
  Research and development....      558     1,221     2,551      2,986      3,761            3,761
  Selling, general and
     administrative...........      706       723     1,141      1,532      2,805            5,110
                                -------   -------   -------    -------   --------         --------
Loss from operations..........   (1,264)   (1,944)   (3,692)    (4,214)    (6,566)          (6,428)
Interest income...............       47       123       147        113         79               79
                                -------   -------   -------    -------   --------         --------
Net loss......................  $(1,217)  $(1,821)  $(3,545)   $(4,101)  $ (6,487)        $ (6,349)
                                =======   =======   =======    =======   ========         ========
Pro forma and combined pro
  forma net loss per
  share(2)....................                                             $(1.48)          $(1.45)
                                                                           ======           ======
Pro forma weighted average
  common and common equivalent
  shares(2)...................                                          4,384,208        4,384,208


                                                  DECEMBER 31,
                                -------------------------------------------------    COMBINED PRO FORMA
                                 1992      1993      1994       1995       1996     DECEMBER 31, 1996(1)
                                -------   -------   -------   --------   --------   --------------------
                                                             (IN THOUSANDS)
BALANCE SHEET DATA:

Cash, cash equivalents and
  marketable securities.......  $ 1,838   $ 5,691   $ 2,171   $  2,538   $  2,086         $  4,941
Working capital...............    1,713     5,557     1,966      2,231        525           (1,989)
Total assets..................    1,902     5,866     2,466      2,750      2,628           16,976
Long-term debt, net of current
  portion.....................       --        --        --         --         --            1,163
Redeemable preferred stock....       --     8,157     8,157     12,557     17,832               --
Deficit accumulated during the
  development stage...........   (3,202)   (5,306)   (8,851)   (13,014)   (19,633)         (19,633)
Total stockholders' equity
  (deficit) (3)...............    1,773    (2,451)   (5,995)   (10,158)   (16,778)           8,739


---------------
(1) Presented on a combined pro forma basis to give effect to (i) the probable acquisition of the Feverall product line from Upsher-Smith for $11,500,000 plus the cost of certain related inventory (assumed for this purpose to be $122,235) as if such acquisition had occurred on January 1, 1996 with respect to Statement of Operations Data and on December 31, 1996 with respect to Balance Sheet Data, (ii) the issuance of 1,104,229 shares of Series F Convertible Preferred Stock in February 1997 and the receipt of $6,847,988 in net proceeds therefrom, (iii) the issuance of $2,000,000 of Triumph Notes in January 1997 recorded as a liability (after allocating value to associated warrants) of $1,163,006 with $836,994 to be accreted as interest expense over the term of the Triumph Notes and (iv) the Preferred Stock Conversion. See "Capitalization," "Certain Transactions" and "Unaudited Combined Pro Forma Financial Statements."
(2) See Note B to Notes to Financial Statements for information concerning the computation of pro forma net loss per share and shares used in computing pro forma net loss per share.
(3) The Company has never declared or paid cash dividends on its capital stock.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company is a drug development and marketing company focused exclusively on the pediatric market. The Company commenced operations in March 1989 and since that time has been engaged primarily in developing its products and product candidates and in organizational efforts, including recruiting scientific and management personnel and raising capital. To date, the Company has not received any revenue from the sale of products. The Company expects to introduce its first three products to the market in the second half of 1997. All revenues received by the Company to date have consisted of payments in connection with a licensing arrangement and interest on invested funds.

     The Company has incurred net losses since its inception and expects to incur additional operating losses over at least the next two years as it continues its product development programs, establishes a sales and marketing organization and introduces products to the market. The Company expects cumulative losses to increase over this period. The Company has incurred a deficit accumulated since inception through December 31, 1996 of $19,633,000.


     The Company is a party to an agreement with Upsher-Smith to acquire the Feverall acetaminophen rectal suppository product line. The Company expects to close this acquisition in July 1997.


RESULTS OF OPERATIONS

  Combined Pro Forma Year Ended December 31, 1996 Compared with Year Ended December 31, 1996

     Revenues and Cost of Sales. The combined pro forma 1996 statement reflects product sales of the Feverall product line that the Company expects to acquire and the related cost of sales.

     Selling, General and Administrative Expenses. The increase in selling, general and administrative expenses in the combined pro forma 1996 statement reflects $2,306,000 of expenses associated with the Feverall product line, consisting of $669,000 for advertising and promotion, $572,000 for allocated selling costs and $490,000 of incremental expenses that Ascent estimates will be incurred relating to this product line as well as $575,000 of goodwill amortization related to this acquisition.

  Years Ended December 31, 1994, 1995 and 1996

     Revenues. The Company had licensing revenues of $304,000 in 1995, which were comprised of a $202,000 one-time technology transfer fee and $102,000 for non-recurring product development activities pursuant to a license agreement.

     Research and Development. The Company expended $2,551,000, $2,986,000 and $3,761,000, for research and development in 1994, 1995 and 1996, respectively. The increase in 1995 over 1994 reflected increased costs in connection with the Phase I clinical trials of Pediatemp acetaminophen controlled-release beads and Pediavent albuterol controlled-release suspension and costs in connection with the commencement of preclinical tests of the Company's cromolyn sodium cream product candidate. The increase in 1996 over 1995 reflected increased costs associated with the Company's clinical trials of Pediatemp acetaminophen controlled-release beads, costs of producing prednisolone sodium phosphate syrup for stability testing and payments to the Company's supplier in connection with the development of Pediavent albuterol controlled-release suspension.

     Selling, General and Administrative Expenses. The Company incurred selling, general and administrative expenses of $1,141,000, $1,532,000 and $2,805,000 in 1994, 1995 and 1996, respectively. The increase in 1995 over 1994 was primarily attributable to increased expenditures to recruit and hire personnel. The increase in 1996 over 1995 was primarily due to the initiation by the Company of a program to familiarize pediatricians with the Ascent name, development of a marketing program and increased expenditures to recruit and hire personnel.

     Interest. The Company had interest income of $147,000, $113,000 and $79,000 in 1994, 1995 and 1996, respectively. The changes in these years were primarily attributable to changes in the funds available for investment by the Company.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company has financed its operations primarily from private sales of preferred stock. As of December 31, 1996, the Company had raised approximately $20,201,000 (net of stock issuance costs) from the sale of preferred stock, with net proceeds of $4,338,000 received in 1995 and net proceeds of $5,137,000 received in 1996.

     Through December 31, 1996, the Company applied the proceeds from the sale of preferred stock and its revenues to fund losses of $19,156,000 and the investment of $328,000 in property and equipment. As of December 31, 1996, the Company had cash and cash equivalents of $2,086,000.

     In January 1997, the Company issued $2,000,000 of Triumph Notes, resulting in net proceeds to the Company of $1,880,000, which was recorded as a liability of $1,163,000 with $837,000 to be accreted as interest expense over the term of the Triumph Notes. The Company will issue an additional $5,000,000 of Triumph Notes, which will result in net proceeds to the Company of approximately $4,840,000, no later than the closing of this offering, which will be recorded as a liability of $3,579,000 with $1,420,000 to be accreted as interest expense over the term of the Triumph Notes. Effective as of the closing of this offering, the Triumph Notes amortize in eight equal quarterly principal installments and require quarterly interest payments on the unpaid principal balance, with the first quarterly payment of principal and interest due six months after the closing of this offering. The Triumph Notes are collateralized by a lien on all of the Company's assets, prohibit the payment of dividends by the Company and, subject to certain exceptions (including for up to $6,000,000 of senior secured bank financing and $5,500,000 of secured purchase money financing in connection with the planned acquisition of the Feverall product line), prohibit the incurrence of additional indebtedness. In February 1997, the Company sold additional shares of preferred stock which resulted in approximately $6,848,000 of proceeds (net of issuance costs) to the Company.


     The Company currently expects to use approximately $6,050,000 of the net proceeds of this offering to fund the portion of the purchase price of Upsher-Smith's Feverall product line (including estimated inventory cost of $300,000) due at the closing of the acquisition. This acquisition is scheduled to close in July 1997. The Company previously paid Upsher-Smith $250,000 as a non-refundable deposit in connection with this proposed acquisition, which will be retained by Upsher-Smith as part of the purchase price. The Company will be required to pay Upsher-Smith an additional $5,500,000 as the second installment of the purchase price no later than 225 days following the closing of this acquisition. This deferred payment will be evidenced by a note and secured by a lien on the acquired assets.


     The Company expended $94,000, $18,000 and $60,000 to purchase fixed assets, primarily equipment and furniture, in 1994, 1995 and 1996, respectively. The Company expects that its capital expenditures for the year ending December 31, 1997 will be approximately $225,000, primarily for computer equipment and leasehold improvements. In addition, the Company has entered into several agreements with unaffiliated entities for the performance of research and clinical trial studies. These commitments are ongoing, and the Company expects to spend approximately $460,000 toward these commitments in 1997.

     The Company's future capital requirements will depend on many factors, including continued progress in its product development programs, the magnitude of these programs, the results of preclinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting, enforcing and defending patent claims, competing technological and market developments, the ability of the Company to establish and maintain a sales and marketing capability and product development, manufacturing and marketing relationships, and the costs and success of commercialization activities and arrangements. The Company's business strategy requires a significant commitment of funds to conduct clinical testing of potential products, to pursue regulatory approval of such products and to establish sales and marketing capabilities and manufacturing relationships necessary to bring such products to market.

     The Company has no committed external sources of capital. Based on its current operating plan, the Company anticipates that its existing capital resources, together with the proceeds of this offering and interest earned thereon, the net proceeds from the issuance of an additional $5,000,000 of Triumph Notes and internally generated funds, will be adequate to satisfy its capital requirements for at least the next 24 months. However, there may be circumstances, particularly a delay in the introduction of products or lower than anticipated product sales, that might accelerate the Company's use of the net proceeds of this offering and its other capital resources. The Company may be required to raise substantial additional funds in the future, including through collaborative relationships and public or private financings. No assurance can be given that additional financing will be available, or, if available, that it will be available on acceptable terms. See "Risk Factors -- Future Capital Needs; Uncertainty of Additional Funding."

RECENT PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("FAS 128"). FAS 128 specifies the computation, presentation and disclosure requirements for earnings per share. FAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods, and earlier application is not permitted. FAS 128 requires restatement of all prior-period earnings-per-share data presented after the effective date. The Company has not yet determined FAS 128's effect on its financial statements.

                                    BUSINESS


     Ascent Pediatrics, Inc. ("Ascent" or the "Company"), is a drug development and marketing company focused exclusively on the pediatric market. The Company's strategy is to address unmet medical needs of children through the development of differentiated, proprietary products based on approved compounds with well known clinical profiles. Ascent is developing a range of pharmaceutical products, primarily for sale on a prescription basis, which are designed to improve upon currently available products for the most common pediatric illnesses through the application of the Company's drug delivery and reformulation technologies. By developing products based on currently approved drugs, rather than new chemical entities, Ascent believes that it can reduce regulatory and development risks and shorten the product development cycle. In addition, Ascent believes that market acceptance of its products will be enhanced by the familiarity of pediatricians with the compounds that serve as the basis of these products. The Company plans to introduce its first three products to the market in the second half of 1997 and has seven other principal products in development. The Company intends to market its products in the United States through a direct sales force focused exclusively on the pediatric market.



     In January 1997, the Division of Anti-Infective Drugs of the United States Food and Drug Administration (the "FDA") notified Ascent that it recommended approval of the Company's New Drug Application ("NDA") for Primsol trimethoprim solution, a prescription antibiotic for the treatment of ear infections in patients age six months to twelve years, with a label reflecting that Primsol solution would not be a product for first line therapy for this indication. Trimethoprim for the treatment of ear infections in children is currently available only in combination with a sulfa compound that is associated with allergic reactions. Primsol solution contains trimethoprim only and in clinical trials demonstrated a more favorable side effect profile than the combination therapy. Because of this improved side effect profile, the Company believes that pediatricians will be more likely to prescribe an antibiotic comprised only of trimethoprim for the treatment of ear infections in children than they historically have been to prescribe the combination therapy. In March 1997, the Company entered into an agreement with Upsher-Smith Laboratories, Inc. ("Upsher-Smith"), to acquire the currently marketed Feverall line of acetaminophen rectal suppository products. The Company plans to introduce Primsol solution and Feverall suppositories to the market in the second half of 1997, along with Pediamist, an over-the-counter nasal saline spray developed by Ascent that uses a metering device to facilitate pediatric use.


     In addition to these three products, the Company has seven other products in various stages of development. Prednisolone sodium phosphate syrup is a steroid for the treatment of inflammation, including inflammation resulting from respiratory conditions, for which the Company expects to file Abbreviated New Drug Applications ("ANDAs") with the FDA in the second half of 1997. Pediatemp acetaminophen controlled-release beads are an analgesic and antipyretic for the treatment of pain and fever for which the Company recently completed Phase III clinical trials and, subject to the results of these trials being satisfactory, plans to file an NDA in the second half of 1997. Pediavent albuterol controlled-release suspension is a bronchodilator for the treatment of asthma that currently is in Phase I clinical trials. Cromolyn sodium cream is a topical cream for the treatment of moderate to severe contact dermatitis, which is the subject of an effective Investigational New Drug ("IND") application and for which the Company plans to initiate Phase I clinical trials in the first half of 1997. Cromolyn sodium controlled-release nasal spray is a drug for the treatment of nasal allergies that is undergoing preclinical testing. The Company also is developing a line of over-the-counter cough/cold products and an over-the-counter acetaminophen controlled-release solution.

     Ascent believes that an important part of fulfilling its mission of becoming a leader in the development and marketing of pediatric pharmaceuticals is the establishment of a corporate identity. Accordingly, even before the launch of its first products, Ascent has initiated a program to familiarize pediatricians with the Ascent name. Ascent is establishing a domestic sales organization to promote the Company's products to high prescribing pediatricians, influential pediatricians and pediatric nurses. Ascent plans to supplement these activities with telemarketing, direct mail and advertisements in speciality pediatric journals. Ascent also intends to promote its products directly to managed care providers in order to obtain inclusion on these providers' formularies and has retained a consulting firm to assist it in this process.

     Ascent seeks competitive protection for its products in a variety of ways, including the creation of proprietary formulations using technologies, such as taste masking and controlled-release systems, that are covered by patents or patent applications owned by or licensed to the Company or its suppliers.

PEDIATRIC PHARMACEUTICAL INDUSTRY

     The United States market for prescription pharmaceutical products for children age 16 years and younger was estimated by Scott-Levin, a healthcare consulting firm ("Scott-Levin"), to be approximately $3.5 billion in 1996. This represents approximately a 9% compound annual growth rate over estimated 1992 sales of approximately $2.5 billion. According to Scott-Levin, in 1996, prescriptions written by pediatricians accounted for approximately 60% of total sales of pediatric prescription pharmaceuticals in the United States. The drugs most frequently prescribed by pediatricians were antibiotics, which accounted for approximately 35% of total 1996 United States prescription drug sales attributable to pediatricians, and beta agonist bronchodilators, which accounted for approximately 7% of such sales. Pediatricians also play a central role in recommending over-the-counter medications for children. Pain/fever medications are among the over-the-counter drugs most frequently recommended by pediatricians for children. FIND/SVP, a market research and consulting firm, estimates that sales of pediatric forms of pain/fever medications in the United States approximate $300,000,000 per annum.

     Despite the size and recent growth in the pediatric pharmaceutical market, pharmaceutical companies historically have concentrated their drug development efforts on the adult market or have pursued pediatric applications only as product line extensions. The Company believes that this lack of emphasis on the pediatric market has occurred for several reasons. First, because the pediatric pharmaceutical market historically has comprised only a small percentage of the total pharmaceutical market (approximately 5% of the total United States market in 1996), pharmaceutical companies have been reluctant to expend the time and resources required to develop products specifically targeted for children. Moreover, as the pharmaceutical industry has consolidated, many pharmaceutical companies have increasingly focused on the larger adult market. Secondly, pharmaceutical companies have been concerned that, if clinical trial results for a drug tested in children were to differ in an adverse manner from results in adults, the usage of the drug by adults could be adversely affected and the marketing approval of the drug might be jeopardized. Finally, without access to specialized trial sites and a network of pediatricians, it is difficult to recruit children to participate in clinical trials, as parents are reluctant to permit their children to take experimental medications.

     The Company believes that the relatively low number of drugs developed specifically for pediatric use has resulted in an opportunity for a drug development company dedicated exclusively to the pediatric market. Drug administration and patient compliance with dosage regimens are greater issues in treating pediatric patients than adult patients, particularly with respect to medications that have not been formulated for children. Specifically, children frequently dislike the taste and texture of liquids and chewable tablets, have difficulty swallowing oral tablets and often do not use inhalers correctly. In addition, children and their caregivers often find it difficult to comply with dosing regimens that are complex or require frequent administration, which can interrupt sleep, or special handling of the drug, such as refrigeration. All of these problems can cause either missed doses or incorrectly administered doses, which may decrease the therapeutic success of the treatment. The Company believes that it can address many of these compliance and drug administration problems through the application of its taste masking, controlled-release and other drug delivery and formulation technologies to approved compounds in order to design products specifically for children.

     The limited number of pharmaceuticals approved for pediatric use has also resulted in physicians prescribing certain drugs for children on an off label basis, with the dosages for children extrapolated from clinical studies performed in adults. Undesirable side effects and variations in therapeutic efficacy may result when a drug formulated for an adult is administered to a child. The Company believes that pediatricians will be more willing to prescribe products that have been the subject of pediatric clinical trials because of the availability of specific efficacy and safety information with respect to the effect of the drug on pediatric patients.

     The Company believes that the federal government, and in particular the FDA, is increasingly focused on encouraging pharmaceutical companies to develop drugs for the pediatric market and to conduct clinical trials in children. The federal government enacted the Orphan Drug Act in 1983 to provide incentives to pharmaceutical manufacturers to develop products to treat diseases which affect limited patient populations, including certain pediatric diseases. Moreover, in 1994, the FDA finalized the pediatric labeling rule, which mandates that, if an approved drug is used on an off label basis in pediatric populations, then the company marketing such drug must either apply to the FDA for proper labeling for the pediatric indication (which could require clinical trials) or advise the FDA as to why it would not seek such labeling. In 1994, the FDA also modified its policy on new drug applications to require a company to indicate in its NDA submission whether the drug has potential application to pediatric populations and, if the company is not conducting clinical trials on children, its reasons for not conducting such trials.

     Pediatricians are the primary physician specialty treating children. According to a survey of members of the American Academy of Pediatrics, in 1996 there were approximately 28,000 pediatricians in the United States with direct patient care as their primary professional activity. The survey indicated that most of these pediatricians practiced in or near urban or suburban centers and that more than 80% of respondents were in group practices. The Company believes that nurses in pediatricians' offices also play an important role in recommending pharmaceuticals for children. The Company believes that pediatricians and pediatric nurses are not targeted as frequently for pharmaceutical detailing as specialists in other areas because the pediatric pharmaceutical market has not been a primary focus for most major pharmaceutical companies.

     More than 60% of patients in the United States are covered by a managed care program, such as a health maintenance organization, preferred provider organization or state Medicaid program. However, the Company believes that managed care has not played as great a role to date in pediatrics as it has in other areas of medicine because pediatric medical problems generally do not entail chronic or expensive treatments. The pharmaceuticals prescribed for childhood diseases, such as antibiotics, generally are relatively inexpensive and typically are used for only a short period of time. For manufacturers of pediatric pharmaceuticals, the key concern with respect to managed care is obtaining inclusion of their products on formularies, the lists of pharmaceuticals that managed care providers maintain for products that have been approved for use and reimbursement. In determining whether to include a product on their formularies, managed care providers consider such factors as the therapeutic characteristics, economic benefits and level of usage of the product. Because Ascent is designing its products to improve patient compliance or to substitute for products with less favorable side effect profiles, the Company believes that its products will appeal to managed care providers by producing fewer treatment failures than competitive products, thereby lowering healthcare costs.

ASCENT'S STRATEGY

     Ascent's objective is to be a leader in the development and marketing of improved and differentiated pediatric pharmaceuticals. The Company is developing a broad product line of proprietary products that are based on approved compounds with well known clinical profiles. Ascent seeks to improve these compounds by reducing their dosing frequency, increasing their palatability, improving the method of administration or developing them as substitutes for products with less favorable side effect profiles, all with the goal of increasing patient compliance, improving therapeutic results or reducing side effects. Key elements of Ascent's strategy include:

     Focus Exclusively on Pediatric Market. Ascent's business is focused exclusively on developing pharmaceuticals for children and marketing these products to pediatricians, pediatric nurses and other pediatric caregivers. The United States market for prescription pharmaceutical products for children age 16 years and under was estimated to be approximately $3.5 billion in 1996. The Company believes that this market has been underserved in comparison with the adult pharmaceutical market in terms of both development of specially designed products and targeted promotion and represents an attractive market opportunity.

     Select Products Based on Market Needs. Ascent actively evaluates the pediatric pharmaceutical industry on an ongoing basis to assess product usage and to identify unmet medical needs of children, particularly for prescription drugs for the most common pediatric illnesses. Ascent's program to identify pediatric product opportunities includes conducting focus groups with pediatricians, pediatric nurses and parents, consulting with the Company's scientific and medical advisors and evaluating drug delivery and other technical developments for their applicability to the field of pediatric pharmaceuticals. Ascent uses this information to select compounds as product development candidates that it believes may be improved through the application of its technologies and reformulation expertise and then successfully commercialized.

     Develop Proprietary Formulations of Approved Compounds. Ascent selects as product candidates approved compounds that have well known clinical profiles and are not covered by third party patents. By developing products based on approved compounds rather than new chemical entities, the Company believes that it can reduce regulatory and development risks and shorten the product development cycle. In addition, Ascent believes that market acceptance of its products will be enhanced by the familiarity of pediatricians with the drugs that serve as the basis of these products.

     Establish a Corporate Identity for Ascent in the Pediatric Market. Ascent believes that an important part of fulfilling its mission of becoming a leader in the development and marketing of pediatric pharmaceuticals is the establishment of a corporate identity. Accordingly, even before the launch of its first products, Ascent has initiated a program to familiarize pediatricians with the Ascent name. This program began at the fall 1996 annual meeting of the American Academy of Pediatrics and includes a direct mail campaign and journal advertising directed at private pediatricians. The Company believes that establishing a corporate identity will distinguish it from its competitors and accelerate market awareness and penetration of its products.

     Create a Specialty Pediatric Sales Force. Ascent intends to market its products in the United States through a direct sales force focused exclusively on the pediatric pharmaceutical market. Ascent is establishing its domestic sales organization in anticipation of the scheduled introduction in the second half of 1997 of the Company's initial three products. Because pediatricians and pediatric nurses are concentrated in group practices in urban and suburban centers and advertising may be disseminated through a limited number of specialty pediatric publications, Ascent believes that it can reach much of the domestic pediatric market with a moderately sized sales force and carefully controlled marketing expenditures.


     Acquire or In-License Additional Pediatric Products. Ascent intends to acquire or in-license from third parties pediatric pharmaceuticals that permit it to extend its product lines and leverage its marketing and sales capabilities. Ascent is particularly seeking prescription pharmaceuticals that either already have features that increase patient compliance, improve therapeutic efficacy or reduce side effects or that can be further developed by Ascent to incorporate such features through the application of the Company's technologies. Ascent believes that its exclusive focus on the pediatric market may facilitate its efforts to acquire product rights from third parties. As an example of this strategy, in March 1997, the Company entered into an agreement to purchase the Feverall line of acetaminophen rectal suppository products from Upsher-Smith.


     Establish Collaborations for International and Adult Markets. Ascent plans to enter into licensing and distribution arrangements for the marketing and sale of its products in international markets to leverage the established international marketing, sales and distribution capabilities of third party collaborators. Ascent plans to enter into similar arrangements with respect to any adult applications of its products.

     Obtain Competitive Protections. Ascent seeks to protect many of its products by applying for use or formulation patents or employing technologies that are covered by patents or patent applications owned by or licensed to the Company or its suppliers. In addition, some of Ascent's products will require NDA approval. Competition for such products may be limited by clinical and formulation development challenges and, in certain cases, three-year protection against approval of a potential competitor's ANDA under the Drug Price Competition and Patent Term Restoration Act of 1984 (the "Waxman-Hatch Act"). Ascent also seeks to keep confidential as a trade secret important know-how involved in the formulation and production of certain of its products. Finally, Ascent applies for trademark registrations to protect the brand recognition of its products and, to date, has been issued six registered United States trademarks.

ASCENT TECHNOLOGIES

     Ascent is developing therapeutic pharmaceutical products that are designed to be more appropriate for pediatric patients. Ascent has developed internally or acquired rights through in-licensing or supply arrangements to a range of technologies that it applies in its product development efforts. These technologies include:

     Taste masking. Ascent has developed technology to mask the objectionable or unpleasant taste of various common ingredients used in pediatric pharmaceuticals. The Company believes that a drug's taste is a critical factor in pediatric patient compliance, particularly when frequent dosing is required. The Company is applying its taste masking technology to liquid dosage forms of product candidates because of the widespread use of liquids in the pediatric pharmaceutical market. The Company believes that this technology also may be applicable to solid dosage forms. Ascent's taste masking technology is based on a complex three-tiered system that entails dissolving the drug through the addition of a polymer, adding carefully selected debittering agents to neutralize the taste and then adding pleasant flavors which are compatible with the physical characteristics of the formulation.

     Controlled-release. Ascent has developed its own controlled-release technology and has in-licensed controlled-release technology from a third party. In general, these technologies involve coating the active drug with certain approved substances in a manner that allows the substance to be released in the patient at specific rates over time. The controlled-release manufacturing procedures also provide certain taste masking characteristics to the product. Ascent is applying these technologies to reduce the dosing frequency and, in some cases, improve the taste of its products, in order to increase patient compliance.

     Transdermal delivery. Ascent has licensed rights to a transdermal enhancer for certain topically applied drugs. The enhancer is designed to increase the efficacy and onset of activity of these drugs, which are limited because of their inability to be absorbed through the skin. The Company believes the active compound in this enhancer will facilitate the transport of these drugs into the skin by changing the structure of the lipid layer in the skin to permit absorption.

     Bioadhesion. Ascent is using commercially available bioadhesives to deliver topical drugs in a manner that is designed to enhance the efficacy of the active ingredient. Bioadhesives are substances, such as polymers, which are mixed with drugs in order to anchor the drug to the mucous layer of tissue. When a drug is so anchored, the body's normal clearance mechanism is slowed, thereby permitting the drug to have a more rapid and prolonged effect, which may reduce dosing frequency.

     Intranasal delivery device. Ascent has developed a product using a metering device supplied by a third party that facilitates intranasal use in pediatric patients by delivering a small volume of fluid under low pressure. Because the metering device delivers 20% of the amount of solution delivered by most high volume metered systems, there is less drainage of excess solution from the nose. The Company believes that this device will increase product acceptance among children and assure delivery of a consistent volume of spray.

     The following table lists the technologies described above, the principal benefit being sought and the products or product candidates to which Ascent is applying these technologies.

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          TECHNOLOGY                ANTICIPATED BENEFIT                     PRODUCT
--------------------------------------------------------------------------------------------------
  Taste masking                  Improved taste               Primsol trimethoprim solution
                                                              Prednisolone sodium phosphate syrup
                                                              Cough/cold products

  Controlled-release             Reduced dosing frequency     Pediatemp acetaminophen beads
                                                              Pediatemp acetaminophen liquid
                                                              Pediavent albuterol suspension

  Transdermal delivery           Improved efficacy            Cromolyn sodium cream

  Bioadhesion                    Improved efficacy            Cromolyn sodium nasal spray

  Intranasal delivery device     Ease of administration       Pediamist nasal saline spray
--------------------------------------------------------------------------------------------------

PRODUCTS AND PRODUCTS UNDER DEVELOPMENT

     The following table lists the principal products developed or currently under development by the Company or that the Company has agreed to acquire. This table is qualified in its entirety by reference to the more detailed descriptions of these products elsewhere in this Prospectus.

-----------------------------------------------------------------------------------------------
        PRODUCT             INDICATION        DEVELOPMENT STATUS(1)      KEY FEATURES
-----------------------------------------------------------------------------------------------
  Primsol              Acute middle ear       NDA recommended for    Reduced toxicity
  trimethoprim         infections             approval in January    profile; pleasant
  solution                                    1997(2)                tasting liquid

  Feverall             Pain and fever         Currently marketed     Alternate form of
  acetaminophen                                                      administration
  rectal
  suppositories(3)

  Pediamist nasal      Nasal dryness          Developed; no FDA      Low pressure and
  saline spray                                approval required      volume spray; reduced
                                                                     stinging

  Prednisolone sodium  Inflammation,          ANDA filings expected  Significant taste
  phosphate syrup      including respiratory  in second half of      improvement
                       problems               1997

  Pediatemp            Pain and fever         Phase III clinical     Reduced dosing
  acetaminophen                               trials completed; NDA  frequency; improved
  controlled-release                          filing expected in     taste
  beads                                       second half of 1997

  Pediavent albuterol  Asthma                 Phase I clinical       Reduced dosing
  controlled-release                          trials                 frequency; improved
  suspension                                                         taste

  Cromolyn sodium      Moderate to severe     Phase I clinical       Alternative to
  cream                contact dermatitis     trials expected in     steroids
                                              first half of 1997

  Cromolyn sodium      Nasal allergies        Preclinical            Alternative to
  controlled-release                                                 steroids; reduced
  nasal spray                                                        dosing frequency
-----------------------------------------------------------------------------------------------

(1) Preclinical. A compound is undergoing testing and being evaluated in relevant assays and/or animal models to assess potential product characteristics, safety and utility.

    Phase I clinical trials. The product is administered to a limited number of healthy human subjects or patients and tested for pharmacokinetics (absorption, metabolism, distribution and excretion), pharmacologic action, dose response, safety and, if possible, early evidence of effectiveness.

    Phase II clinical trials. The product is administered to a limited patient population to (i) evaluate the effectiveness for specific indications and
    (ii) identify possible short-term adverse effects and safety risks.

    Phase III clinical trials. The product is administered to an expanded patient population to (i) further test the product for safety, (ii) further evaluate clinical effectiveness and (iii) provide an adequate basis for labeling.

    ANDA. Abbreviated New Drug Application to the FDA for marketing approval relating to a new drug that is the same as a drug for which the FDA has already approved an NDA and whose patent and marketing exclusivity periods have expired.

    NDA. New Drug Application to the FDA for marketing approval for a new drug for which an ANDA is not permitted.

(2) Ascent has filed a second NDA covering a more concentrated formulation of Primsol solution. Ascent plans to introduce this more concentrated formulation as the Primsol solution product that it brings to market. If approval of the NDA for this more concentrated formulation is significantly delayed, the Company intends to introduce the original formulation.


(3) This product line is the subject of an executed asset purchase agreement. The closing is scheduled for July 1997.

     The Company has conducted a number of clinical trials of its product candidates in children. The Company plans to continue to conduct such trials, both in situations in which the trials are required by the FDA and in which the Company believes that the clinical trial data will be of assistance in marketing the product to pediatricians. The need to conduct clinical trials in children under applicable FDA rules is determined on a product-by-product basis. In some circumstances, the FDA may accept safety and efficacy data that are extrapolated from adults in support of regulatory approval applications in children.

     Because the Company's products are not based on new chemical entities, Ascent believes that it can reduce regulatory and development risks and shorten the product development cycle. As to certain product candidates, the Company expects to be permitted to file an ANDA instead of an NDA. An ANDA is less complex than an NDA, and, in some circumstances, only limited clinical trial data or no clinical trial data are required for the application. For products that contain active ingredients that have received FDA approval, after expiration of any applicable patents and period of statutory protection under the Waxman-Hatch Act, Ascent may use data from the NDA of the "pioneer" drug concerning the safety and efficacy of the drug substance in support of its NDA or ANDA. Finally, many nonprescription products do not require FDA pre-marketing approval if the product is within an applicable FDA Over-the-Counter Drug Monograph ("OTC Monograph"). See "Government Regulation."

  Primsol Trimethoprim Solution

     Ascent has developed Primsol trimethoprim solution, containing the antibiotic trimethoprim, as a prescription drug for the treatment of acute otitis media ("AOM"), or middle ear infection, in children age six months to twelve years. Trimethoprim for the treatment of AOM in children is currently only available in combination with the sulfa compound sulfamethoxazole. The sulfa component of this combination therapy is associated with allergic reactions that may be severe, or even fatal. In clinical trials conducted by the Company, Primsol solution, which does not contain this sulfa component, was shown to be as effective as the combination therapy for the treatment of AOM in children, but with a more favorable side effect profile. Because of this improved side effect profile, the Company believes that pediatricians will be more likely to prescribe an antibiotic comprised only of trimethoprim for the treatment of AOM in children than they historically have been to prescribe the combination therapy. In January 1997, the Division of Anti-Infective Drugs of the FDA notified Ascent that it recommended approval of the Company's NDA for Primsol solution for the treatment of AOM in children age six months to twelve years, with a label reflecting that Primsol solution would not be a product for first line therapy for this indication. Ascent plans to introduce Primsol solution in the second half of 1997, along with Feverall acetaminophen rectal suppositories and Pediamist saline nasal spray.

     Acute infections are the most frequent illness treated by pediatricians. AOM is the most common of these infections. By three years of age, approximately 80% of children in the United States have developed at least one ear infection. In 1996, there were approximately 26,000,000 pediatric patient visits to doctors in the United States for the treatment of AOM.

     There are a number of currently available antibiotics for the treatment of AOM in children. Most pediatricians initially prescribe amoxicillin, a form of penicillin, unless the patient is allergic to the drug or the drug has previously failed to provide a therapeutic effect in the patient. In such cases, the pediatrician selects a second line antibiotic from a series of alternative choices, including the trimethoprim/sulfa compound combination therapy (sold under brand names such as Bactrim and Septra), cephalosporins (such as Ceclor), a combination of amoxicillin and clavulanic acid (such as Augmentin) or newer macrolides (such as Zithromax or Biaxin).

     Scott-Levin estimates that the United States market for liquid antibiotics for the treatment of AOM was approximately $371,000,000 in 1996. Of such amount, approximately $54,500,000 was from the sale of amoxicillin (reflecting approximately 11,200,000 prescriptions), approximately $11,900,000 was from the sale of trimethoprim/sulfa compound combination products (reflecting approximately 3,100,000 prescriptions) and approximately $304,600,000 was from the sale of other liquid antibiotics (reflecting approximately 8,900,000 prescriptions), including cephalosporins and macrolides. The Company believes that almost all liquid antibiotics are taken by children.

     Ascent has developed Primsol solution as an antibiotic containing trimethoprim only, thereby eliminating the potential for an allergic response to the sulfa component of the combination product. Ascent has sought to facilitate administration of this product by formulating it as an oral solution. Because Primsol solution does not need to be shaken prior to administration, it does not suffer from problems associated with suspensions, such as dose inconsistency. The Company plans to market Primsol solution as a second line of therapy to amoxicillin and as an alternative to trimethoprim combination products such as Bactrim and Septra. Ascent believes that Primsol solution also may be an attractive alternative to other antibiotics, such as cephalosporins and newer macrolides, for pediatricians and managed care providers because the Company plans to offer Primsol solution at a price that is significantly lower than the current market prices of these other antibiotics.

     In December 1995, Ascent completed multicenter Phase III clinical trials of Primsol solution for the treatment of AOM and uncomplicated urinary tract infection ("UTI") in children age six months to twelve years. These clinical trials, which included over 500 children, compared Primsol solution with a commercially available trimethoprim/sulfamethoxazole combination therapy. Primsol solution proved to be as clinically effective as the combination therapy in alleviating the signs and symptoms commonly associated with AOM or uncomplicated UTI. No statistically significant differences were noted in response rates of evaluable pediatric patients receiving either Primsol solution or the combination therapy, and the bacteriologic cure rates were similar for both types of therapies. However, there were statistically significantly fewer treatment related side effects reported with Primsol solution than with the combination therapy, particularly a lower incidence of skin rash.

     Based on the January 1997 notice of recommended approval from the FDA and subsequent discussions with the FDA, Ascent expects to receive marketing approval from the FDA for Primsol solution for the treatment of AOM in children age six months to twelve years in the first half of 1997. The Company is currently in discussions with the FDA with respect to the appropriate labeling for Primsol solution for this indication. However, the FDA has not yet granted such marketing approval, and there can be no assurance that such approval in fact will be granted or as to the timing thereof.

     In October 1996, Ascent filed a second NDA with the FDA covering a more concentrated formulation of Primsol solution. Ascent expects that the NDA with respect to this second formulation will receive substantially the same approval for the treatment of AOM in children age six months to twelve years as the first formulation and that the FDA will grant such approval at approximately the same time as it approves the first NDA. Accordingly, Ascent plans to introduce this more concentrated formulation as the Primsol solution product that it brings to market. If the Company does not receive approval of its NDA for this more concentrated formulation on a timely basis, the Company would introduce the first formulation as the Primsol solution product that it brings to market.

     The FDA granted Ascent marketing approval for Primsol solution for the treatment of uncomplicated UTI in patients twelve years and older in June 1995. While AOM is the Company's primary target market for Primsol solution due to its size, Ascent filed a supplemental NDA for the use of Primsol solution to treat uncomplicated UTI in children age six months to twelve years. The FDA did not approve Ascent's supplemental NDA for the treatment of this indication in this pediatric patient population because it believed that the Company's clinical trials did not involve a sufficient number of uncomplicated UTI subjects. The Company is engaged in discussions with the FDA as to the approvability of its Primsol solution supplemental NDA for the treatment of uncomplicated UTI in this pediatric population.

     Ascent has submitted a request to the FDA for three years of protection under the Waxman-Hatch Act against the approval of a competitor's ANDA for the treatment of AOM and uncomplicated UTI in children age six months to twelve years which is based on the Company's clinical trial results.

  Feverall Acetaminophen Suppositories


     Ascent has entered into an agreement with Upsher-Smith to purchase Upsher-Smith's Feverall line of over-the-counter acetaminophen rectal suppositories for the treatment of pain and fever. The closing of this acquisition is scheduled for July 1997. The Company plans to begin marketing the Feverall suppositories product line in the second half of 1997, along with Primsol trimethoprim solution and Pediamist nasal saline spray. Acetaminophen rectal suppositories are used in patients, primarily children or adolescents, who cannot take acetaminophen orally as a result of regurgitation caused by influenza or an inability to tolerate the taste of currently available liquid forms of acetaminophen. The Feverall suppositories product line is covered by an effective NDA and currently is being marketed by Upsher-Smith. Ascent will not require any additional approval from the FDA in order to continue marketing the Feverall suppositories product line.

     IMS America, Ltd., a marketing research firm ("IMS"), estimates that the 1995 United States pediatric market for acetaminophen rectal suppositories was approximately $5,800,000. Upsher-Smith introduced Feverall suppositories to the market in 1989 and offers a product line of four strengths, 80 mg, 160 mg, 325 mg and 650 mg. Upsher-Smith's 1996 net sales of this product line were $3,877,000. See "Financial Statements -- A Product Line of Upsher-Smith Laboratories, Inc. -- Statement of Net Sales and Identified Costs and Expenses of the Product Line to be Acquired by Ascent Pediatrics, Inc." Other acetaminophen rectal suppositories currently on the market in the United States include "Acephen," which is marketed by G&W Laboratories, and "Neopap," which is marketed by PolyMedica Industries, Inc., as well as certain generic brands.


     Ascent has contracted to acquire this product line because this dosage form of acetaminophen permits administration to children who would otherwise be unable to take the drug. In recent years, Upsher-Smith has promoted this product line primarily through the use of advertising and two-month telemarketing programs during the fall of each year. Ascent believes that it is possible to increase market penetration for this product line through personal sales calls to pediatricians and pediatric nurses, although there can be no assurance that Ascent will be successful in doing so. In addition, under the acquisition agreement, Ascent will be permitted to use the Feverall trademark in connection with the other acetaminophen products that it is currently developing. Ascent believes that the name recognition of this trademark will be useful in marketing these other acetaminophen products and in enhancing the Company's profile in the pediatric market generally.



     The purchase price for this product line and certain related assets, including the Feverall trademark, is $11,500,000 plus the cost of certain related inventory (estimated to be approximately $300,000). The Company is required to pay $6,000,000 plus the inventory cost at the closing of the acquisition (of which $250,000 previously was paid as a nonrefundable deposit) and to pay the balance no later than February 1998. Subject to the occurrence of the closing, Upsher-Smith has agreed to supply the Company with its requirements of Feverall acetaminophen rectal suppositories, and the Company has agreed to purchase from Upsher-Smith all amounts of such product as it may require, for a period of five years.



     Although the acquisition of the Feverall suppositories product line and related arrangements are the subject of executed contracts, there are a number of conditions to closing, and there can be no assurance that these conditions will be satisfied and that Ascent will acquire this product line or that the terms of the acquisition will not change prior to closing.


  Pediamist Nasal Saline Spray

     Ascent has completed development of Pediamist nasal saline spray, an over-the-counter product to relieve nasal dryness associated with low humidity. This product is administered by a metering device that the Company believes is particularly appropriate for use by children. The Company plans to introduce Pediamist to the market in the second half of 1997, along with Primsol trimethoprim solution and Feverall acetaminophen rectal suppositories. No FDA pre-marketing approval is required for Ascent to market this product in the United States.

     Pediatricians frequently recommend nasal saline sprays instead of decongestant sprays because decongestant sprays contain vasoconstrictors that can cause "rebound," a phenomenon in which nasal congestion resulting from the use of the drug is more intense than the original symptoms. Nasal saline sprays are often an effective alternative therapy for this indication and are widely recognized as safe. IMS estimates that the 1993 United States market for nasal saline sprays (both adult and pediatric) was approximately $11,500,000.

     There are a number of nasal saline spray products that are currently available for nasal dryness associated with low humidity. All of these products are designed primarily for use by adults and deliver a high volume of spray at high pressure through a device sized for adult nasal openings. Moreover, certain of these products are formulated with materials that are known to cause local stinging.

     Pediamist nasal spray is administered by a metering device specifically designed to deliver saline solution in a low volume fine mist under low pressure. This device includes a special actuator that determines the volume and pressure of the saline to be delivered. Because the Pediamist nasal spray device delivers approximately 20% of the amount of saline solution delivered by most high volume metered systems, there is less drainage of excess saline from the nose. The Company believes that this device will increase product acceptability among children and assure delivery of a consistent volume of spray. Ascent has formulated Pediamist nasal spray with glycerine to reduce stinging.

  Prednisolone Sodium Phosphate Syrup

     Ascent is developing a prednisolone sodium phosphate syrup as a prescription steroid for the treatment of inflammation associated with a variety of diseases, principally those of the respiratory system, such as asthma and bronchitis. Currently available liquid steroid products for the treatment of inflammation have a very unpleasant taste. As a result, compliance problems frequently result, even though these products are used for the treatment of serious and, in some cases, life threatening diseases. Ascent has applied its taste masking technology to develop a prednisolone syrup product with a pleasant taste. Ascent plans to file ANDAs with the FDA in the second half of 1997 for two strengths of this product.

     Scott-Levin estimates that in 1996 approximately 3,000,000 prescriptions for liquid steroids were written in the United States, of which approximately 56% were written by pediatricians, and that the 1996 United States pediatric market for liquid steroids was approximately $20,700,000. The Company believes that almost all liquid steroids are taken by children.

     A number of currently available steroids are widely used in pediatrics because of the anti-inflammatory properties of these drugs. Physicians generally prefer prednisolone and prednisone to other products due to the greater margin of safety of these two drugs and generally prefer prednisolone to prednisone because prednisolone is more reliable, particularly if the patient suffers from certain liver disorders.

     Certain currently available liquid steroid brands are available only in a 5mg/5ml strength, which Ascent believes limits their application. Ascent is developing prednisolone syrup in both 5mg/5ml and 15mg/5ml strengths. Ascent has conducted two pediatric studies for marketing purposes to compare the taste of its product with that of a currently-marketed prednisolone liquid product. In the study testing the 15mg/5ml strength against an existing product with the same strength, 23 of the 24 participating children preferred the taste of the Ascent product; in the study testing the 5mg/5ml strength against an existing product with the same strength, 16 of the 24 children participating preferred the taste of the Ascent product, although the results of this second study were not considered to be statistically significant due to the number of participants. Ascent is not required to perform any clinical trials of this product prior to filing an ANDA.

  Pediatemp Acetaminophen Controlled-Release Beads

     Ascent is developing Pediatemp acetaminophen controlled-release beads as an over-the-counter product for the treatment of pain and fever in children. The Company has designed this product to permit dosing every eight hours, rather than the four hours required by currently available products. Ascent recently completed Phase III clinical trials of this product and, subject to the results of these clinical trials being satisfactory, plans to file an NDA in the second half of 1997.

     FIND/SVP estimates that sales of pediatric forms of pain/fever medications in the United States approximate $300,000,000 per annum. There are a number of currently available acetaminophen products for the treatment of pain and fever in children. Most of these products are in the form of a liquid or chewable tablet. The product with the largest market share in the United States is Tylenol liquid for children. None of the pediatric products currently on the market is available in a controlled-release formulation. Accordingly, these products are absorbed quickly from the gastrointestinal tract into the blood and quickly cleared from the body, necessitating dosing every four hours. As a result, if administered at bedtime, the patient needs an additional dose before morning. If administered during the day, parents often must rely on school nurses or day care providers to administer the medication. In addition, under the applicable FDA OTC Monograph, only five doses of acetaminophen may be given in each 24-hour period. Therefore, if the medication requires four hour dosing, treatment may only be given for 20 hours in each 24-hour period.

     Ascent is developing Pediatemp beads with a proprietary controlled-release technology that releases the acetaminophen at specific rates over time in order to provide a therapeutic effect (reduction in fever and pain) for eight hours. Ascent believes that dosing every eight hours may significantly increase compliance and permit therapeutic coverage for the full 24-hours of each day. To facilitate administration, Ascent has formulated this product in the form of small beads that either can be sprinkled on a food that is appealing to the child, such as applesauce, or delivered in a liquid, such as water.

     Ascent has completed three Phase I definitive pharmacokinetic trials comparing Pediatemp beads to Tylenol extended relief caplets and immediate release Tylenol tablets. These trials involved 63 healthy adults. In these trials, Pediatemp beads exhibited equivalent bioavailability to the Tylenol product to which they were compared.

     In December 1996, Ascent completed a Phase III clinical trial that evaluated Pediatemp beads for the reduction of dental pain. This study was conducted in 125 adults and was double blinded, with the control group receiving an equivalent amount of Tylenol extended relief caplets. A single dose was administered to each patient over an eight-hour period. The data from this study are currently being analyzed. A second Phase III clinical trial of this product for the treatment of fever in children commenced in June 1996 and was completed in February 1997. This study involved 100 febrile children between the ages of two and eleven years old. In this second Phase III clinical trial, Pediatemp beads were compared on a double blinded basis with an immediate release presentation of acetaminophen for efficacy (reduction in fever) and safety. The data from this study also are currently being analyzed.

     An NDA will need to be approved by the FDA for Ascent to market this product in the United States. Ascent expects to submit a request to the FDA for three years of protection under the Waxman-Hatch Act against the approval of a competitor's ANDA for the treatment of pain and fever in children under 12 years of age which is based on the Company's clinical trial results.

  Pediavent Albuterol Controlled-Release Suspension

     Ascent is developing Pediavent albuterol controlled-release suspension as a prescription product for the treatment of asthma. Ascent is formulating the product in a controlled-release suspension to permit twice-a-day administration and to mask the normal bitterness of albuterol. Ascent is conducting Phase I clinical trials of this product.

     Asthma is the leading cause of pediatric hospital admissions. It is a debilitating disease that causes swollen and inflamed airways that are prone to constrict suddenly and violently. Asthmatic attacks can be life-threatening and, in some cases, fatal.

     A common treatment for asthma is the administration of a beta agonist bronchodilator, of which albuterol is the most widely prescribed. Scott-Levin estimates that the 1996 United States pediatric market for all forms of beta agonists was approximately $178,800,000, with liquid forms comprising approximately 15% of this market ($26,500,000). Albuterol is available in various dosage forms, including tablets and liquids, which are generally used for chronic administration, and inhalers, which are generally used for acute incidents. Tablet formulations are typically not used by young children, as they are difficult to swallow and must be administered every four or eight hours. The only currently available controlled-release tablet (Volmax) is not approved for use in patients under 12 years of age. Liquid albuterol formulations have an unpleasant taste and must be dosed three to four times per day.

     Ascent is developing its albuterol product as a suspension in the form of granules which contain the drug in a coating. The coating allows the albuterol to be released at a specific controlled rate and masks the normal bitterness of the drug. To enhance patient compliance, the Company is designing this product for twice-a-day administration.

     In 1995, Ascent conducted Phase I open-label, single dose pharmacokinetic studies of this product in Europe comparing this product's bioavailability profile with that of Volmax. These studies involved 12 healthy adult subjects at one site. The results of this study indicated that the pharmacokinetics of two of the formulations being developed by Ascent were indistinguishable from Volmax in terms of bioavailability. Ascent initiated a Phase I clinical trial in the United States involving 12 healthy adults in February 1997 to seek to confirm the results of the European bioavailability study. If the results of the Phase I clinical trial are satisfactory, the Company plans in the second half of 1997 to initiate pivotal pharmacokinetic Phase I clinical trials involving 65 adults and children as well as a pivotal Phase III clinical trial involving 50 children.

     An NDA will need to be approved by the FDA for Ascent to market this product in the United States. Ascent plans to submit a request to the FDA for three years of protection under the Waxman-Hatch Act against the approval of a competitor's ANDA for the treatment of asthma in children under 12 years of age which is based on the Company's clinical trial results.

  Cromolyn Sodium Cream

     Ascent is developing cromolyn sodium cream as a prescription drug for symptoms associated with moderate to severe contact dermatitis caused by exposure to poison ivy or oak, insect bites and bee stings and other allergic and non-allergic reactions. Ascent is designing this product as an alternative to prescription topical steroids. Ascent's IND for this product became effective in January 1997. The Company expects to commence Phase I clinical trials in the first half of 1997.

     Scott-Levin estimates that the 1996 United States market for pediatric prescription topical steroids was approximately $42,000,000. Steroids are the primary medication prescribed by physicians for the treatment of contact dermatitis. Even when applied topically, steroids may be absorbed systemically and have unfavorable side effects. Ascent believes that pediatricians prescribe steroids for topical use by children because these drugs are effective and no viable alternative exists. Such pediatric use is off label, because the labelling of all of these drugs specifies that they are not for use in children.

     Cromolyn sodium has wide use and acceptance for both children and adults in other dosage forms for the treatment of conditions that have an allergic element (e.g., asthma, allergic rhinitis, allergic conjunctivitis and intestinal mastocytosis). Ascent is developing cromolyn sodium as a topical cream because contact dermatitis has a similar allergic element as these other conditions. To date, cromolyn sodium has not been used topically because it is not readily absorbed through the skin. Ascent has formulated this product with a transdermal enhancer to facilitate the transport of the cromolyn sodium into the skin. Ascent believes that a medication for moderate to severe contact dermatitis that does not use a steroid would be attractive to pediatricians.

     Ascent is scheduled to conduct two Phase I clinical trials of this product beginning in the first half of 1997. Each of these trials will involve 12 healthy adult volunteers and compare Ascent's topical cromolyn sodium cream with a placebo. These trials will be conducted at a single site and be double blinded. One study will involve the effect of cromolyn sodium cream as a prophylactic, and the second will evaluate this product as a treatment in a chemically-induced contact dermatitis.

     An NDA will need to be approved by the FDA for Ascent to market this product in the United States. Ascent plans to submit a request to the FDA for three years of protection under the Waxman-Hatch Act against the approval of a competitor's ANDA for the treatment of moderate to severe contact dermatitis in children under 12 years of age which is based on the Company's clinical trial results.

  Cromolyn Sodium Controlled-Release Nasal Spray

     Ascent is developing a cromolyn sodium controlled-release nasal spray as a prescription product for the prevention of allergic rhinitis associated with conditions such as hay fever. Ascent's goal is to develop a product that will require administration only once or twice per day and achieve a therapeutic effect in a significantly shorter time than existing cromolyn sodium nasal sprays. Ascent is conducting preclinical tests of this product.

     There are a number of currently available therapies for the treatment of allergic rhinitis in children, including topical steroids, which can be absorbed systemically, leading to potentially serious side effects, and oral antihistamines, which require systemic administration. Scott-Levin estimates that the 1996 United States pediatric market for nasal steroids was approximately $54,000,000. In addition, a cromolyn sodium nasal spray is marketed for this indication under the name Nasalcrom. Nasalcrom requires a frequent dosing regimen (four to six times per day) along with an extended time (up to three weeks) to obtain a beneficial effect, which often leads patients to become non-compliant or prematurely terminate their therapy. Scott-Levin estimates that the 1996 United States pediatric market for Nasalcrom was approximately $6,500,000.

     Ascent is seeking to develop a cromolyn sodium nasal spray for this indication because of the safe side effect profile of cromolyn sodium and to avoid systemic administration. Ascent is formulating its product candidate with a bioadhesive polymer which it believes will provide a longer nasal residence time for the cromolyn sodium, thereby optimizing the drug action. An NDA will need to be approved by the FDA for Ascent to market this product in the Untied States.

  Other Programs

     In addition to the products and product development programs described above, the Company also is engaged in the development of a number of other pediatric pharmaceutical products. These programs include the following:

     Cough/Cold and Other OTC Products. Ascent is developing a line of improved flavor over-the-counter cough/cold products. Many of the over-the-counter products for the treatment of coughs and congestion due to colds and influenza contain the active ingredients guaifenisen, dextromethorphan or the decongestant pseudoephedrine, which have a bitter taste.

     Ascent is applying its taste masking technology to the development of a line of cough/cold products containing guaifenisen, dextromethorphan and pseudoephedrine. Ascent already has completed the development of a guaifenisen cough syrup. In a taste study involving 81 children age three to six years comparing Ascent's cough syrup containing guaifenisen to Robitussin, a leading liquid guaifenisen product, the participants showed a statistically significant preference for Ascent's product.

     The Company believes that it is preferable to introduce its cough/cold products to the market as an integrated product line. Accordingly, Ascent does not plan to introduce its guaifenisen cough syrup until it has completed development of additional products, which the Company estimates will occur no sooner than late 1999. Because these products are being formulated within the applicable FDA over-the-counter monographs, Ascent expects that they will not require FDA approval prior to marketing.

     In addition to these cough/cold products, Ascent also is developing other products for the over-the-counter market using the Company's taste masking technology. The Company does not believe that any of these products will require FDA approval prior to marketing.

     Pediatemp Acetaminophen Controlled-Release Liquid. Ascent is developing a controlled-release liquid acetaminophen over-the-counter product for the pediatric market. As with Pediatemp controlled-release beads, this product would be used for the treatment of pain and fever. Ascent is developing a liquid product because such a dosage form is preferable for young children. There currently are no controlled-release acetaminophen liquid products on the market for use by either children or adults. Ascent is currently undertaking stability studies of this product candidate to optimize its formulation and taste characteristics. Ascent is applying its taste masking technology in developing this product. An NDA will need to be approved by the FDA for Ascent to market this product in the United States.

PRODUCT DEVELOPMENT

     Ascent actively evaluates the pediatric pharmaceutical industry on an ongoing basis to assess product usage and to identify unmet medical needs of children, particularly for prescription drugs for the most common pediatric illnesses. Ascent's program to identify pediatric product opportunities includes conducting focus groups with pediatricians, pediatric nurses and parents, consulting with the Company's scientific and medical advisors and evaluating drug delivery and other technical developments for their applicability to the field of pediatric pharmaceuticals. Ascent uses this information to select compounds as product development candidates that it believes may be improved through the application of its technologies and reformulation expertise and then successfully commercialized. Ascent reviews the anticipated development difficulty, time frame and cost, required technologies, applicable regulatory requirements, competitive environment and anticipated marketing and sales approach in evaluating each development candidate.

     Ascent selects as product candidates approved compounds that have well known clinical profiles and are not covered by third party patents and that it believes may be improved through the application of the Company's drug delivery and reformulation technologies. Ascent then seeks to improve these products through optimized formulations or new delivery technologies with the goal of differentiating them from competitive products on the market. By developing products based on approved compounds rather than new chemical entities, the Company believes that it can reduce regulatory and development risks and shorten the product development cycle.

     Ascent identifies third party manufacturers or academic institutions that have the required analytical expertise, technology, manufacturing capabilities and personnel to perform much of the design and formulation work for the Company's products. To expedite the regulatory process, Ascent seeks to enter into arrangements with product manufacturers that extend from pilot production for product stability testing through clinical trials and ultimately to commercial production. Ascent works closely with these third parties in connection with product design and formulation and monitors manufacturing activities, including compliance with Good Manufacturing Practice ("GMP") and Good Laboratory Practice ("GLP") rules of the FDA.

     Ascent contracts with clinical research organizations for the conduct of the Company's clinical trials. Ascent conducts clinical trials of many of its products in children not only to comply with FDA requirements but also because the Company believes that pediatricians will be more willing to prescribe products for which specific efficacy and safety information is available with respect to the effect of the drug on pediatric patients. To facilitate enrolling children in the Company's clinical trials, Ascent has established a network of relationships with influential pediatricians, industry associations and pediatric research organizations specializing in conducting clinical trials in children.

SALES AND MARKETING


     Ascent believes that its exclusive focus on the development and marketing of pediatric pharmaceutical products will meaningfully differentiate the Company from other pharmaceutical companies in the pediatric medical community. Accordingly, even before the launch of its first products, Ascent has initiated a program to familiarize pediatricians with Ascent's corporate identity. This program began at the fall 1996 annual meeting of the American Academy of Pediatrics and includes a direct mail campaign and journal advertising directed at private pediatricians. The Company expects that pediatricians and pediatric nurses, who are responsible for most prescriptions written for children in the United States and play a central role in recommending over-the-counter medications for children, will be the primary focus of the Company's marketing and sales efforts.



     Ascent hired a Vice President of Marketing in 1996 and is recruiting a Vice President of Sales to lead the Company's marketing and sales efforts. Ascent is establishing its domestic sales organization in anticipation of the introduction of its initial three products, Primsol trimethoprim solution, Feverall acetaminophen rectal suppositories and Pediamist nasal saline spray, to the market during the second half of 1997. Ascent is in the process of preparing marketing literature and other marketing materials for the introduction of these initial three products. Ascent's ability to achieve its product introduction schedule will depend on the timing of final approval of the Primsol solution NDA and of the closing of the Feverall product line acquisition. Ascent plans to introduce other products as their development is completed and subject to obtaining requisite regulatory approvals.


     Ascent has chosen to establish its own domestic sales force instead of using third party sales organizations. The Company believes that marketing and sales initiatives can be more efficiently and effectively implemented through a direct sales force that promotes only Ascent products. Because pediatricians and pediatric nurses are concentrated in group practices in urban and suburban centers and advertising may be disseminated through a limited number of specialty pediatric publications, Ascent believes that it can reach much of the domestic pediatric market with a moderately sized sales force and carefully controlled marketing expenditures. Ascent expects to employ six regional sales managers, six full-time sales representatives and approximately 30 flex-time (or part-time) sales representatives by the end of 1997. Ascent plans to expand this sales force in the future as it introduces additional products.


     The Company plans to use its sales force to promote the Company's products to high prescribing pediatricians, influential pediatricians and nurses in pediatricians' offices. Ascent expects to accomplish this goal through personal sales calls by its sales representatives and attendance by its sales representatives at industry conferences, seminars and other meetings. Particularly while building its sales force, Ascent plans to supplement these activities with a telemarketing program designed to reach pediatricians and pediatric nurses in geographic areas beyond the coverage of the Company's sales force and pediatricians and pediatric nurses who are not targeted for one-on-one visits. Ascent expects to advertise its products through direct mail and advertisements in speciality pediatric journals.


     Because more than 60% of patients are covered by a managed care program, such as a health maintenance organization, preferred provider organization or state Medicaid program, Ascent also plans to promote its products directly to managed care providers with the goal of obtaining inclusion of these products on the providers' formularies. The Company has retained a consulting firm to assist it in gaining managed care formulary acceptance, but may perform this function with its own personnel in the future.

     Ascent plans to enter into licensing and distribution arrangements for the marketing and sale of its products in international markets to leverage the established international marketing, sales and distribution capabilities of third party collaborators. Ascent plans to enter into similar arrangements with respect to any adult applications of its products.

MANUFACTURING AND DISTRIBUTION

     The Company plans to rely upon third parties to manufacture the Company's products for preclinical tests, clinical trials and commercial purposes. Accordingly, the Company does not have any manufacturing facilities and has not sought to employ direct manufacturing personnel. The components of the Company's products generally are available from a variety of commercial suppliers and are inexpensive. The production of most of these products involves known manufacturing techniques, although the Company has developed certain proprietary manufacturing technologies that it seeks to protect as trade secrets.

     Ascent believes that there are a number of third party manufacturers, both in the United States and abroad, with the capability of manufacturing products for the Company. The Company intends to establish supply agreements with manufacturers that comply with the FDA's GMP requirements and other regulatory standards. Certain of the Company's supply arrangements require that Ascent buy all of the Company's requirements of a particular product exclusively from the other party to the contract. Moreover, for many of its products, Ascent has qualified only one supplier, even though the contractual arrangement with the supplier may permit Ascent to qualify an alternative manufacturer. Any interruption in supply from any of its manufacturers or the inability of these manufacturers to manufacture the Company's products in accordance with GMP could have a material adverse effect on the Company's business, financial condition and operating results.

     To date, the Company has entered into several agreements with third parties for the manufacture of the Company's products. In particular, the Company is a party to a supply agreement with Lyne Laboratories, Inc. ("Lyne"), under which Lyne has agreed to manufacture Primsol trimethoprim solution for the Company, and the Company has agreed to purchase all amounts of such product as it may require for sale in the United States from Lyne in accordance with an agreed upon price schedule. The agreement may be terminated by either party on three months' notice any time after October 17, 2004. See "Business -- License Agreements" for a description of the Company's agreement with a third party relating to the manufacture of Pediavent albuterol controlled-release granules for suspension and "Business -- Products and Products under Develop-ment -- Feverall Acetaminophen Suppositories" for a description of the Company's anticipated arrangements with Upsher-Smith for the manufacture of Feverall acetaminophen rectal suppositories.

     In the future, the Company may, if it becomes economically attractive to do so, establish its own manufacturing facilities. In order for the Company to establish a manufacturing facility, the Company would require substantial additional funds and be required to hire and retain significant additional personnel and comply with the extensive GMP regulations of the FDA.

     Ascent initially plans to distribute its products through a third party distribution warehouse. Under this arrangement, the manufacturers of the Company's products will ship the products to the distributor. The distributor will perform various functions on behalf of the Company, including order entry, customer service and collection of accounts receivable. The Company may seek to develop the capability to perform some or all of these functions through its own personnel in the future.

COMPETITION

     Competition in the pediatric pharmaceutical market is intense. Although the Company believes that no competitor focuses its commercial activities and research and development efforts exclusively on the pediatric pharmaceutical market, several large pharmaceutical companies with significant research, development, marketing and manufacturing operations market pediatric products. These competitors include Glaxo Wellcome Inc., Eli Lilly and Company, the Mead Johnson Division of Bristol-Myers Squibb, Inc., the Ortho-McNeil Pharmaceutical Division of Johnson & Johnson Inc., Pfizer Inc., the Ross Laboratories Division of Abbott Laboratories Inc., Schering-Plough Corporation and the Wyeth-Lederle Vaccines and Pediatrics Division of American Home Products, Inc.

     Key competitive factors affecting the success of the Company include the efficacy, side effect profile, taste, dosing frequency, method of administration, patent or other proprietary protection, brand name recognition and price of its products. The timing of market introduction of the Company's or competitive products is another important competitive factor. Earlier entrants in the market often obtain and maintain significant market share relative to later entrants. Accordingly, the relative speed with which Ascent can develop products, complete the clinical trials and approval processes and supply commercial quantities of the products to the market is expected to be an important competitive factor. The Company's competitive position will also depend on its ability to attract and retain qualified personnel, to obtain patent protection or otherwise protect the competitive positions of its products and to secure sufficient capital resources for its operations.

     Many of Ascent's potential competitors have substantially greater name recognition and greater financial, technical and human resources than Ascent. In addition, many of these competitors have significantly greater experience than the Company in undertaking preclinical testing and human clinical trials of pharmaceutical products and obtaining FDA and other regulatory approvals of products for use in health care. Accordingly, the Company's competitors may succeed in obtaining FDA or other regulatory approvals for products more rapidly than the Company. Furthermore, subject to obtaining required regulatory clearances, Ascent will compete against these larger companies with respect to manufacturing efficiency and marketing capabilities, areas in which Ascent has limited or no experience. Ascent's competitors may introduce competitive pricing pressures that may adversely affect Ascent's sales levels and margins. Moreover, many of these competitors offer well established, broad product lines and services not offered by the Company. Many of the products offered by these competitors have well known brand names that have been promoted over many years.

     The Company expects to market many of its product candidates as alternative treatments for pediatric indications for which products with the same active ingredient are well-entrenched in the market. For example, the Company intends to market Primsol trimethoprim solution, a trimethoprim antibiotic, for the treatment of AOM, for which pediatricians often prescribe the well-known combination therapies Bactrim and Septra, which also contain trimethoprim. Similarly, Pediatemp acetaminophen controlled-release beads would compete against Tylenol liquid for children. The Company's product candidates also will face competition from other products that do not contain the same active ingredient but are used for the same indication and are well entrenched within the pediatric market. For example, Primsol solution will compete against other antibiotics, including amoxicillin. Moreover, many of the Company's potential products that are reformula-tions of existing drugs of other manufacturers may have significantly narrower patent or other competitive protection. There can be no assurance that pediatricians, pediatric nurses and third party payors will prefer the Company's products to existing products.

LICENSE AGREEMENTS

     The Company is a party to certain license and other arrangements under which it has obtained rights to manufacture and market certain of its products or product candidates. Set forth below is a summary of those arrangements that the Company believes are material to its business.

     The Company is a party to a development and license agreement with Recordati S.A. Chemical and Pharmaceutical Company ("Recordati") pursuant to which the Company holds a license under certain Recordati patents and patent applications to clinically test, register, market, distribute and sell a controlled-release suspension system formulation of albuterol in the form of coated granules. The license is exclusive in all countries other than Italy and Spain. The Company may sublicense its license rights under this agreement, subject to certain restrictions in certain countries. Ascent and Recordati have agreed to collaborate on the development, clinical testing and regulatory approval of this albuterol product in the United States and in any other country in which the Company elects to pursue the commercial development of such product by providing Recordati notice of such intent within 24 months of filing for regulatory approval in the United States. All license rights with respect to (i) countries in which the Company does not so notify Recordati of its intention to commercially develop such product and (ii) countries in which a joint development committee comprised of two members from each of the Company and Recordati determine that commercial development of the product is not technically feasible, revert to Recordati. Recordati will own any intellectual property resulting from the collaboration other than clinical research data, product applications and regulatory approvals obtained by Ascent, which the Company will own. This agreement has an initial term expiring 15 years from the date of FDA approval of the product and may be extended at the Company's election for an additional five year term. During the term of this agreement, Recordati has agreed to supply such quantities of the product as the Company may require. The Company is required to pay Recordati certain up-front license fees and to purchase the product from Recordati at unit prices based upon net sales in a given country. During the term of this agreement, the Company has agreed not to develop, manufacture or sell other oral liquid controlled-release suspension system formulations of a beta agonist.

     The Company is a party to a license agreement with MacroChem Corporation ("MacroChem"), under which the Company holds the exclusive, worldwide license, with the right to sublicense, in technology described in a certain MacroChem patent to manufacture, use and sell products utilizing transdermal enhancers in combination with catecholamine bronchodilators for the treatment of respiratory disorders and products utilizing certain transdermal enhancers in combination with cromolyn sodium for the treatment of allergic disorders. The license is co-extensive with the duration of the licensed patent, which expires in 2006. Pursuant to this agreement, the Company paid MacroChem certain up-front license payments and is required to pay royalties based on net sales and sublicense fees for the duration of the patent.

     The licenses and other third party product arrangements to which the Company is a party impose various commercialization, sublicensing, royalty and other payment, insurance and other obligations on the Company. Failure of the Company to comply with these requirements could result in termination of the applicable agreement, which could have a material adverse effect on the Company.

PATENTS, TRADE SECRETS, LICENSES AND TRADEMARKS

     The Company's success will depend in part on its ability to develop patentable products and obtain patent or other proprietary rights protection for its products, both in the United States and in other countries. The Company's policy is to file patent applications to protect technology, inventions and improvements that are considered novel and important to the development of its business. The Company also relies upon trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain its competitive position. Ascent also plans to seek three year protection for certain products under the Waxman-Hatch Act from the approval of a possible competitor's ANDA which is based on the Company's clinical trial results as well as trademark protection for its brand names. There can be no assurance, however, that any steps taken by the Company to protect its proprietary position will be effective.

     The Company holds four issued United States patents, has filed ten additional patent applications and has received notices of allowance of claims in three such patent applications. Three of the issued patents relate to the Company's cromolyn sodium cream product candidate. The claims in one of the patent applications as to which the Company has receive a notice of allowance relate to certain controlled-release technology of the Company. Three of the other seven patent applications relate to the Company's cromolyn sodium cream product candidate, three relate to taste-masking technologies and one relates to the Company's formulation of Primsol trimethoprim solution. One of the issued patents and two of the patent applications as to which the Company has received notices of allowance of claims relate to product development candidates which the Company currently is not planning to pursue. The Company has sought foreign patent protection in other major industrial countries in respect of its most commercially important technologies. All of the Company's issued United States and foreign patents expire from 2012 to 2016, although certain United States patents may be extended for specified periods, and the Company's United States and foreign patents could lapse if certain applicable fees are not paid.

     The patent positions of pharmaceutical firms, including Ascent, are generally uncertain and involve complex legal and factual questions. Consequently, even though Ascent currently is prosecuting its patent applications with the United States Patent and Trademark Office and certain foreign patent authorities, the Company does not know whether any of its remaining applications will result in the issuance of any patents or, if any patents are issued, whether they will provide significant proprietary protection or will be circumvented or invalidated. Since the Company's products and product candidates represent reformulations of off-patent drugs, any patents which cover such products would be use or formulation patents, and the Company's products would therefore be afforded a significantly narrower level of protection than a patent on the active ingredient itself. Since patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months or years, Ascent cannot be certain that it was the first creator of inventions claimed by pending patent applications or that it was the first to file patent applications for such inventions. Generally, in the United States, the first to invent is entitled to the patent, whereas in the European Economic Community, the first to file is entitled to the patent. Competitors of the Company and other third parties hold issued patents and may have pending patent applications in the fields in which the Company is developing and plans to market products, and it is possible that these patents and patent applications will require the Company to alter its products or processes, pay licensing fees or cease certain activities.

     Ascent's practice is to require its employees, consultants, members of its Scientific Advisory Board, Medical Advisory Board, outside scientific collaborators and sponsored researchers and other advisors to execute confidentiality and invention assignment agreements upon the commencement of employment or consulting relationships with the Company. These agreements provide that all confidential information developed pursuant to such relationships or made known to the individual by Ascent during the course of the individual's relationship with Ascent is to be kept confidential and not disclosed to third parties, subject to a right to publish certain information in the scientific literature in certain circumstances and subject to other specific exceptions. In the case of employees, the agreements provide that all inventions conceived by the individual relating to the business of the Company shall be the exclusive property of the Company. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information.

     Ascent engages in collaborations and sponsored research agreements and enters into preclinical and clinical testing agreements with academic and research institutions to take advantage of their technical expertise and staff and to gain access to clinical evaluation models, patients, and related technology. Ascent may be required to negotiate a license to any developments or results arising out of such collaborations or agreements in order to commercialize products incorporating them. There can be no assurance that the Company will be able successfully to obtain any such license at a reasonable cost or that such developments and results will not be made available to competitors of the Company on an exclusive or nonexclusive basis. See "Risk Factors -- Uncertainty Regarding Patents and Proprietary Rights."

     Because it believes that promotion of pediatric pharmaceutical products under a brand name can be an important competitive factor, Ascent plans to seek trademark protection for its products, both in the United States and, to the extent the Company deems appropriate, in major foreign countries. To date, Ascent has obtained six trademark registrations from the United States Patent and Trademark Office, including for the marks "ASCENT," "PEDIAMIST" and "PRIMSOL," and has received notices of allowance from the United States Patent and Trademark Office with respect to trademark registrations for the marks "PEDIAVENT" and "PEDIATEMP." The "FEVERALL" trademark of Upsher-Smith is included in the assets that Upsher-Smith has agreed to sell to the Company as part of the Company's acquisition of Upsher-Smith's Feverall line of acetaminophen rectal suppositories.


GOVERNMENT REGULATION

     The testing, manufacture, labeling, distribution, sale, marketing, promotion and advertising of the Company's products and its ongoing product development activities are subject to extensive and rigorous regulation by governmental authorities in the United States and other countries.

  FDA Approval

     In the United States, pharmaceutical products intended for therapeutic use in humans are subject to rigorous and extensive FDA regulation before and after approval. The process of completing preclinical studies and clinical trials and obtaining FDA approvals for a new drug can take several years and requires the expenditure of substantial resources. There can be no assurance that any product will receive such approval on a timely basis, if at all. See "Risk Factors -- No Assurance of Regulatory Approval; Extensive Government Regulation."

     The steps required before a new drug for human use may be marketed in the United States include (i) preclinical tests, (ii) submission to the FDA of an IND, which must become effective before human clinical trials may commence,
(iii) adequate and well-controlled human clinical trials to establish the safety and effectiveness of the product, (iv) submission of an NDA to the FDA, which application is not automatically accepted for consideration by the FDA, and (v) FDA approval of the NDA prior to any commercial sale or shipment of the product. A new drug in generic form for use in humans may be marketed in the United States following FDA approval of an ANDA if (i) such drug has the same active ingredient, dosage form, route of administration, strength and conditions of use as a "pioneer" drug that was previously approved by the FDA as safe and effective, and (ii) any applicable patents and statutory period of protection under the Waxman-Hatch Act have expired. Through a petition process, the FDA may permit the filing of an ANDA for a generic version of an approved "pioneer" drug with variations in active ingredient, dosage form, route of administration and strength (but not conditions of use), unless (i) clinical investigations must be conducted to demonstrate the safety and effectiveness of the drug or (ii) an ANDA would provide inadequate information to permit the approval of the variation.

     Preclinical tests include laboratory evaluation of product chemistry and animal studies to gain preliminary information of a product's pharmacology and toxicology and to identify any safety problems that would preclude testing in humans. Preclinical safety tests must be conducted by laboratories that comply with FDA regulations regarding GLP. The results of the preclinical tests are submitted to the FDA as part of an IND application and are reviewed by the FDA prior to the commencement of human clinical trials. Unless the FDA objects to, or makes comments or raises questions concerning, an IND and places it on clinical hold, the IND will become effective 30 days following its receipt by the FDA and initial clinical studies may begin, although companies often receive FDA comments before beginning such studies. There can be no assurance that submission of an IND will result in FDA authorization to commence clinical trials. See "Risk Factors -- Early State of Development; Technological Uncertainty."

     Clinical trials involve the administration of the investigational new drug to healthy volunteers and to patients under the supervision of a qualified principal investigator. Clinical trials must be conducted in accordance with the FDA's Good Clinical Practice requirements under protocols that detail, among other things, the objectives of the study, the parameters to be used to monitor safety, and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Further, each clinical study must be conducted under the auspices of an Institutional Review Board ("IRB"). The IRB will consider, among other things, ethical factors, the safety of human subjects, the possible liability of the institution and the informed consent disclosure which must be made to participants in the clinical trial.

     Clinical trials are typically conducted in sequential phases, although the phases may overlap. In Phase I, the investigational new drug usually is administered to healthy human subjects (10 to 50 persons) and is tested for safety (adverse effects), dosimetry, tolerance, metabolism, distribution, excretion and pharmacokinetics (clinical pharmacology). Phase II involves studies in a limited patient population (approximately 10 to 70 persons) to (i) evaluate the effectiveness of the investigational new drug for specific indications, (ii) determine dose response and optimal dosage and (iii) identify possible adverse effects and safety risks. When an investigational new drug is found to have an effect at an optimal dose and to have an acceptable safety profile in Phase II evaluation, Phase III trials are undertaken to further test for safety, further evaluate clinical effectiveness and to obtain additional information for labeling within an expanded patient population at geographically dispersed clinical study sites. There can be no assurance that Phase I, Phase II or Phase III testing will be completed successfully within any specified time period, if at all, with respect to any of the Company's products subject to such testing. Furthermore, the FDA may at any time impose a clinical hold on ongoing clinical trials, or the IRB or the Company may suspend clinical trials at any time if it is felt that the participants are being exposed to an unanticipated or unacceptable health risk. If the FDA imposes a clinical hold, clinical trials may not recommence without prior FDA authorization and then only under the terms authorized by the FDA.

     The results of the pharmaceutical development, preclinical studies and clinical studies, the chemistry and manufacturing data, and the proposed labeling, among other things, are submitted to the FDA in the form of an NDA for approval of the marketing and commercial shipment of the product. The FDA may refuse to accept the NDA for filing if administrative and NDA content criteria are not satisfied, and even after accepting the NDA for review, the FDA may require additional testing or information before approving the NDA. The FDA must deny an NDA if applicable regulatory requirements are not ultimately satisfied. Moreover, if regulatory approval of a product is granted, such approval may require post-marketing testing and surveillance to monitor the safety of the product or may entail limitations on the indicated uses for which it may be marketed. Finally, product approvals may be withdrawn if compliance with regulatory standards is not maintained, new information raises safety or effectiveness questions or if problems occur following initial marketing.

     The Waxman-Hatch Act permits the use of an abbreviated FDA approval procedure by authorizing the filing of an ANDA for any drug product that has the same active ingredient as a drug that was approved by the FDA as safe and effective, subject to certain exclusions (such as drugs that are still protected by patent or market exclusivity). Approval of a pharmaceutical product through an ANDA does not require the conduct of preclinical tests on pharmacology or toxicology or Phase I, II or III clinical trials to prove the safety and effectiveness of such product, but instead is based upon a showing of bioequivalence with the pioneer drug and adequate manufacturing. Therefore, compared to an NDA, the filing of an ANDA may result in reduced research and development costs associated with bringing a product to market.

     The Waxman-Hatch Act also provides for a period of statutory protection for new drugs which receive NDA (but not ANDA) approval from the FDA. If a new drug receives NDA approval, and the FDA has not previously approved any other new drug containing the same active ingredient, then the Waxman-Hatch Act does not permit an ANDA to be submitted by another company for a generic version of such drug generally for a period of five years from the date of approval of the NDA. Similarly, if NDA approval is received for a new drug containing an active ingredient that was previously approved by the FDA, and if such NDA approval was dependent upon the submission to the FDA of new clinical investigations (other than bioavailability studies) by the applicant, then the Waxman-Hatch Act prohibits the FDA from making effective the approval of an ANDA for a generic version of such drug by another company for a period of three years from the date of such NDA approval. The statutory protection provided pursuant to the Waxman-Hatch Act will not prevent the filing or approval of an NDA (as opposed to an ANDA) for any drug, including, for example, a drug with the same active ingredient, dosage form, route of administration, strength and conditions of use as a drug protected under the act. In order to obtain an NDA, a competitor would be required to conduct its own clinical trials. As the Company's products and product candidates are based upon approved compounds for which the FDA has previously granted NDA approval, the Company expects that any of its products which qualify for statutory protection under the Waxman-Hatch Act will be afforded only a three year period of protection.

     The Company has completed clinical trials and submitted an NDA with respect to only one of its product candidates. No assurance can be given that the Company's clinical trials with respect to any of its product candidates will be completed on a timely basis, if at all, that the clinical trials will demonstrate safety or effectiveness, that the clinical results will be accepted for consideration by the FDA, that the FDA will find the data submitted adequate or that an NDA or ANDA will be ultimately approved. See "Risk Factors -- Unproven Safety and Effectiveness of Potential Products; Uncertainties Related to Clinical Trials."

     As part of the drug approval process, the FDA must inspect and find that the Company's or its supplier's drug manufacturing facilities comply with GMP before an NDA or an ANDA can be approved by the FDA for marketing in the United States. The FDA will review the manufacturing procedures and inspect the manufacturer's facilities and equipment for compliance with GMP and other requirements. After an NDA is approved, any material change in the manufacturing process, equipment or location would necessitate additional data, then FDA review and approval before marketing.

     Certain of the Company's products, such as guaifenisen cough syrup, fall within the FDA's OTC Monograph system, rather than the IND/NDA system, and may be marketed without the Company first obtaining FDA approval of an NDA or ANDA, provided such product complies with the specifications set forth in the OTC Monograph for the applicable product category. OTC drugs must also be manufactured in compliance with GMP, but premarket approval is not required.

  Foreign Regulatory Approval

     Whether or not FDA approval has been obtained, approval of a pharmaceutical product by comparable governmental regulatory authorities in foreign countries must be obtained prior to the commencement of clinical trials and subsequent marketing of such product in such countries. The approval procedure varies from country to country, and the time required may be longer or shorter than that required for FDA approval. Although there are some procedures for unified filing for certain European countries, in general, each country has its own procedures and requirements.

     Under the recently-enacted FDA Export Reform and Enhancement Act of 1996, pharmaceutical products generally may be freely exported from the United States before the FDA has approved the product for marketing in the United States for investigation in 24 listed countries and for marketing in any country after at least one of the 24 listed countries has approved the product for marketing.

EMPLOYEES

     As of February 28, 1997, Ascent had 24 full-time employees. Twelve of these employees are engaged in product development and quality control, including medical and regulatory affairs, three are employed in sales and marketing and nine are employed in finance, business development and general and administrative activities. Many of the Company's management and professional employees have had prior experience with pharmaceutical, biotechnology or medical products companies. None of the Company's employees is covered by a collective bargaining agreement, and management considers relations with its employees to be good.

FACILITIES

     Ascent leases approximately 14,300 square feet of office space in Wilmington, Massachusetts. The lease has an initial term expiring January 31, 2002. The Company has an option to renew the lease for an additional five-year period.

                                   MANAGEMENT

EXECUTIVE OFFICERS, SIGNIFICANT EMPLOYEES AND DIRECTORS

     The following table provides information concerning the executive officers, significant employees and directors of the Company as of February 28, 1997:


                   NAME                     AGE                     POSITION
                   ----                     ---                     --------
Executive Officers

Emmett Clemente, Ph.D.....................  58    Chairman of the Board
Alan R. Fox...............................  52    President, Chief Executive Officer and Director
John G. Bernardi..........................  41    Vice President, Finance and Treasurer
Gregory A. Vannatter......................  44    Vice President, Marketing

Significant Employees

Mumtaz Ahmed, M.D., Ph.D..................  60    Vice President, Medical Affairs
Aloysius O. Anaebonam, Ph.D...............  41    Vice President, Product Development and
                                                  Quality Control
Albert R. Collinson, Ph.D.................  38    Vice President, Business Development
Robert W. Mendes, Ph.D....................  58    Vice President, Regulatory Affairs
Ronald M. Scroggins.......................  54    Vice President, Sales and Marketing Planning
Diane Worrick.............................  44    Director of Human Resources

Other Members of the Board of Directors

Robert E. Baldini(1)......................  66    Vice Chairman
Raymond F. Baddour, Ph.D.(1)..............  72    Director
Michael J.F. Du Cros(1)...................  59    Director
Thomas W. Janes(2)........................  41    Director
Andre L. Lamotte, Sc.D.(2)................  48    Director
Terrance McGuire(2).......................  40    Director
Lee J. Schroeder(2).......................  68    Director


---------------

(1) Member of the Audit Committee.



(2) Member of the Compensation Committee.


     Each officer serves at the discretion of the Board of Directors. There are no family relationships among any executive officers, significant employees or directors of the Company. A brief biography of each executive officer, significant employee and director follows:

     Emmett Clemente, Ph.D., founded the Company in 1989 and has served as a director since 1989 and as Chairman of the Board since May 1996. From 1989 to May 1996, Dr. Clemente also served as the Company's Chief Executive Officer. Dr. Clemente served as the Director of Pharmaceutical Research for Fisons Corporation, U.S., a pharmaceutical company ("Fisons"), from 1980 to 1989, and as the Director of New Product Development and Acquisitions of Fisons from 1972 to 1980. From 1970 to 1972, Dr. Clemente served as Chief Scientist in the Consumer Products Division of Warner-Lambert Company, a pharmaceutical company. From 1967 to 1970, Dr. Clemente served as Senior Scientist of Richardson-Merrell Company, a pharmaceutical company. Dr. Clemente received a B.S. in biology, an M.S. in physiology and a Ph.D. in pharmacology from St. John's University.

     Alan R. Fox, joined the Company as President, Chief Executive Officer and a director in May 1996. Mr. Fox served as President of Mead Johnson Europe, an infant formula and nutritional company, from 1991 to May 1996. From 1981 to 1991, Mr. Fox was President and General Manager of Mead Johnson Canada, an infant formula and nutritional company. From 1968 to 1981, Mr. Fox served in various positions, including as a Manager of Marketing and Sales for the Bristol Laboratories Division ("Bristol Laboratories") of Bristol-Myers Squibb, Inc., ("Bristol-Myers Squibb") a pharmaceutical company. Mr. Fox received a B.S. in economics and an M.B.A. from the Wharton School, University of Pennsylvania.

     John G. Bernardi, Vice President, Finance, joined the Company in June 1996. Mr. Bernardi acted as an independent financial consultant from 1995 to June 1996. From 1990 to 1995, Mr. Bernardi served as the Vice President of Administration and Finance for Vision-Science, Inc., a medical device company. Mr. Bernardi received a B.S. in accounting from Bentley College and an M.B.A. from New Hampshire College.

     Gregory A. Vannatter, Vice President, Marketing, joined the Company in October 1996. Mr. Vannatter served in various positions with Mead Johnson Nutritionals Division of Bristol-Myers Squibb from 1988 to October 1996, including most recently Director of Pediatric Global Marketing from 1995 to September 1996 and Director of Infant Formula Marketing from 1991 to 1995. From 1986 to 1988, Mr. Vannatter served as Product Manager for Bristol Laboratories. From 1975 to 1986, Mr. Vannatter served in various sales and marketing positions with Pfizer Pharmaceuticals, a pharmaceutical company. Mr. Vannatter received a B.S. in marketing from Ball State University and an M.B.A. from Indiana University.


     Mumtaz Ahmed, M.D., Ph.D., Vice President, Medical Affairs, joined the Company in 1993. Dr. Ahmed served as Executive Director/Distinguished Research and Development Physician at Ciba-Geigy Corporation, a pharmaceutical company ("Ciba-Geigy"), from 1982 to 1993. From 1979 to 1982, Dr. Ahmed served as a Senior Investigator at Pfizer Inc., a pharmaceutical company. Dr. Ahmed received a B.S. in biology and chemistry and an M.S. in Microbiology from University of Karachi, Pakistan, an M.D. from UACJ School of Medicine, Juarez, Mexico, and a Ph.D. in microbiology from Indiana University School of Medicine.


     Aloysius O. Anaebonam, Ph.D., Vice President, Product Development and Quality Control, joined the Company in 1991. Dr. Anaebonam served as a Section Head in the Analytical/Stability Group for Fisons from 1986 to 1991. From 1981 to 1986, Dr. Anaebonam served as a Pharmaceutical Development Scientist for Pfeiffer Pharmaceutical Sciences Laboratories at the Massachusetts College of Pharmacy, which is engaged in pharmaceutical industry consulting. Dr. Anaebonam received a B.Pharm. from the University of Nigeria and an M.S. and a Ph.D. in industrial pharmacy from the Massachusetts College of Pharmacy.

     Albert R. Collinson, Ph.D., Vice President, Business Development, joined the Company in November 1996. Dr. Collinson served as Head of Scientific Development, Office of Technology, of Berlex Laboratories, a pharmaceutical company, from 1995 to November 1996. From 1993 to 1995, Dr. Collinson served as Director of Business Development of Apoptosis Technology, Inc., biotechnology company. From 1992 to 1995, Dr. Collinson served as Director, Business Development and from 1988 to 1992 as Group Leader, Biochemistry, at ImmunoGen, Inc., a biotechnology company. Dr. Collinson received a B.S. in biology and chemistry from the University of Rhode Island and a Ph.D. in biochemistry from Brandeis University.

     Robert W. Mendes, Ph.D., Vice President, Regulatory Affairs, joined the Company in 1992. Dr. Mendes served as a Professor of Industrial Pharmacy of the Massachusetts College of Pharmacy from 1965 to 1992. From 1979 to 1992, Dr. Mendes also served as Director of the Pfeiffer Pharmaceutical Sciences Laboratories at the Massachusetts College of Pharmacy, an organization engaged in pharmaceutical industry consulting. Dr. Mendes received a B.S. in pharmacy from Northeastern University and an M.S. and a Ph.D. in pharmaceutics and microbiology from the University of North Carolina.

     Ronald M. Scroggins, Vice President, Sales and Marketing Planning, joined the Company in 1990. Mr. Scroggins served as the Regional Sales Director of Gynopharma, Inc., a gynecological and obstetrics company, from 1989 to 1990. From 1986 to 1989, Mr. Scroggins served as Director, Product Management, at Connaught Laboratories, Inc., a pediatric vaccine company. From 1984 to 1986, Mr. Scroggins served as Group Product Manager for Key Pharmaceuticals, Inc., a pharmaceutical company ("Key Pharmaceuticals"). From 1977 to 1984 and from 1965 to 1973, Mr. Scroggins held various sales and marketing positions at Sandoz, Inc., a pharmaceutical company, and in the interim period from 1973 to 1977, he served as Product Manager of Dorsey Laboratories, a pharmaceutical company. Mr. Scroggins received a B.S. in biology from the University of Texas at El Paso.

     Diane Worrick, Director of Human Resources, joined the Company in 1990. Ms. Worrick served in various human resources positions at Fisons from 1976 to 1989, last serving as Personnel Manager. Ms. Worrick received a B.B.A. from Northeastern University.

     Robert E. Baldini, Vice Chairman of the Board of Directors of the Company since April 1996 and a director of the Company since 1993, has served as a consultant to, and a director of, several private pharmaceutical and medical device companies. Mr. Baldini served as Senior Vice President of Sales and Marketing for Key Pharmaceuticals from 1982 to 1986. Following the acquisition of Key Pharmaceuticals by Schering-Plough Corporation ("Schering-Plough") in 1986, he continued with Key Pharmaceuticals Division of Schering-Plough until 1995, last serving as its President. Mr. Baldini served as Executive Director of Sales and Promotion of Ciba-Geigy from 1977 to 1982. Mr. Baldini also serves as Vice Chairman of the Board of Directors of KOS Pharmaceuticals, Inc. Mr. Baldini received a B.S. in marketing from Seton Hall University and an M.B.A. from New York University.

     Raymond F. Baddour, Ph.D., a director of the Company since 1989, has served as the Lammot DuPont Professor of Chemical Engineering at the Massachusetts Institute of Technology since 1973. Dr. Baddour is a co-founder and director of Amgen Inc., a biotechnology company, Tekmat Corp., a specialty materials company, Abcor, Inc., an ultra-filtration equipment company, and Amicon, Inc., a specialty chemicals company. Dr. Baddour received a B.S. in chemical engineering from the University of Notre Dame and an M.S. in chemical engineering practice and an Sc.D. in chemical engineering from the Massachusetts Institute of Technology.

     Michael J.F. Du Cros, a director of the Company since 1993, has served as a Partner of Atlas Venture, a venture capital firm, since 1993. Mr. Du Cros also serves as a General Partner of Aspen Venture Partners, L.P., a limited partnership formed to carry on the venture capital activities of 3i Ventures in the United States, since 1991. From 1984 to 1988, Mr. Du Cros served as the Chief Executive Officer of Protein Databases, Inc., a life science instrumentation company. Mr. Du Cros received a B.Sc. in industrial chemistry from the City University of London.

     Thomas W. Janes, a director of the Company since January 1997, has served as a Managing Director of Triumph Capital Group, Inc., a private equity money management firm, since 1990 and as a General Partner of the Triumph-Connecticut Limited Partnership, a private equity money management firm ("Triumph"), since 1993. Mr. Janes also serves as a director of Dairy Mart Convenience Stores, Inc. Mr. Janes received a B.A. in history and government from Harvard College and an M.B.A. from Harvard Business School.

     Andre L. Lamotte, Sc.D., a director of the Company since 1989, has served since 1989 as the Managing General Partner of Medical Science Ventures, L.P., the general partner of Medical Science Partners, L.P., the venture capital firm founded by Harvard University. He served as General Manager of the Merieux Institute, Inc., the U.S. affiliate of Institute Merieux and Pasteur Vaccines, from 1983 to 1988. Dr. Lamotte has served as a director of OraVax, Inc., a biotechnology company, since 1990. Dr. Lamotte received an M.S. in chemical engineering and an Sc.D. in chemical engineering/chemistry from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School.

     Terrance McGuire, a director of the Company since 1993, has served as a founding General Partner of Polaris Venture Partners since 1996 and, as a General Partner of Beta Partners Limited Partnership since 1989, both venture capital firms. Since 1992, Mr. McGuire has also served as a General Partner of Alta V Management Partners, L.P., which is the General Partner of Alta V Limited Partnership ("Alta"), a venture capital fund associated with Burr, Egan, Deleage & Co. He is a director of Integ, Incorporated, a diagnostic company, Cubist Pharmaceuticals, Inc., a pharmaceutical company, and several private health care companies. Mr. McGuire received a B.S. in physics and economics from Hobart College, an M.S. in engineering from Dartmouth College and an M.B.A. from Harvard Business School.

     Lee J. Schroeder, a director of the Company since 1990, has served as the President of Lee Schroeder and Associates, Inc., a company engaged in pharmaceutical consulting, since 1985. From 1983 to 1985, Mr. Schroeder served as the President of the Lincoln Wholesale Drug Company, a wholesale drug company. From 1981 to 1983 Mr. Schroeder was the Executive Vice President of Sandoz, Inc., U.S., a pharmaceutical company. From 1974 to 1981, Mr. Schroeder served as Vice President and General Manager of Dorsey Laboratories, a pharmaceutical company. Mr. Schroeder serves as a director of Interneuron Pharmaceuticals, Inc., a pharmaceutical company, MGI Pharmaceuticals, Inc., a pharmaceutical company, and Celgene Corporation, a pharmaceutical company.

     Following this offering, the Board of Directors will be divided into three classes, each of whose members will serve for a staggered three-year term. The Board will consist of three Class I Directors (Messrs. Baddour, Du Cros and Schroeder), three Class II Directors (Messrs. Fox, Baldini and Janes) and three Class III Directors (Messrs. Clemente, Lamotte and McGuire). At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I Directors, Class II Directors and Class III Directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 1998, 1999 and 2000, respectively.

     Each director other than Thomas W. Janes has been nominated and elected to the Board of Directors pursuant to a voting agreement among certain of the Company's stockholders. This agreement will terminate upon the consummation of this offering.

     Thomas W. Janes has been nominated and elected to the Board of Directors pursuant to the terms of a Securities Purchase Agreement dated January 31, 1997 (the "Triumph Agreement") between the Company, Triumph and certain of the Company's warrantholders. This agreement will continue until the later of (i) the payment of the convertible subordinated secured notes issued to Triumph and certain other parties on January 31, 1997 and (ii) two and one-half years following the date of the closing of this offering. See "Certain Transactions."

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has a Compensation Committee, which makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, establishes and approves salaries and incentive compensation for executive officers and administers the Company's stock option and other equity incentive plans (including granting stock options and awards to executive officers and directors pursuant to such plans and making recommendations to the full Board of Directors as to such grants and awards to other employees of the Company), and an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent public accountants.

COMPENSATION OF DIRECTORS

     Messrs. Baldini and Schroeder are paid $6,000 per annum as compensation for serving on the Board of Directors. No other directors currently are compensated for serving on the Board of Directors. All of the directors are reimbursed for their expenses incurred in connection with their attendance at Board and committee meetings.

     In March 1997, the Company adopted the 1997 Director Stock Option Plan (the "Director Plan"). Under the terms of the Director Plan, options to purchase 15,000 shares of Common Stock will be granted to non-employee directors upon the date on which the initial public offering price is determined (the "Pricing Date") at the initial public offering price. Thereafter, options to purchase 15,000 shares of Common Stock will be granted to each new director upon his or her initial election to the Board of Directors. Annual options to purchase 5,000 shares of Common Stock will be granted to each non-employee director on May 1 of each year commencing in 1998. All options will vest on the first anniversary of the date of grant. However, the exercisability of these options will be accelerated upon the occurrence of a change in control of the Company (as defined in the Director Plan). A total of 300,000 shares of Common Stock may be issued upon the exercise of stock options granted under the Director Plan. With the exception of the options granted on the Pricing Date, the exercise price of all options granted under the Director Plan will equal the closing price of the Common Stock on the date of grant.

     The Company is a party to a consulting agreement with Mr. Robert E. Baldini, the Company's Vice Chairman, dated April 1, 1996. Pursuant to this agreement, Mr. Baldini provides certain consulting services as requested by the Company in return for compensation of $1,500 per day. Upon execution of this agreement, the Company granted Mr. Baldini an option under the Company's 1992 Equity Incentive Plan exercisable for 85,000 shares of Common Stock vesting in four equal annual installments. Mr. Baldini was paid $7,500 in consulting fees in 1996 pursuant to this agreement. This consulting agreement expires on April 1, 2000 unless extended by the parties.

SCIENTIFIC ADVISORS

     The Company has a number of scientific advisors with recognized expertise in medical areas relevant to pediatric patients and drug delivery technologies who advise the Company on an as-needed basis. These scientific advisors are employed by employers other than the Company, primarily academic institutions, and may have commitments to or consulting or advisory agreements with other entities that may limit their availability to the Company. These entities may also be competitors of Ascent. The Company's scientific advisors are compensated for their services pursuant to consulting agreements between the individuals and the Company. A brief biography of each of the Company's scientific advisors, as of February 28, 1997, follows:

     Elazer Edelman, M.D., has served as a Visiting Scientist with the Massachusetts Institute of Technology since 1985. In addition, since 1989, Dr. Edelman has served as Instructor in the Department of Medicine at Brigham and Women's Hospital, Boston, Massachusetts, and Harvard Medical School. Dr. Edelman, whose specialty is transdermal delivery, received an M.D. from Harvard Medical School.

     Ho-Leung Fung, Ph.D., has served as Professor of Pharmaceutics with the State University of New York, Buffalo, New York, since 1970. Dr. Fung, whose specialty is controlled-release technologies, received a Ph.D. in Analytical Pharmaceutical Chemistry from the University of Kansas.

     Donald Goldmann, M.D., has served as Chief of Janeway Medical Service since 1995 and Medical Director, Quality Improvement since 1989 at the Children's Hospital, Boston, Massachusetts. Dr. Goldmann, whose specialty is pediatrics, has served as Professor in Pediatrics at Harvard Medical School since 1978. Dr. Goldmann received an M.D. from Harvard Medical School.

     David Grinder, R.Ph., M.S., has served as the Director of Pharmacy with All Children's Hospital, St. Petersburg, Florida, since 1985. Mr. Grinder, whose specialty is hospital pharmacy, received a B.S. in pharmacy from the University of Montana and an M.S. in Management from the University of South Florida.

     Amal Kurban, M.D., has served as Professor of Dermatology with the Department of Dermatology of the Boston University School of Medicine since 1985. Dr. Kurban, whose specialty is pediatrics, received an M.D. from the American University in Beirut.

     Edward O'Rourke, M.D., has served as Associate in Medicine, Infectious Disease, with the Children's Hospital, Boston, Massachusetts, since 1984. Dr. O'Rourke, whose specialty is pediatrics, received an M.D. from Boston University School of Medicine.

     Ricky Richardson, M.D., has served as Executive Vice President with WCH International, Inc. of the WellCare Group, a telemedicine company, since 1992. Dr. Richardson, whose specialty is pediatrics, received an M.D. from London University (Middlesex Hospital Medical School).

MEDICAL ADVISORY BOARD

     The Company has a number of medical advisors with recognized expertise in relevant medical specialities of importance to the Company who advise the Company on an as-needed basis by suggesting and evaluating clinical study protocols, marketing plans and sales force training programs. These medical advisors are employed by employers other than the Company, primarily academic institutions, and may have commitments to or consulting or advisory agreements with other entities that may limit their availability to the Company. These entities may also be competitors of Ascent. A brief biography of each of the Company's medical advisors, as of February 28, 1997, follows:

     Charles J. Cote, M.D., has served as Vice Chairman, Director of Research, department of Pediatric Anesthesia at the Children's Memorial Hospital, Chicago, Illinois, since 1993. Dr. Cote has served as

Professor of Clinical Anesthesia at Northwestern University Medical School since 1993. Dr. Cote, whose specialty is pediatric anesthesiology, received an M.D. from Albany Medical College.

     Heinz F. Eichenwald, M.D., has served as the William Buchanon Professor of Pediatrics with the University of Texas Southwestern Medical Center at Dallas since 1982. Dr. Eichenwald, whose specialty is pediatric infectious disease, received an M.D. from Cornell University Medical Center.

     Richard J. Grand, M.D., has served as Professor of Pediatrics with the Tufts University School of Medicine, Boston, Massachusetts, since 1983. Dr. Grand, whose specialty is pediatric gastroenterology, received an M.D. from New York University School of Medicine.

     Ronald C. Hansen, M.D., has served as Professor of Internal Medicine and Pediatrics with the University of Arizona, Tucson, Arizona, since 1991. Dr. Hansen, whose specialty is pediatric dermatology, received an M.D. from University of Iowa, Iowa College of Medicine.

     Sheldon L. Kaplan, M.D., has served as Attending Pediatrician with the Texas Children's Hospital, Houston, Texas, since 1987. Dr. Kaplan, whose specialty is pediatric infectious disease, received an M.D. from the University of Missouri.

     Alan Nauss, M.D., has served as Pediatrician with the Lahey Clinic Medical Center, Burlington, Massachusetts, since 1983. Dr. Nauss, whose specialty is pediatrics, received an M.D. from the University of Pennsylvania.

     David G. Tinkelman, M.D., has served as Vice President of Healthcare Initiatives with the National Jewish Center for Immunology and Respiratory Medicine, Denver, Colorado, since 1995. Dr. Tinkelman, whose specialty is pediatric allergy, received an M.D. from Hahnemann Medical School.

     Lonnie K. Zeltzer, M.D., has served as Professor of Pediatrics with the UCLA School of Medicine, Los Angeles, CA, since 1988. Dr. Zeltzer, whose specialty is pediatric pain, received an M.D. from the University of Cincinnati College of Medicine.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid to or earned by the following individuals for services rendered to the Company in all capacities during the year ended December 31, 1996: (i) the Chief Executive Officer (the "CEO") of the Company as of December 31, 1996 and (ii) the former CEO (the CEO and the former CEO are hereinafter referred to as the "Named Executive Officers"). No other executive officer of the Company received salary and bonus in fiscal 1996 in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                            COMPENSATION
                                                                                               AWARDS
                                                        ANNUAL COMPENSATION                ---------------
                                              ----------------------------------------       SECURITIES
                                                                        OTHER ANNUAL         UNDERLYING
NAME AND PRINCIPAL POSITION(1)                 SALARY       BONUS      COMPENSATION(2)         OPTIONS
------------------------------                --------     -------     ---------------     ---------------
Emmett Clemente, Ph.D. .....................  $190,500     $41,600         $13,400                  --
  Chairman of the Board(3)
Alan R. Fox.................................   135,000          --              --             153,000
  President and Chief Executive Officer(4)

---------------
(1) In accordance with the rules of the SEC, this table, the stock option grant table and the stock option exercise table which follow present information concerning the Company's former CEO and its current CEO for the year ended December 31, 1996. John G. Bernardi, who joined the Company as Vice President, Finance in June 1996, currently receives an annual salary of $125,000. On August 28, 1996, pursuant to the Company's 1992 Equity Incentive Plan (the "1992 Plan"), Mr. Bernardi was granted incentive stock options exercisable for 29,750 shares of Common Stock at an exercise price of $2.35 per share. Gregory A. Vannatter, who joined the Company as Vice President, Marketing in October 1996, currently receives an annual salary of $150,000. On October 15, 1996, pursuant to the 1992 Plan, Mr. Vannatter was granted incentive stock options exercisable for 29,750 shares of Common Stock at an exercise price of $2.35 per share. The stock options granted to Messrs. Bernardi and Vannatter become exercisable in four equal annual installments commencing on the first anniversary of the date of commencement of such officer's employment with the Company.

(2) Reflects the dollar value of insurance premiums paid by the Company with respect to life insurance for the benefit of the Named Executive Officers.

(3) Dr. Clemente served as the Chief Executive Officer of the Company from its incorporation until May 1996, when he was succeeded by Mr. Fox.

(4) Mr. Fox joined the Company as Chief Executive Officer in May 1996, and the amounts indicated in this table reflect his actual compensation for the year ended December 31, 1996. Mr. Fox currently receives an annual salary of $200,000.

     The following table sets forth certain information concerning grants of stock options made during fiscal 1996 to each of the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS                        POTENTIAL
                                      ------------------------------------------------       REALIZABLE
                                                    PERCENT                                   VALUE AT
                                                    OF TOTAL                               ASSUMED ANNUAL
                                                    OPTIONS                                RATES OF STOCK
                                      NUMBER OF    GRANTED TO                            PRICE APPRECIATION
                                      SECURITIES   EMPLOYEES    EXERCISE                 FOR OPTION TERM(2)
                                      UNDERLYING   IN FISCAL    PRICE PER   EXPIRATION   -------------------
NAME                                   OPTIONS        YEAR        SHARE      DATE(1)        5%        10%
----                                  ----------   ----------   ---------   ----------   --------   --------
Emmett Clemente, Ph.D................        --          --          --            --          --         --
Alan R. Fox..........................   153,000(3)     40.1%      $2.35       6/26/06    $226,440   $573,748

---------------
(1) These options were granted to Mr. Fox on June 26, 1996. The expiration date of an option is the tenth anniversary of the date on which the option was originally granted.

(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the option holder's continued employment through the option period, and the date on which the options are exercised.

(3) These options become exercisable in four equal annual installments commencing on the first anniversary of the date of commencement of his employment with the Company and are intended to qualify as incentive stock options.

     The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1996. No options were exercised by these individuals during fiscal 1996.

                      AGGREGATED OPTION EXERCISES IN LAST
                        FISCAL YEAR AND FISCAL YEAR-END
                                 OPTION VALUES

                                              NUMBER OF SHARES UNDERLYING          VALUE OF UNEXERCISED
                                                UNEXERCISED OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                                    FISCAL YEAR-END                 FISCAL YEAR-END(1)
                                             -----------------------------     -----------------------------
NAME                                         EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----                                         -----------     -------------     -----------     -------------
Emmett Clemente, Ph.D......................    141,100            3,400          $10,000            --
Alan R. Fox................................         --          153,000               --            --

---------------
(1) The value of the unexercised, in-the-money options on December 31, 1996 is based on the difference between the fair market value of the shares as of such date ($2.35), and the per share option exercise price, multiplied by the number of shares of Common Stock underlying the options.

  Employment Agreement

     The Company is a party to an employment agreement with Dr. Emmett Clemente for the period commencing March 16, 1994 and ending March 15, 1999, unless extended by mutual agreement of the Company and Dr. Clemente. Under this agreement, Dr. Clemente is entitled to receive an annual base salary of $170,000, as it may be adjusted, and an annual bonus of up to 30% of his annual base salary based upon the attainment of certain performance criteria set by the Board of Directors annually (with the potential to exceed 30% of his annual base salary, at the Board's discretion, in the event that the Company achieves break-even cash flow). In addition, as part of Dr. Clemente's annual compensation review, the Board of Directors is required to consider granting Dr. Clemente a stock option to acquire additional shares of Common Stock. In the event Dr. Clemente's employment is terminated by the Company without cause, Dr. Clemente will continue to receive his annual base salary for the one-year period commencing on the effective date of termination. In addition, if the Company terminates the employment of Dr. Clemente without cause, the Company is required to continue to provide Dr. Clemente with benefits for the 18 month period following the effective date of termination. Any payments or benefits to be provided by the Company in the event of its termination of Dr. Clemente's employment without cause will be reduced dollar for dollar by any payments or benefits received by Dr. Clemente from any other employer during the period in which the Company is required to provide such payments or benefits. Following the cessation or termination of his employment by the Company, Dr. Clemente has agreed that, for a period of two years, he will not compete with the Company with respect to any products developed, produced, marketed or sold by the Company during his tenure with the Company.

EMPLOYEE BENEFIT PLANS

  1992 Equity Incentive Plan

     The Company's 1992 Plan, as amended, was adopted by the Company in September 1992. The 1992 Plan provides for the grant of stock options and awards to purchase shares of restricted stock to employees, officers and directors of, and consultants and advisors to, the Company. Under the 1992 Plan, the Company may grant incentive stock options and non-statutory stock options. Incentive stock options may only be granted to employees of the Company. Effective upon the closing of this offering, a total of 1,350,000 shares of Common Stock may be issued upon the exercise of options or upon the grant of awards to purchase restricted stock under the 1992 Plan. As of February 28, 1997, options to purchase a total of 634,736 shares of Common Stock were outstanding under the 1992 Plan, and options to purchase a total of 530 shares of Common Stock had been exercised. As of February 28, 1997, no awards to purchase shares of restricted stock had been granted under the 1992 Option Plan. In addition, the maximum number of shares with respect to which options or awards may be granted to any employee under the plan shall not exceed 500,000 shares of Common Stock in any year.

     The 1992 Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the 1992 Plan, the Compensation Committee has the authority to select the participants to whom options or awards to purchase shares of restricted stock are granted and determine the terms of each option or award, including (i) the number of shares of Common Stock subject to such option or award, (ii) when an option becomes exercisable, (iii) the option exercise price or award purchase price, which, in the case of incentive stock options, must be at least 100% (110% in the case of incentive stock options granted to a stockholder owning in excess of 10% of the Company's Common Stock) of the fair market value of the Common Stock as of the date of grant,
(iv) the duration of the option (which, in the case of incentive stock options, may not exceed ten years), and (v) in the case of awards to purchase restricted stock, the duration of certain restrictions on the transfer of such stock.

     Payment of the option exercise price may be made in cash, shares of Common Stock, a combination of cash or stock or by any other method (including the delivery of a promissory note payable on terms specified by the Compensation Committee) approved by the Compensation Committee. Except as may be approved by the Board of Directors, stock options and awards to purchase shares of restricted stock are not assignable or transferrable except by will and the laws of descent and distribution and, in the case of non-statutory options, pursuant to a qualified domestic relations order.

     As of February 28, 1997, the Company had 24 full-time employees, all of whom were eligible to participate in the 1992 Plan. The number of individuals receiving stock options or awards to purchase shares of restricted stock varies from year to year depending on various factors, such as the number of promotions and the Company's hiring needs during the year, and thus the Company cannot now determine option or award recipients.

     The Compensation Committee may, in its sole discretion, include additional provisions in any option or award granted or made under the 1992 Plan, including without limitation restrictions on transfer, repurchase rights, commitments to pay cash bonuses, to make, arrange for or guaranty loans or to transfer other property to optionees upon exercise of options, or such other provisions as shall be determined by the Compensation Committee, so long as not inconsistent with the 1992 Plan or with applicable law. The Compensation Committee may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular option or options granted under the 1992 Plan may be exercised.

  1997 Employee Stock Purchase Plan

     The Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company in March 1997 and becomes effective upon the closing of this offering. The Purchase Plan authorizes the issuance of up to a total of 500,000 shares of Common Stock to participating employees.

     All employees of the Company, including directors of the Company who are employees and all employees of any participating subsidiaries, whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the Purchase Plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary are not eligible to participate. Following this offering, all of the Company's full-time employees as of February 28, 1997 would have been eligible to participate in the Purchase Plan.

     On the first day of a designated payroll deduction period (the "Offering Period"), the Company will grant to each eligible employee who has elected to participate in the Purchase Plan an option to purchase shares of Common Stock as follows: the employee may authorize an amount (a whole percentage from 1% to 10% of such employee's regular pay) to be deducted by the Company from such pay during the Offering Period. On the last day of the Offering Period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Purchase Plan, the option price is an amount equal to 85% (or such higher percentage as is determined by the Board of Directors) of the fair market value per share of the Common Stock on either the first day or the last day of the Offering Period, whichever is lower. In no event may an employee purchase in any one Offering Period a number of shares which is more than 15% of the employee's annualized base pay divided by 85% (or such higher percentage as is determined by the Board of Directors) of the market value of a share of Common Stock on the commencement date of the Offering Period. The Compensation Committee may, at its discretion, choose an Offering Period of 12 months or less for each of the Offerings and choose a different Offering Period for each Offering.

     If an employee is not a participant on the last day of the Offering Period, such employee is not entitled to exercise any option, and the amount of such employee's accumulated payroll deductions will be refunded. An employee's rights under the Purchase Plan terminate upon voluntary withdrawal from the Purchase Plan at any time, or when such employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares which the accumulated payroll deductions in the participant's account would purchase at the date of death.

  401(k) Savings and Retirement Plan

     On August 28, 1996 the Company adopted a 401(k) Savings and Retirement Plan (the "401(k) Plan"), a tax-qualified plan covering all of its employees who are at least 20.5 years of age and who have completed at least three months of service to the Company. Each employee may elect to reduce his or her current compensation by up to 15%, subject to the statutory limit (a maximum of $9,500 in 1997) and have the amount of the reduction contributed to the 401(k) Plan. The 401(k) Plan provides that the Company may, as determined from time to time by the Board of Directors, provide a matching cash contribution. In addition, the Company may contribute an additional amount to the 401(k) Plan, as determined by the Board of Directors, which will be allocated based on the proportion of the employee's compensation for the plan year to the aggregate compensation for the plan year for all eligible employees. Upon termination of employment, a participant may elect a lump sum distribution or, if his or her total amount in the 401(k) Plan is greater than $3,500, may elect to receive benefits as retirement income.

  Executive Bonus Plan

     Effective January 1, 1997, the Company adopted an Executive Bonus Plan, which provides for the payment of bonuses to those officers and key employees reporting directly to the Chief Executive Officer or Chairman of the Company. Pursuant to the Executive Bonus Plan, each eligible participant is entitled to a bonus of between 1.5% and 18% of his or her annual salary based upon the Company's achievement of 95% or greater of its financial target for the year. In addition, upon achievement of 95% or greater of the financial target for the year, each eligible participant may receive an additional discretionary performance bonus of up to 5% of salary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Company's Compensation Committee are Thomas W. Janes, Andre L. Lamotte, Sc.D., Terrance McGuire and Lee J. Schroeder. Messrs. Janes (through a profit-sharing plan) and Lamotte and entities affiliated with Messrs. Janes, Lamotte and McGuire have made various equity and convertible debt investments in the Company since January 1, 1994. See "Certain Transactions."

                              CERTAIN TRANSACTIONS

     Since January 1, 1994, the Company has engaged in the following transactions with the following directors, officers and stockholders who beneficially own more than 5% of the outstanding Common Stock of the Company ("5% Stockholders"), and affiliates of such directors, officers and 5% Stockholders (collectively, the "Affiliates").

     On June 18, 1995, the Company issued warrants exercisable for an aggregate of 21,647 shares of Series D Convertible Preferred Stock in replacement of warrants exercisable for the same number of shares of Series D Convertible Preferred Stock which expired on such date. These warrants have an exercise price of $9.00 per share and expire on June 18, 1997. Medical Science Partners, L.P., was issued warrants exercisable for 9,804 of such shares. Upon the closing of this offering, these warrants will be exercisable for 8,333 shares of Common Stock at an exercise price of $10.59 per share.


     On July 13, 1995 and August 16, 1995, the Company issued and sold an aggregate of 733,371 shares of its Series E Convertible Preferred Stock at a purchase price of $6.00 per share and issued warrants exercisable for an aggregate of 103,891 shares of Common Stock at an exercise price of $10.59 per share (the "Series E Common Warrants"). On June 28, 1996, December 18, 1996, February 3, 1997, February 19, 1997 and February 28, 1997, the Company issued and sold an aggregate of 1,892,765 shares of its Series F Convertible Preferred Stock at a purchase price of $6.50 per share and issued warrants exercisable for an aggregate of 651,334 shares of Common Stock at a purchase price of $7.65 per share (the "Series F Common Warrants"). In addition, on February 28, 1997, the Company issued a warrant exercisable for 10,200 shares of Common Stock at an exercise price of $8.24 per share to Banque Paribas as consideration for placement agent services in connection with the sale of shares of Series F Convertible Preferred Stock. The purchasers of the shares of Series E Convertible Preferred Stock, the Series E Common Warrants, the Series F Convertible Preferred Stock and the Series F Common Warrants included, among others, the following directors, officers and Affiliates of the Company:



                                                      SERIES E                   SERIES F
                                        SHARES OF      COMMON      SHARES OF      COMMON          TOTAL
NAME                                    SERIES E      WARRANTS     SERIES F      WARRANTS     CONSIDERATION
----                                    ---------     --------     ---------     --------     -------------
Alta V Limited Partnership............   164,935       23,365       190,308        64,702       $2,226,612
Atlas Venture Fund II, L.P............   125,000       17,708        76,923        26,153        1,250,000
Customs House Partners................     1,733          245         2,000           680           23,398
Alan R. Fox...........................        --           --        11,538         3,921           74,997
Bonnie S. Fox.........................        --           --         1,538           522            9,997
Andre L. Lamotte, Sc.D. ..............        --           --         7,692         2,614           49,998
Medical Science Partners, L.P. .......        --           --        76,923        26,153          500,000
Medical Science Partners II, L.P. ....    83,334       11,805            --            --          500,004
MSP Heathcare Opportunities Investment
  Pool................................        --           --       153,847        52,305        1,000,006
New York Life Insurance Company.......   125,000       17,708       346,153       117,691        2,999,995
Paribas Principal, Inc................        --           --       461,538       156,922        2,999,997
Gregory A. Vannatter..................        --           --         7,692         2,614           49,998



Upon the closing of this offering, each share of Series E and Series F Convertible Preferred Stock will automatically convert into 0.85 shares of Common Stock. The number of shares of Common Stock issuable upon exercise of the Series F Common Warrants and the exercise price of such warrants will be adjusted upon the consummation of this offering pursuant to the terms of the Series F Common Warrants. In addition, the Series F Common Warrants and the warrant issued to Banque Paribas contain a cashless exercise feature. See "Description of Capital Stock."


     On January 31, 1997, the Company entered into the Triumph Agreement with Triumph and certain other purchasers identified therein (the "Triumph Purchasers"), pursuant to which the Company agreed to issue convertible subordinated secured notes (the "Triumph Notes") in an aggregate amount of $7,000,000 and warrants exercisable for an aggregate of 561,073 and 218,195 shares of Common Stock at per share exercise prices of $0.01 and $5.29, respectively, (the "Triumph Warrants"). Upon execution of the Triumph Agreement, the Company issued Triumph Notes in aggregate principal amount of $2,000,000 and warrants exercisable for an aggregate of 224,429 shares of Common Stock at a per share exercise price of $0.01. The Triumph Agreement, as amended, provides that, upon the earlier of (i) the Company's receipt of final FDA

NDA approval for Primsol trimethoprim solution and (ii) the closing of this offering, the Company shall issue additional convertible subordinated secured notes to the Triumph Purchasers in an aggregate amount of $5,000,000 and warrants exercisable for an aggregate of 336,644 shares of Common Stock at a per share exercise price of $0.01 and warrants exercisable for an aggregate of 218,195 shares of Common Stock at a per share exercise price of $5.29.

     Through a profit-sharing plan, Thomas W. Janes purchased $21,148 of the Triumph Notes currently outstanding and Triumph Warrants exercisable for 2,404 shares of Common Stock at an exercise price of $0.01 per share (for total consideration of $21,148) and will be required to purchase $53,571 of the additional $5,000,000 of Triumph Notes, and additional Triumph Warrants exercisable for 3,606 shares of Common Stock at an exercise price of $0.01 per share and 2,337 shares of Common Stock at an exercise price of $5.29 per share to be issued by the Company (for total consideration of $53,571).

     Except as described below, the Triumph Notes mature on January 31, 2002. Except as described below the Triumph Notes bear no interest through January 31, 1999 and bear interest at a rate of 7%, 8% and 9% interest for each of the three years thereafter, respectively. Ascent may redeem the Triumph Notes by paying 100% of the outstanding principal and accrued interest at any time. Upon a change in control of the Company, as defined in the Triumph Agreement, the holders of the Triumph Notes may elect to have the Triumph Notes purchased by the Company at 100% of the outstanding principal plus accrued interest. The Triumph Notes are secured by a lien on all of the Company's assets, prohibit the payment of dividends by the Company and, subject to certain exceptions, (including for up to $6,000,000 of senior secured bank financing and $5,500,000 of secured purchase money financing in connection with the planned acquisition of the Feverall product line) prohibit the incurrence of additional indebtedness. Upon completion of this offering, the Company may either redeem all of the outstanding Triumph Notes for their stated principal amount or all of such Triumph Notes will amortize in eight equal quarterly principal payments and require quarterly interest payments on the unpaid principal balance, at a rate equal to the lesser of ten percent or 3.5% over the prime rate, with the first quarterly payment of principal and interest due six months after the closing of this offering. In addition, for a period of two years following the closing of this offering, the holders of the Triumph Notes will have the right to convert the Triumph Notes into such number of shares of Common Stock as is equal to the outstanding principal of such Triumph Notes divided by the per share Price to Public in this offering (subject to certain requirements as to the minimum amount to be so converted as provided in the Triumph Agreement). Assuming an initial public offering price of $12.00 per share, the full $7,000,000 principal amount of the Triumph Notes would be convertible into an aggregate of 583,332 shares of Common Stock.

     The Triumph Agreement also provides that, until the later of (i) the payment of all amounts outstanding on the Triumph Notes and (ii) two and one-half years after the date of this offering, the Company shall use its best efforts to cause the number of members of the Board of Directors to be fixed at nine and to cause the nominee of the holders of a majority of the shares issuable upon exercise of the Triumph Warrants to be nominated, elected and maintained as a director of the Company.

     Certain persons and entities, including the purchasers of the Company's Series E and Series F Convertible Preferred Stock and related warrants and the holders of the Triumph Warrants and Triumph Notes listed above are entitled to certain rights with respect to the registration under the Securities Act of certain shares of the Company's Common Stock, including shares of Common Stock that may be acquired pursuant to the conversion of the Convertible Preferred Stock or the Triumph Notes or the exercise of certain options or warrants under the terms of agreements among the Company and such persons and entities. For a description of such rights, see "Shares Eligible for Future Sale."

     For a description of the employment agreement between the Company and its Chairman, see "Management -- Executive Compensation." For a description of stock options granted to certain directors of the Company, see
"Management -- Compensation of Directors." For a description of the relationship between certain directors of the Company and certain of the Affiliates, see "Management -- Executive Officers, Significant Employees and Directors," and for a description of the consulting arrangement between the Company and its Vice Chairman, see "Management -- Compensation of Directors."

     The Company believes that the securities issued in the transactions described above were sold at their then fair market value and that the terms of the transactions described above were no less favorable than the Company could have obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of February 28, 1997 (assuming the Preferred Stock Conversion), and as adjusted to reflect the sale of the shares of Common Stock offered hereby and the issuance of an additional $5,000,000 of Triumph Notes no later than the closing of this offering, by (i) each person or entity known to the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers and (iv) all directors and executive officers as a group.


                                                                               PERCENTAGE OF TOTAL
                                                   NUMBER OF SHARES     ----------------------------------
                                                     BENEFICIALLY       BEFORE THE
                                                       OWNED(1)          OFFERING    AFTER THE OFFERING(2)
                                                   ----------------     ----------   ---------------------
5% STOCKHOLDERS
Medical Science Partners Group...................      1,110,024(3)        23.4%              16.1%
  20 William Street, Suite 250
  Wellesley, MA 02181

Funds affiliated with Burr, Egan, Deleage & Co. ..        724,674(4)        15.2               10.4
  One Post Office Square
  Boston, MA 02109

New York Life Insurance Company..................        701,156(5)        14.6                9.7
  51 Madison Avenue
  New York, NY 10010

Paribas Group....................................        559,429(6)        11.6                7.4
  c/o White & Case
  1155 Avenue of the Americas
  New York, NY 10036

Atlas Venture Fund II, L.P. .....................        463,411(7)         9.8                6.8
  222 Berkeley Street
  Boston, MA 02116

Triumph-Connecticut Limited Partnership..........        329,639(8)         6.6               14.7(9)
  60 State Street
  Boston, MA 02109

EXECUTIVE OFFICERS AND DIRECTORS(10)

Raymond F. Baddour, Ph.D. .......................        261,537(11)        5.6                3.8

Robert E. Baldini................................         52,062(12)       *               *

Emmett Clemente, Ph.D............................        312,800(13)        6.5                4.6

Michael J.F. Du Cros.............................        463,411(14)        9.8                6.8

Alan R. Fox......................................         15,557(15)       *               *

Thomas W. Janes..................................        332,829(16)        6.7               14.9(17)

Andre L. Lamotte, Sc.D. .........................      1,119,176(18)       23.5               16.2

Terrance McGuire.................................        724,674(19)       15.2               10.4

Lee J. Schroeder.................................          8,500           *               *

All directors and executive officers as a group
  (11 persons)...................................      3,299,698(20)       59.7               49.0(21)


---------------
   * Represents less than 1% of the outstanding Common Stock.

 (1) Each stockholder has sole voting and investment power with respect to the shares listed, except as otherwise noted. Shares of Common Stock which an individual or group has a right to acquire within the 60-day period following February 28, 1997 pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.


 (2) Assumes no cashless exercise of outstanding warrants and an initial public offering price of $12.00 per share in this offering. See "Description of Capital Stock."

 (3) Consists of 844,312 shares held by Medical Science Partners, L.P. ("MSP") (including 48,652 shares issuable upon the exercise of warrants within 60 days of February 28, 1997), 82,638 shares held by Medical Science Partners II, L.P. ("MSP II") (including 11,805 shares issuable upon the exercise of warrants within 60 days of February 28, 1997) and 183,074 shares held by MSP Healthcare Opportunities Investment Pool ("MSP HOIP") (including 52,305 shares issuable upon the exercise of warrants within 60 days of February 28, 1997). MSP, MSP II and MSP HOIP are affiliates.



 (4) Includes 582,341 shares and 134,798 shares issuable upon the exercise of warrants within 60 days of February 28, 1997, beneficially owned by Alta V Limited Partnership. Also includes 6,119 shares and 1,416 shares issuable upon the exercise of warrants within 60 days of February, 28, 1997, beneficially owned by Customs House Partners. The respective general partners of each of these funds exercise sole voting and investment power with respect to the shares held by the funds.



 (5) Includes 159,010 shares issuable upon the exercise of warrants within 60 days of February 28, 1997.



 (6) Consists of 549,229 shares held by Paribas Principal, Inc. (including 156,922 shares issuable upon the exercise of warrants within 60 days of February 28, 1997) and 10,200 shares issuable upon the exercise of warrants held by Banque Paribas within 60 days of February 28, 1997. Banque Paribas and Paribas Principal, Inc. are affiliates.



 (7) Includes 79,277 shares issuable upon the exercise of warrants within 60 days of February 28, 1997.



 (8) Includes 140,476 shares of Common Stock issuable upon conversion of the Triumph Notes outstanding at February 28, 1997 (assuming an initial public offering price of $12.00 per share) held by Triumph and 189,163 shares of Common Stock issuable upon the exercise of the Triumph Warrants held by Triumph which are exercisable within 60 days of February 28, 1997.



 (9) Includes the shares described in note (8). Also includes an additional 351,190 shares of Common Stock issuable upon conversion of additional Triumph Notes (assuming an initial public offering price of $12.00 per share) and an additional 467,653 shares of Common Stock issuable upon the exercise of additional Triumph Warrants within 60 days of February 28, 1997 to be held by Triumph upon the Company's issuance of an additional $5,000,000 of Triumph Notes no later than the closing of this offering.



(10) The address for each director and officer of the Company is c/o Ascent Pediatrics, Inc., 187 Ballardvale Street, Suite B125, Wilmington, MA 01887.



(11) Includes 26,153 shares issuable upon the exercise of warrants within 60 days of February 28, 1997.



(12) Consists of 52,062 shares issuable upon the exercise of options within 60 days of February 28, 1997.



(13) Includes 142,800 shares issuable upon the exercise of options within 60 days of February 28, 1997.



(14) All of such shares are held by Atlas Venture Fund II, L.P. ("Atlas Venture") (including 79,277 shares issuable upon the exercise of warrants). Mr. Du Cros is a Partner of Atlas Venture and may be considered the beneficial owner of the shares owned by Atlas Venture, although Mr. Du Cros disclaims beneficial ownership, except as to his pecuniary interest therein.



(15) Includes 3,921 shares issuable upon the exercise of warrants within 60 days of February 28, 1997. Also includes 1,829 shares held by Mr. Fox's wife (including 522 shares issuable upon the exercise of warrants within 60 days of February 28, 1997).



(16) Includes the shares described in note (8). Also includes 1,786 shares of Common Stock issuable upon conversion of the Triumph Notes outstanding at February 28, 1997 (assuming an initial public offering price of $12.00 per share) held by a profit sharing plan for the benefit of Mr. Janes (the "Janes Plan") and 2,404 shares of Common Stock issuable upon the exercise of Triumph Warrants held by the Janes Plan which are exercisable within 60 days of February 28, 1997. Mr. Janes is a General Partner of Triumph and may be considered the beneficial owners of shares held by Triumph. Mr. Janes disclaims such beneficial ownership, except as to his pecuniary interest therein.



(17) Includes the shares described in notes (8), (9) and (16). Also includes 4,464 shares of Common Stock issuable upon conversion of additional Triumph Notes (assuming an initial public offering price of $12.00 per share) and an additional 5,943 shares of Common Stock issuable upon the exercise of additional Triumph Warrants within 60 days of February 28, 1997 to be held by the Janes Plan upon the Company's issuance of an additional $5,000,000 of Triumph Notes no later than the closing of this offering. Mr Janes is a General Partner of Triumph and may be considered the beneficial owner of shares held by Triumph. Mr. Janes disclaims such beneficial ownership, except as to his pecuniary interest therein.



(18) Includes 2,614 shares issuable upon the exercise of warrants within 60 days of February 28, 1997. Also includes the shares described in note (3). Dr. Lamotte is the Managing General Partner of the general partners of MSP, MSP II and MSP HOIP and may be considered the beneficial owner of the shares owned by such entities, although Dr. Lamotte disclaims beneficial ownership, except as to his pecuniary interest therein.



(19) Includes 717,139 shares held by Alta V Limited Partnership (including the 134,798 warrant shares) and 6,119 shares held by Customs House Partners (including the 1,416 warrant shares). Mr. McGuire is a general partner of Alta V Management Partners, L.P. (which is the general partner of Alta V Limited Partnership). Mr. McGuire disclaims beneficial ownership of the shares held by Alta V Limited Partnership except to the extent of his proportionate pecuniary interests therein. Mr. McGuire disclaims all beneficial ownership to the shares held by Customs House Partners.



(20) See notes (11) through (16) and notes (18) through (19). Includes an additional 9,152 shares of Common Stock (including 2,614 shares issuable upon the exercise of options and warrants within 60 days of February 28,
     1997).



(21) Consists of the shares referenced in note (20) plus additional shares related to the issuance of $5,000,000 in Triumph Notes described in notes
     (9) and (17).

                          DESCRIPTION OF CAPITAL STOCK

     Assuming conversion of all of the Company's Convertible Preferred Stock, as of February 28, 1997, there were 4,638,719 shares of Common Stock outstanding, held of record by 60 stockholders.

COMMON STOCK

     Prior to the closing of this offering, the Company's Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") will authorize the issuance of up to 60,000,000 shares of Common Stock, $.00004 par value per share. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

CONVERTIBLE PREFERRED STOCK AND WARRANTS

     As of February 28, 1997, 800,000 shares of Series A Convertible Preferred Stock, 399,999 shares of Series B Convertible Preferred Stock, 1,359,522 shares of Series D Convertible Preferred Stock, 733,371 shares of Series E Convertible Preferred Stock and 1,915,765 shares of Series F Convertible Preferred Stock of the Company were outstanding. Upon the closing of this offering, all of the outstanding shares of Convertible Preferred Stock will be converted into 4,440,564 shares of Common Stock.


     As of February 28, 1997, a total of 1,264,941 shares of Common Stock (after giving effect to the conversion of all shares of Convertible Preferred Stock into Common Stock prior to or upon the closing of this offering) were issuable upon exercise of outstanding warrants at a weighted average exercise price of $4.93 per share. Such warrants will remain outstanding after the closing of this offering. Upon the closing of this offering, assuming no prior exercise of the Series F Common Warrants, the aggregate number of shares of Common Stock issuable pursuant to the Series F Common Warrants will decrease from 651,334 to 415,031 shares (assuming an initial public offering price of $12.00 per share) and the per share exercise price will increase from $7.65 to the initial price per share to the public in this offering. In addition, the Series F Common Warrants and warrants exercisable for 48,449 shares of Common Stock issued to certain financial advisors to the Company contain a cashless exercise feature which, if exercised in full prior to the consummation of this offering (and assuming an initial public offering price of $12.00 per share), would result in the issuance of 266,072 shares of Common Stock with no additional proceeds to the Company upon the surrender of the warrant certificates. These warrants will retain this cashless exercise feature following the consummation of this offering.


     As of February 28, 1997, a total of 634,736 shares of Common Stock were issuable upon the exercise of outstanding options at a weighted average exercise price of $2.40 per share, of which options with respect to 244,978 shares were exercisable.

TRIUMPH NOTES

     As of February 28, 1997, the Company had issued Triumph Notes in an aggregate principal amount of $2,000,000. Upon the earlier of (i) the Company's receipt of final NDA approval for Primsol trimethoprim solution and (ii) the closing of this offering, the Company will issue additional Triumph Notes in an aggregate principal amount of $5,000,000. For a period of two years following the closing of this offering the holders of the Triumph Notes will have the right to convert the Triumph Notes into such number of shares of Common Stock as is equal to the outstanding principal of such Triumph Notes divided by the per share Price to Public in this offering (subject to certain requirements as to the minimum amount to be so converted as provided in the Triumph Agreement). Assuming an initial public offering price of $12.00 per share, the full $7,000,000 principal amount of the Triumph Notes would be convertible into an aggregate of 583,332 shares of Common Stock). See "Certain Transactions."

PREFERRED STOCK

     Upon the closing of this offering and following the filing of a Certificate of Retirement, the Company's Certificate of Incorporation will authorize the issuance of up to 5,000,000 shares of Preferred Stock, $0.01 par value per share. Under the terms of the Certificate of Incorporation, the Board of Directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue such shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.

     The purpose of authorizing the Board of Directors to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     The Certificate of Incorporation provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management." In addition, the Certificate of Incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of capital stock of the corporation entitled to vote. Under the Certificate of Incorporation, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

     The Certificate of Incorporation also provides that after the closing of this offering, any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The Certificate of Incorporation further provides that special meetings of the stockholders may only be called by the President of the Company or by the Board of Directors. Under the Company's Amended and Restated By-Laws (the "By-Laws"), in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

     The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's Certificate of Incorporation or By-Laws, unless a corporation's Certificate of Incorporation or By-Laws, as the case may be, requires a greater percentage. The Certificate of Incorporation and the By-Laws require the affirmative vote of the holders of at least 75% of the shares of capital stock of the Company issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

     The Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Certificate of Incorporation contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Boston Equiserve Limited Partnership.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, based upon the number of shares outstanding at February 28, 1997, there will be 6,638,719 shares of Common Stock of the Company outstanding (including the 4,440,564 shares of Common Stock to be issued upon the Preferred Stock Conversion, but exclusive of 1,285,490 shares covered by vested options and warrants outstanding at February 28, 1997, 583,332 shares of Common Stock issuable upon conversion of the Triumph Notes (assuming an initial public offering price of $12.00 per share) and 779,268 shares issuable upon the exercise of Triumph Warrants issued or issuable no later than the closing of this offering). Of these outstanding shares (and without taking into account the lock-up agreements described below), the 2,000,000 shares of Common Stock sold in this offering, will be immediately eligible for resale in the public market without restriction under the Securities Act, except that any shares purchased in this offering by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144 Affiliates"), may generally only be resold in compliance with applicable provisions of Rule 144. Beginning approximately 90 days after the date of this Prospectus (and without taking into account the lock-up agreements described below), approximately 3,757,594 additional shares of Common Stock (including approximately (i) 320,681 shares covered by options and 61,898 shares covered by warrants (assuming a cashless exercise of such warrants prior to the closing of this offering at an initial public offering price of $12.00 per share), in each case exercisable within the 90-day period following the date of this Prospectus) will become eligible for immediate resale in the public market (assuming effectiveness of the amendment to Rule 144 described below), subject to compliance as to certain of such shares with applicable provisions of Rules 144 and 701.


     The Company, and its directors, officers and certain of its security
holders, holding in the aggregate approximately           shares of Common Stock
outstanding prior to this offering, approximately        shares of Common Stock
subject to options and warrants exercisable within 180 days of the effective date of the registration statement to which this Prospectus forms a part and shares of Common Stock issuable upon conversion of the Triumph Notes, have entered into agreements providing that, for a period of 180 days after the effective date of the registration statement to which this Prospectus forms a part, they will not, without the prior written consent of Cowen & Company, offer, sell, contract to sell or otherwise dispose of or reduce beneficial ownership in or risk relating to any shares of Common Stock or any rights to acquire shares of Common Stock (other than, in the case of the Company, in certain limited circumstances), or grant any option to purchase or right to acquire or acquire any option to dispose of any shares of Common Stock. The
shares subject to the lock-up agreements include                of the shares of
Common Stock that would otherwise have become immediately eligible for resale in the public market upon completion of this offering and approximately of the shares of Common Stock (including approximately shares of Common Stock covered by options exercisable within the
90-day period following the date of this Prospectus) that would otherwise have become eligible for resale in the public market beginning approximately 90 days after the date of this Prospectus, subject to compliance as to certain of such shares with the applicable provisions of Rules 144 and 701.

     In general, under Rule 144 as currently in effect, beginning approximately 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder, including a Rule 144 Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least two years from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from a Rule 144 Affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 66,387 shares immediately after this offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least three years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from a Rule 144 Affiliate of the Company, a stockholder who is not a Rule 144 Affiliate of the Company at the time of sale and has not been a Rule 144 Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144. The Securities and Exchange Commission has adopted an amendment to Rule 144 which reduces the holding period required for shares subject to Rule 144 to become eligible for sale in the public market from two years to one year, and from three years to two years in the case of Rule 144(k). This amendment will be effective on April 29, 1997.

     Securities issued in reliance on Rule 701 (such as shares of Common Stock that may be acquired pursuant to the exercise of certain options granted under the 1992 Option Plan) are also restricted securities and, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, may be sold by stockholders other than a Rule 144 Affiliate of the Company subject only to the manner of sale provisions of Rule 144 and by a Rule 144 Affiliate under Rule 144 without compliance with its two-year holding period requirement.

     At the completion of this offering, certain persons and entities (the "Rightholders"), will be entitled to certain rights with respect to the registration under the Securities Act of a total of approximately 6,843,676 shares of Common Stock (the "Registrable Shares"), including 1,819,780 shares of Common Stock that may be acquired pursuant to the exercise of outstanding warrants (including Triumph Warrants to be outstanding upon the closing of this offering) and 583,332 shares of Common Stock that may be issued upon conversion of the Triumph Notes (assuming an initial public offering price of $12.00 per share), under the terms of agreements among the Company and the Rightholders (the "Registration Agreements"). The Registration Agreements generally provide that in the event the Company proposes to register any of its securities under the Securities Act at any time, with certain exceptions, the Rightholders shall be entitled to include Registrable Shares in such registration, subject to the right of the managing underwriter of any underwritten offering to exclude from such registration for marketing reasons some or all of such Registrable Shares. The Rightholders have the additional right under certain Registration Agreements to require the Company to prepare and file registration statements under the Securities Act with respect to all of the Registrable Shares, including shares of Common Stock that may be acquired upon the exercise of outstanding warrants, if such Rightholders holding specified percentages of such Registrable Shares so request, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. Under the Registration Agreements, the Company is not required to file a registration statement within six months of the effective date of the Registration Statement of which this Prospectus is a part. In addition to the registration rights described above, with respect to the shares of Common Stock issuable upon conversion of the Triumph Notes, the Company is required to file a "shelf" registration statement covering all of the Registrable Shares once the Company has become eligible to file a registration statement on Form S-3, which the Company expects to occur twelve months following the closing of this offering. The Company is generally required to bear the expense of all such registrations.

     Prior to this offering, there has been no public market for the Common Stock. No precise prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. The Company is unable to estimate the number of shares that may be sold in the public market pursuant to Rule 144, since this will depend on the market price of the Common Stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of the Common Stock of the Company in the public market could adversely affect the market price of the Company's Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities.

                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Cowen & Company, Volpe Brown Whelan & Company, LLC and Adams, Harkness & Hill, Inc., have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:



                                                                               NUMBER OF SHARES
UNDERWRITER                                                                    OF COMMON STOCK
-----------                                                                    ----------------
Cowen & Company..............................................................
Volpe Brown Whelan & Company, LLC ...........................................
Adams, Harkness & Hill, Inc. ................................................

                                                                                 ---------
          Total..............................................................    2,000,000
                                                                                 =========


     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

     The Company has been advised by the Representatives of the Underwriters that the Underwriters initially propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $          per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $          per share to certain other
dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representatives of the underwriters.

     The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 300,000 additional shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the table above bears to 2,000,000, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 2,000,000 shares are being offered.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Company, and its directors, officers and certain of its security
holders, holding in the aggregate approximately           shares of Common Stock
outstanding prior to this offering, approximately        shares of Common Stock
subject to options and warrants exercisable within 180 days of the effective date of the registration statement to which this Prospectus forms a part and shares of Common Stock issuable upon conversion of the Triumph Notes, have entered into agreements providing that, for a period of 180 days after the effective date of the registration statement to which this Prospectus forms a part, they will not, without the prior written consent of Cowen & Company, offer, sell, contract to sell or otherwise dispose of or reduce beneficial ownership in or risk relating to any shares of Common Stock or any rights to acquire shares of Common Stock (other than, in the case of the Company, in certain limited circumstances), or grant any option to purchase or right to acquire or acquire any option to dispose of any shares of Common Stock. See "Shares Eligible for Future Sale."

     The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined by negotiations between the Company and the Representatives of the Underwriters. Among the factors to be considered in such negotiations will be prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Representatives of the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

     In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of the Common Stock in the open market. The Underwriters may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the Common Stock in the offering, if the Underwriters repurchase previously distributed Common Stock in transactions to cover their short positions, in stabilization transactions or otherwise. Finally, the Underwriters may bid for, and purchase, shares of the Common Stock in market making transactions and impose penalty bids. These activities may stabilize or maintain the market price of the Common Stock above market levels that may otherwise prevail. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.


     Certain Representatives have acquired shares of capital stock in the Company in private placements on the same terms as other investors who participated in such private placements. On December 18, 1996, certain affiliates of Volpe Brown Whelan & Company, LLC acquired from the Company an aggregate of 26,922 shares of Series F Convertible Preferred Stock and related warrants exercisable for 9,148 shares of Common Stock at an exercise price of $7.65 per share for an aggregate purchase price of $174,993. On June 28, 1996, Adams, Harkness & Hill, Inc., purchased from the Company 153,846 shares of Series F Convertible Preferred Stock and related warrants exercisable for 52,307 shares of Common Stock at an exercise price of $7.65 per share for an aggregate purchase price of $1,000,000. The number of shares of Common Stock issuable upon exercise of these warrants and the exercise price of such warrants will be adjusted upon the closing of this offering. As with all Series F Common Warrants, these warrants have a cashless exercise feature. See "Description of Capital Stock."

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Hale and Dorr LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

                                    EXPERTS

     The balance sheets of Ascent Pediatrics, Inc., as of December 31, 1995 and 1996, and the statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996, and the cumulative period from inception (March 16, 1989) to December 31, 1996, included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The Statement of Assets related to the Product Line to be Acquired by Ascent Pediatrics, Inc. as of December 29, 1996 and the Statements of Net Sales and Identified Costs and Expenses of the Product Line to by Acquired by Ascent Pediatrics, Inc. for the years ended December 31, 1995 and December 29, 1996 of the Feverall Product Line of Upsher-Smith Laboratories, Inc. (the "Product Line") included in this Prospectus have been included herein in reliance upon the report, which includes an explanatory paragraph, of KPMG Peat Marwick LLP, independent certified public accountants, given upon the authority of said firm as experts in auditing and accounting. The explanatory paragraph states that the financial statements were prepared to present the assets to be sold to Ascent and the net sales and the identified costs and expenses of the Product Line and are not intended to be a complete presentation of the Product Line's financial position, results of operations or cash flows. Accordingly, identified costs and expenses include only those costs and expenses directly attributable to the Product Line to be sold. They do not contain any other costs which are not directly attributable to the Product Line to be sold. As a result, the statements presented may not be indicative of the results of operations that would have been achieved had the Product Line operated as a nonaffiliated entity.


     The statements in this Prospectus set forth under the captions "Risk Factors -- Uncertainty Regarding Patents and Proprietary Rights" and "Business -- Patents, Trade Secrets and Licenses," except for statements pertaining to Primsol trimethoprim solution or the Company's trademarks, have been reviewed and approved by Welsh & Katz, Ltd., Chicago, Illinois, United States patent counsel for the Company, as experts on such matters, and are included herein in reliance upon such review and approval.



     The statements in this Prospectus set forth under the captions "Risk Factors -- Uncertainty Regarding Patents and Proprietary Rights" and "Business -- Patents, Trade Secrets and Licenses" pertaining to Primsol trimethoprim solution and the Company's trademarks have been reviewed and approved by Hale and Dorr LLP, counsel for the Company, as experts on such matters, and are included herein in reliance upon such review and approval.


                             ADDITIONAL INFORMATION


     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                            ASCENT PEDIATRICS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
ASCENT PEDIATRICS, INC.:

Report of Independent Accountants.....................................................   F-2

Balance Sheets as of December 31, 1995 and 1996 and unaudited 1996 Pro Forma..........   F-3

Statements of Operations for the years ended December 31, 1994, 1995 and 1996, and
  cumulative from inception (March 16, 1989) to December 31, 1996.....................   F-4

Statements of Changes in Stockholders' Equity (Deficit) from inception (March 16,
  1989) to December 31, 1996..........................................................   F-5

Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996, and
  cumulative from inception (March 16, 1989) to December 31, 1996.....................   F-6

Notes to the Financial Statements.....................................................   F-7

A PRODUCT LINE OF UPSHER-SMITH LABORATORIES, INC.:

Independent Auditors' Report..........................................................  F-18

Statement of Assets Related to the Product Line to be Acquired by Ascent Pediatrics,
  Inc. as of December 29, 1996........................................................  F-19

Statements of Net Sales and Identified Costs and Expenses of the Product Line to be
  Acquired by Ascent Pediatrics, Inc. Years ended December 31, 1995 and December 29,
  1996................................................................................  F-20

Notes to the Financial Statements of the Product Line to be Acquired by Ascent
  Pediatrics, Inc. December 31, 1995 and December 29, 1996............................  F-21

UNAUDITED COMBINED PRO FORMA FINANCIAL STATEMENTS:

Introduction to Unaudited Combined Pro Forma Financial Statements As of and for the
  Year Ended December 31, 1996........................................................  F-23

Unaudited Combined Pro Forma Balance Sheet as of December 31, 1996....................  F-24

Unaudited Combined Pro Forma Statement of Operations for the Year Ended December 31,
  1996................................................................................  F-25

Notes to Unaudited Combined Pro Forma Financial Statements As of and for the Year
  Ended December 31, 1996.............................................................  F-26

     This is the form of the report which will be issued upon the effectiveness of the reverse common stock split discussed in Note B of Notes to Financial
Statements:


                                                        COOPERS & LYBRAND L.L.P.
Boston, Massachusetts

April 3, 1997


                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Ascent Pediatrics, Inc.:

     We have audited the accompanying balance sheets of Ascent Pediatrics, Inc., formerly Ascent Pharmaceuticals, Inc. (a Development Stage Enterprise), as of December 31, 1995 and 1996 and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996 and cumulative from inception (March 16, 1989) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Ascent Pediatrics, Inc. (a Development Stage Enterprise), as of December 31, 1995 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 and cumulative from inception (March 16, 1989) to December 31, 1996, in conformity with generally accepted accounting principles.

Boston, Massachusetts
March   , 1997

                            ASCENT PEDIATRICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996

                                                                                                             1996
                                                                                                           PRO FORMA
                                                                                                        (NOTES K AND L)
                                                                              1995           1996         (UNAUDITED)
                                                                          ------------   ------------   ---------------
ASSETS
Current assets:
  Cash and cash equivalents.............................................  $  2,538,047   $  2,085,743     $ 10,813,731
  Other current assets..................................................        43,672         12,312           12,312
                                                                          -------------  ------------     ------------
        Total current assets............................................     2,581,719      2,098,055       10,826,043
                                                                          -------------  ------------     ------------
Fixed assets, net (Note C)..............................................       155,030        163,142          163,142
Deposits related to acquisition (Note F)................................            --        250,000          250,000
Deferred charges and other deposits (Notes F and K).....................            --        104,553          104,553
Debt issue costs........................................................            --             --          120,000
Other assets, net (Note D)..............................................        13,125         11,874           11,874
                                                                          -------------  ------------     ------------
        Total assets....................................................  $  2,749,874   $  2,627,624     $ 11,475,612
                                                                          =============  ============     ============

LIABILITIES
Accounts payable........................................................  $    112,343   $    496,655     $    496,655
Accrued expenses (Note G)...............................................       238,653      1,076,556        1,076,556
                                                                          -------------  ------------     ------------
        Total current liabilities.......................................       350,996      1,573,211        1,573,211
Subordinated secured notes (Note K).....................................            --             --        1,163,006
                                                                          -------------  ------------     ------------
        Total liabilities...............................................       350,996      1,573,211        2,736,217
Series D redeemable convertible preferred stock, $.00004 par value;
  1,399,589 shares authorized; 1,359,522 shares issued and outstanding at December 31, 1995 and 1996 and none outstanding on a pro forma
  basis, respectively (liquidation preference of $6.00 per share).......     8,157,132      8,157,132               --
Series E redeemable convertible preferred stock, $.00004 par value;
  1,166,667 shares authorized; 733,371 shares issued and outstanding at
  December 31, 1995 and 1996 and none outstanding on a pro forma basis,
  respectively (liquidation preference of $6.00 per share)..............     4,400,226      4,400,226               --
Series F redeemable convertible preferred stock, $.00004 par value;
  1,892,308 shares authorized; 811,536 shares issued and outstanding at
  December 31, 1996 and none outstanding on a pro forma basis,
  respectively (liquidation preference $6.50 per share).................            --      5,274,984               --
Commitments (Notes D and F)

STOCKHOLDERS' EQUITY (DEFICIT)
Stockholders' equity (deficit)(Notes H, I and J):
  Series A convertible preferred stock, $.00004 par value; 800,000 shares authorized, 800,000 issued and outstanding at December 31,
    1995 and 1996 and none outstanding on a pro forma basis,
    respectively (liquidation preference of $0.38 per share)............       280,110        280,110               --
  Series B convertible preferred stock, $.00004 par value; 399,999 shares authorized, 399,999 issued and outstanding at December 31,
    1995 and 1996 and none outstanding on a pro forma basis,
    respectively (liquidation preference of $6.50 per share)............     2,574,993      2,574,993               --
  Common stock, $.00004 par value; 11,000,000 shares authorized; 197,837 and 198,155 shares issued and outstanding at December 31, 1995 and
    1996 and 4,638,719 shares outstanding on a pro forma basis,
    respectively........................................................             8              8              185
  Additional paid-in capital............................................            --             --       28,372,250
  Deficit accumulated during the development stage......................   (13,013,591)   (19,633,040)     (19,633,040)
                                                                          -------------  ------------     ------------
      Total stockholders' equity (deficit)..............................   (10,158,480)   (16,777,929)       8,739,395
                                                                          -------------  ------------     ------------
        Total liabilities and stockholders' equity (deficit)............  $  2,749,874   $  2,627,624     $ 11,475,612
                                                                          =============  ============     ============

    The accompanying notes are an integral part of the financial statements.

                            ASCENT PEDIATRICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                 AND CUMULATIVE FROM INCEPTION (MARCH 16, 1989)
                              TO DECEMBER 31, 1996

                                                                                     CUMULATIVE FROM
                                                                                     INCEPTION (MARCH
                                                                                       16, 1989) TO
                                                                                       DECEMBER 31,
                                        1994            1995            1996               1996
                                     -----------     -----------     -----------     ----------------
Licensing revenue (Note D).........  $        --     $   303,949     $        --       $    303,949
                                     -----------     -----------     -----------       ------------
Costs and expenses:
  Research and development.........    2,550,931       2,986,044       3,760,948         12,009,821
  Selling, general and
     administrative................    1,140,667       1,531,924       2,805,352          8,203,559
                                     -----------     -----------     -----------       ------------
          Total expenses...........    3,691,598       4,517,968       6,566,300         20,213,380
                                     -----------     -----------     -----------       ------------
Loss from operations...............   (3,691,598)     (4,214,019)     (6,566,300)       (19,909,431)
Interest income....................      147,498         113,124          79,084            753,543
                                     -----------     -----------     -----------       ------------
Net loss...........................  $(3,544,100)    $(4,100,895)    $(6,487,216)      $(19,155,888)
Accretion to redemption value of
  preferred stock..................           --          62,604         137,783            486,002
                                     -----------     -----------     -----------       ------------
Net loss to common stockholders....  $(3,544,100)    $(4,163,499)    $(6,624,999)      $(19,641,890)
                                     ===========     ===========     ===========       ============
Net loss per common and common
  equivalent share, historical
  (Note B)
Pro forma (unaudited):
  Net loss per common and common
     equivalent share..............                                  $     (1.48)
  Weighted average number of common
     and common equivalent shares
     outstanding...................                                    4,384,208

    The accompanying notes are an integral part of the financial statements.

                            ASCENT PEDIATRICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                        FROM INCEPTION (MARCH 16, 1989)
                              TO DECEMBER 31, 1996

                                                    NUMBER OF SHARES
                                                   -------------------                                           PAR     ADDITIONAL
                                                   PREFERRED   COMMON    PREFERRED   PREFERRED     PREFERRED    VALUE     PAID-IN
                                                     STOCK      STOCK    SERIES A     SERIES B     SERIES C     COMMON    CAPITAL
                                                   ---------   -------   ---------   ----------   -----------   ------   ----------
Common stock issued to officers $.000047 per
 share...........................................              170,000   $           $            $               $7       $     1
Series A convertible preferred stock, net of
 issuance costs of approximately $20,000, issued
 at $0.38 per share..............................    800,000              280,110
Loss for the period from inception (March 16,
 1989) to December 31, 1989......................
                                                   ---------   -------   --------                                 --       -------
Balance, December 31, 1989.......................    800,000   170,000    280,110                                  7             1
Series B convertible preferred stock, net of
 issuance costs of approximately $25,000, issued
 at $6.50 per share..............................    399,999                          2,574,993
Common stock issued to consultants and employees
 at $0.01 per share..............................              19,125                                              1           224
Net loss.........................................
                                                   ---------   -------   --------    ----------                   --       -------
Balance, December 31, 1990.......................  1,199,999.. 189,125    280,110     2,574,993                    8           225
Common stock issued to consultants and employees
 at $0.01 per share..............................               6,375                                             --            75
Net loss.........................................
                                                   ---------   -------   --------    ----------                   --       -------
Balance, December 31, 1991.......................  1,199,999   195,500    280,110     2,574,993                    8           300
Series C convertible preferred stock, net of
 issuance costs of approximately $40,000, issued
 at $12.75 per share.............................    169,188                                        2,117,147
Common stock issued to consultants and employees,
 issued at $1.18 per share.......................               2,125                                                        2,500
Net loss.........................................
                                                   ---------   -------   --------    ----------   -----------     --       -------
Balance, December 31, 1992.......................  1,369,187   197,625    280,110     2,574,993     2,117,147      8         2,800
Series C convertible preferred stock converted to
 Series D redeemable convertible preferred
 stock...........................................   (169,188)                                      (2,117,147)
Issuance costs of Series D redeemable convertible
 preferred stock.................................                                                                 --        (2,800)
Net loss.........................................
                                                   ---------   -------   --------    ----------   -----------     --       -------
Balance, December 31, 1993.......................  1,199,999   197,625    280,110     2,574,993            --      8            --
Common stock issued upon option exercise at $2.35
 per share.......................................                 212                                             --           500
Net loss.........................................
                                                   ---------   -------   --------    ----------   -----------     --       -------
Balance, December 31, 1994.......................  1,199,999.. 197,837    280,110     2,574,993            --      8           500
Issuance costs of Series E redeemable convertible
 preferred stock.................................                                                                             (500)
Net loss.........................................                                                          --
                                                   ---------   -------   --------    ----------   -----------     --       -------
Balance, December 31, 1995.......................  1,199,999.. 197,837    280,110     2,574,993            --      8            --
Common stock issued upon option exercise at $2.35
 per share.......................................                 318                                                          750
Warrant proceeds.................................                                                                            4,800
Issuance costs of Series F redeemable convertible
 preferred stock.................................                                                                           (5,550)
Net loss.........................................
                                                   ---------   -------   --------    ----------   -----------     --       -------
Balance, December 31, 1996.......................  1,199,999   198,155   $280,110    $2,574,993            --     $8            --
                                                   =========   =======   ========    ==========   ===========     ==       =======


                                                   ACCUMULATED     STOCKHOLDERS'
                                                     DEFICIT      EQUITY (DEFICIT)
                                                   ------------   ----------------
Common stock issued to officers $.000047 per
 share...........................................  $                $          8
Series A convertible preferred stock, net of
 issuance costs of approximately $20,000, issued
 at $0.38 per share..............................                        280,110
Loss for the period from inception (March 16,
 1989) to December 31, 1989......................      (293,846)        (293,846)
                                                   ------------     ------------
Balance, December 31, 1989.......................      (293,846)         (13,728)
Series B convertible preferred stock, net of
 issuance costs of approximately $25,000, issued
 at $6.50 per share..............................                      2,574,993
Common stock issued to consultants and employees
 at $0.01 per share..............................                            225
Net loss.........................................      (479,182)        (479,182)
                                                   ------------     ------------
Balance, December 31, 1990.......................      (773,028)       2,082,308
Common stock issued to consultants and employees
 at $0.01 per share..............................                             75
Net loss.........................................    (1,211,956)      (1,211,956)
                                                   ------------     ------------
Balance, December 31, 1991.......................    (1,984,984)         870,427
Series C convertible preferred stock, net of
 issuance costs of approximately $40,000, issued
 at $12.75 per share.............................                      2,117,147
Common stock issued to consultants and employees,
 issued at $1.18 per share.......................                          2,500
Net loss.........................................    (1,216,723)      (1,216,723)
                                                   ------------     ------------
Balance, December 31, 1992.......................    (3,201,707)       1,773,351
Series C convertible preferred stock converted to
 Series D redeemable convertible preferred
 stock...........................................                     (2,117,147)
Issuance costs of Series D redeemable convertible
 preferred stock.................................      (282,815)        (285,615)
Net loss.........................................    (1,821,970)      (1,821,970)
                                                   ------------     ------------
Balance, December 31, 1993.......................    (5,306,492)      (2,451,381)
Common stock issued upon option exercise at $2.35
 per share.......................................                            500
Net loss.........................................    (3,544,100)      (3,544,100)
                                                   ------------     ------------
Balance, December 31, 1994.......................    (8,850,592)      (5,994,981)
Issuance costs of Series E redeemable convertible
 preferred stock.................................       (62,104)         (62,604)
Net loss.........................................    (4,100,895)      (4,100,895)
                                                   ------------     ------------
Balance, December 31, 1995.......................   (13,013,591)     (10,158,480)
Common stock issued upon option exercise at $2.35
 per share.......................................                            750
Warrant proceeds.................................                          4,800
Issuance costs of Series F redeemable convertible
 preferred stock.................................      (132,233)        (137,783)
Net loss.........................................    (6,487,216)      (6,487,216)
                                                   ------------     ------------
Balance, December 31, 1996.......................  $(19,633,040)    $(16,777,929)
                                                   ============     ============

    The accompanying notes are an integral part of the financial statements.

                             ASCENT PEDIATRICS, INC
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996,
                 AND CUMULATIVE FROM INCEPTION (MARCH 16, 1989)
                              TO DECEMBER 31, 1996

                                                                                                 CUMULATIVE FROM
                                                                                                 INCEPTION (MARCH
                                                                                                   16, 1989) TO
                                                                                                   DECEMBER 31,
                                                          1994          1995          1996             1996
                                                       -----------   -----------   -----------   ----------------
Cash flows for operating activities:
  Net loss...........................................  $(3,544,100)  $(4,100,895)  $(6,487,216)    $(19,155,888)
  Adjustments to reconcile net loss to net cash used
     by operating activities:
     Depreciation and amortization...................       41,031        45,349        52,833          206,625
     Changes in operating assets and liabilities:
       Other assets..................................      (67,464)       55,943        31,360          (12,312)
       Deferred charges and deposits.................           --            --      (104,553)        (104,553)
       Accounts payable and accrued expenses.........      143,590        47,038     1,222,215        1,573,213
                                                       ------------  ------------  ------------    ------------
          Total adjustments..........................      117,157       148,330     1,201,855        1,662,973
                                                       ------------  ------------  ------------    ------------
Net cash used by operating activities................   (3,426,943)   (3,952,565)   (5,285,361)     (17,492,915)
                                                       ------------  ------------  ------------    ------------
Cash flows for investing activities:
  Purchase of fixed assets...........................      (94,179)      (17,774)      (59,694)        (381,642)
  Payments related to acquisition....................           --            --      (250,000)        (250,000)
                                                       ------------  ------------  ------------    ------------
Net cash used in investing activities................      (94,179)      (17,774)     (309,694)        (631,642)
                                                       ------------  ------------  ------------    ------------
Cash flows from financing activities:
  Proceeds from sale of common stock.................          500            --           750            4,058
  Proceeds from sale of preferred stock, net of
     issuance costs..................................           --     4,337,622     5,137,201       20,201,442
  Proceeds from issuance of debt.....................           --            --            --          150,000
  Proceeds from warrant..............................           --            --         4,800            4,800
  Repayment of debt..................................           --            --            --         (150,000)
                                                       ------------  ------------  ------------    ------------
Net cash provided by financing activities............          500     4,337,622     5,142,751       20,210,300
                                                       ------------  ------------  ------------    ------------
Net (decrease) increase in cash......................   (3,520,622)      367,283      (452,304)       2,085,743
Cash and cash equivalents at the beginning of the
  period.............................................    5,691,386     2,170,764     2,538,047               --
                                                       ------------  ------------  ------------    ------------
Cash and cash equivalents at the end of the period...  $ 2,170,764   $ 2,538,047   $ 2,085,743     $  2,085,743
                                                       ============  ============  ============    ============
Non-cash activity:
  Series C preferred stock converted to Series D
     preferred stock.................................           --            --            --     $  2,117,147
                                                       ------------  ------------  ------------    ------------

    The accompanying notes are an integral part of the financial statements.

                            ASCENT PEDIATRICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

A. NATURE OF BUSINESS

     Ascent Pediatrics, Inc. (the "Company"), formerly Ascent Pharmaceuticals, Inc., incorporated in Delaware on March 16, 1989, is a drug development and marketing Company focused exclusively on the pediatric market. Since its formation, the Company has operated as a development stage enterprise, devoting substantially all of its efforts to establishing a new business and to carrying on development activities.

     The Company has incurred net losses since its inception and expects to incur additional operating losses in the future as the Company continues its product development programs, expansion of sales and marketing organization and introduces its products to the market. The Company is subject to a number of risks similar to other companies in the industry, including rapid technological change, uncertainty of market acceptance of products, uncertainty of regulatory approval, competition from substitute products and larger companies, customers' reliance on third-party reimbursement, the need to obtain additional financing, compliance with government regulations, protection of proprietary technology, dependence on third-party manufacturers, distributors and key suppliers, product liability, and dependence on key individuals.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Financial Statement Presentation

     On or prior to the effectiveness of a registration statement relating to the initial public offering of the Common Stock of the Company, such as the one contemplated in the Registration Statement in which the accompanying financial statements have been included (the "Offering"), the Company will effect a 0.85-for-one reverse stock split of its common stock and increase the number of authorized shares of common stock to 60,000,000. Accordingly, all share and per share amounts have been adjusted to reflect the reverse stock split as though it had occurred at the beginning of the initial period presented.

  Cash and Cash Equivalents

     The Company considers all short-term investments purchased with an original maturity of three months or less at the date of acquisition to be cash equivalents.

  Concentration of Credit Risk

     Cash and cash equivalents are financial instruments which potentially subject the Company to concentrations of credit risk. At December 31, 1996, substantially all of the Company's cash was invested in two money market mutual funds through two different high quality financial institutions.

  Fixed Assets

     Fixed assets are recorded at cost and depreciated on a straight-line basis over the useful life of the asset, typically five or seven years.

  Revenue Recognition

     Revenue is recognized under a collaborative license agreement as earned based upon the performance requirements of such agreement (Note D).

  Research and Development Expenses

     Research and development costs are expensed as incurred.

                            ASCENT PEDIATRICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Advertising Expenses

     Costs for catalogs and other media are expensed as incurred. For the years ended December 31, 1994, 1995 and 1996, costs were $0, $21,090 and $423,656, respectively.

  Income Taxes

     The Company accounts for income taxes under Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from the estimates and assumptions used by management.

  Pro Forma Net Loss Per Share (Unaudited)

     The pro forma net loss per common share is computed based upon the weighted average number of common shares and common equivalent shares (using the treasury stock method) outstanding after certain adjustments described below. Common equivalent shares consist of common stock options and warrants where the effect of their inclusion would be dilutive. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83, all common and common equivalent shares issued during the 12 month period prior to the initial filing date of the initial public offering have been included in the calculation as if they were outstanding for all periods, using the treasury stock method and the assumed initial public offering price of $12.00 per share. In addition, all outstanding shares of convertible preferred stock and redeemable convertible preferred stock, which mandatorily convert to common stock upon the closing of an initial public offering, are treated as if converted to common stock for all periods. Accordingly, in the computation of net loss per common share, accretion of the redeemable preferred stock to the mandatory redemption amount is not included as an increase to net loss to common stockholders.

  Historical Net Loss Per Common Share

     Net loss per common share on a historical basis is computed in the same manner as pro forma net loss per common share, except that preferred stock is not assumed to be converted. Accretion of redeemable preferred stock is included as an increase to net loss attributable to common stockholders. Net loss per common share on a historical basis is as follows:

                                                                    YEARS ENDED DECEMBER 31,
                                                                ---------------------------------
                                                                  1994        1995        1996
                                                                ---------   ---------   ---------
Net loss per common share.....................................     $(2.24)     $(2.63)     $(4.18)
Weighted average number of common and common equivalent shares
  outstanding.................................................  1,585,048   1,585,251   1,585,251

     Fully diluted net loss per common share is the same as primary net loss per common share.

                            ASCENT PEDIATRICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Recent Pronouncements

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("FAS 128"). FAS 128 specifies the computation, presentation and disclosure requirements for earnings per share. FAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods, and earlier application is not permitted. FAS 128 requires restatement of all prior-period earnings per share data presented after the effective date. The Company has not yet determined FAS 128's effect on its financial statements.

C. FIXED ASSETS

     Fixed assets consisted of the following at December 31:

                                                                   1995        1996
                                                                 ---------   ---------
        Equipment..............................................  $ 178,430   $ 220,983
        Furniture and fixtures.................................     89,730     106,871
                                                                 ---------   ---------
        Total equipment........................................    268,160     327,854
        Less:
          Accumulated depreciation.............................   (113,130)   (164,712)
                                                                 ---------   ---------
        Total..................................................  $ 155,030   $ 163,142
                                                                 =========   =========

     Depreciation expense amounted to $36,402, $44,101, and $51,582 for the years ended December 31, 1994, 1995 and 1996, respectively.

D.  LICENSE AGREEMENTS

     During the year ended December 31, 1990, the Company entered into an agreement with an unaffiliated entity, pursuant to which the Company was granted a worldwide, exclusive license pursuant to certain patent applications. The license agreement calls for royalties to be paid based on a percentage of net sales of licensed product using the technology covered by the patent, and additional royalties to be paid upon any sublicensing income earned.

     During 1995, the Company entered into a licensing agreement with an unaffiliated entity, pursuant to which the Company granted such party an exclusive license to make, use and sell the licensed product in Japan. The Company received approximately $202,000 as a technology transfer fee under the license agreement and recognized it as revenue in 1995. In the event the licensee commercializes a product utilizing the licensed technology, the licensee will pay a royalty based on a percentage of net sales as described in the agreement. For the year ended December 31, 1995, the Company recorded revenue of approximately $102,000 related to research and development activities performed on behalf of the licensee. The Company did not record any revenue for 1996 in connection with this license.

E. INCOME TAXES

     No income tax provision has been recorded from inception through the year ended December 31, 1996. As of December 31, 1996, the Company had approximately $4,800,000 of federal net operating loss carryforwards available to offset future taxable income, which begin to expire in 2004.

     As required by Financial Accounting Statement No. 109, management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are comprised principally of net operating loss and tax credit carryforwards. Under these accounting standards, because of the

                            ASCENT PEDIATRICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Company's history of losses, management believes that it is more likely than not that the Company will not generate future taxable income prior to the expiration of these net operating losses. Accordingly, the deferred tax assets have been fully reserved. Management re-evaluates the positive and negative evidence on a quarterly basis.

     The components of deferred tax assets are as follows:

                                                                 1995          1996
                                                              -----------   -----------
        Net operating loss carryforwards....................  $ 1,732,000   $ 1,954,000
        Research and development credits....................      159,000       200,000
        Capitalized expenses:
          Research and development..........................    1,147,000     1,936,000
          Start-up..........................................      615,000     2,127,000
                                                              -----------   -----------
        Total deferred tax assets...........................    3,653,000     6,217,000
        Valuation allowance.................................   (3,653,000)   (6,217,000)
                                                              -----------   -----------
        Net deferred tax asset..............................  $        --   $        --
                                                              ===========   ===========

     The Tax Reform Act of 1986 contains provisions which may limit the utilization of net operating losses and research and development credit carryforwards in any given year upon the occurrence of certain events, including a significant change in ownership interests. The difference between the federal net operating loss carryforwards and the amount of the accumulated deficit results primarily from certain pre-operating costs and research and development expenses, which have been capitalized for tax purposes.

F. COMMITMENTS

     In June 1991, the Company entered into a lease for laboratory and office space and equipment, which expired on March 31, 1996. In May 1994, the Company leased additional space in the same building on a month-to-month basis. This lease required monthly rental payments of $4,258 and monthly payments of certain operating expenses and real estate taxes. Rent expense included in the Statement of Operations was approximately $50,000, $52,000, and $55,878 for the years ended December 31, 1994, 1995 and 1996, respectively, and $308,878 for the period from inception (March 16, 1989) to December 31, 1996. In 1996, the Company amended this lease to a tenant-at-will lease.

     In November 1996, the Company entered into a lease for new office space commencing from February 1997 for a term of five years. This lease requires monthly payments of $19,093. During 1996, the Company paid the landlord a deposit of $57,280 related to the lease, which is reflected in the balance sheet under Deferred Charges and Other Deposits.


     On November 13, 1996, the Company signed a non-binding letter of intent with Upsher-Smith Laboratories, Inc. ("Upsher-Smith") to purchase the Feverall acetaminophen suppository product line ("Product Line") for a purchase price equal to $11,500,000 plus the cost of inventories and paid Upsher-Smith a $250,000 non-refundable deposit. In March 1997, the Company entered into a definitive agreement relating to this acquisition. Under the terms of the agreement, the Company has agreed to purchase the Product Line, including certain intellectual property, technical information, product formulations and regulatory approvals and registrations. The Company will not purchase any accounts receivable and will not assume any liabilities of Upsher-Smith. Approximately $5,750,000 plus the cost of inventories will be paid in cash at the closing of the acquisition together with a promissory note in the principal amount of $5,500,000. This note will be payable 225 days following the closing of the acquisition. In addition, the Company has also agreed to purchase its requirements for products in the Product Line from Upsher-Smith for a period of five years.

                            ASCENT PEDIATRICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     In addition, the Company has entered into several agreements with unaffiliated entities for the performance of research and clinical trial studies. These commitments are ongoing, and the Company expects to spend approximately $460,000 toward these commitments in 1997. The Company has also entered into a 36-month lease for office equipment. Total payments under this lease will be $11,935 through July 1997. Deposits related to office equipment lease is $7,033 and is reflected in the balance sheet under Deferred Charges and Other Deposits.

G. ACCRUED EXPENSES

     Accrued expenses consisted of the following at December 31:

                                                                     1995          1996
                                                                   --------     ----------
    Compensation expenses........................................  $ 52,756     $  109,268
    Clinical study expenses......................................    87,815        156,134
    Advertising costs............................................        --        364,692
    Other........................................................    98,082        446,462
                                                                   --------     ----------
                                                                   $238,653     $1,076,556
                                                                   ========     ==========

H. STOCKHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK

     On or prior to the time the Registration Statement (see Note L) is declared effective, the Company will effect an 0.85-for-one reverse stock split of its outstanding common stock. The authorized number of shares of common stock will be increased to 60,000,000. Accordingly, all shares and per share data have been restated to reflect the reverse stock split as though it had occurred at the beginning of the initial period presented.

     The Company has two classes of capital stock: common and preferred. The preferred stock has 5,658,563 shares authorized: 800,000 are designated Series A convertible preferred stock, 399,999 are designated Series B convertible preferred stock, 1,399,589 are designated Series D redeemable convertible preferred stock, 1,166,667 are designated Series E redeemable convertible preferred stock and 1,915,765 are designated Series F redeemable convertible preferred stock (collectively, the "Preferred Stock").

     In July 1990, the Company authorized 170,000 shares of common stock to be used as incentives for employees and consultants. As of December 31, 1993, a total of 25,500 shares had been issued under this authorization at $0.01 per share and 2,125 shares, at $1.18 per share, both determined to be the fair value at the date of issuance by the Company's Board of Directors.

     In 1989, 800,000 shares of Series A convertible preferred stock were issued at $0.38 per share. In 1990, 399,999 shares of Series B convertible preferred stock were issued at $6.50 per share. In 1992, 169,188 shares of Series C convertible preferred stock were issued at $12.75 per share. In 1993, the 169,188 shares of Series C convertible preferred stock were canceled and all outstanding shares were converted to 359,523 shares of Series D redeemable convertible preferred stock at $6.00 per share. In 1993, 999,999 shares of Series D redeemable convertible preferred stock were sold for $6.00 per share. In 1995, 733,371 shares of Series E redeemable convertible preferred stock were sold for $6.00 per share. In 1996, 811,536 shares of Series F redeemable convertible preferred stock were sold for $6.50 per share (see Note K).

     Shares of each of the series of Preferred Stock are convertible into common stock at the option of the holder under a conversion formula which, except with respect to the Series B convertible preferred stock which would convert to an aggregate 353,230 common shares, would currently result in an 0.85-for-one exchange, subject to antidilution provisions. Mandatory conversion is required under certain circumstances, such as an initial public offering in which the gross proceeds are not less than $10,000,000 and the price per share to the public is greater than or equal to Series E conversion price.

                            ASCENT PEDIATRICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Except with respect to certain actions enumerated in the Company's Certificate of Incorporation which require separate class votes, stockholders of each series of Preferred Stock are entitled to one vote for each share of common stock into which their shares can be converted and vote together with the common stockholders.

     In the event of a liquidation, dissolution, or winding up of the Company, the stockholders of each of the Preferred Stock series are entitled to receive a liquidation preference. The per share liquidation preference equals: $0.38 for Series A, $6.50 for Series B, $6.00 for Series D, $6.00 for Series E and $6.50 for Series F, with the Series D shares senior to the Series A and B shares, Series E shares senior to the Series A, B and D shares and Series F shares senior to the Series A, B, D and E shares.

     The holders of the Series D shares, at the option of the holders (if exercised by holders of an aggregate of 75% or more of Series D shares), have the right to require the Company to repurchase all of the Series D shares at $6.00 per share beginning on June 30, 1998 and for a period of one year thereafter. The Company shall pay for the shares in three equal annual installments, commencing one year from the date of the closing of such repurchase by the Company. Any such repurchase shall only be paid out of funds legally available therefor. The repurchase option shall automatically terminate upon the consummation of an underwritten public offering in which gross proceeds to the Company are at least $10,000,000 and the per share price to the public is at least $7.06.

     The holders of the Series E redeemable convertible preferred stock, at the option of the holders (if exercised by holders of an aggregate of 75% or more of Series E shares), have the right to require the Company to repurchase all of the Series E redeemable convertible preferred stock at $6.00 per share beginning on June 30, 1998 and for a period of one year thereafter. The Company shall pay for such shares in three equal annual installments, commencing one year from the date of the first closing of such repurchase by the Company, and such repurchase shall only be paid out of funds legally available therefor. The repurchase option shall automatically terminate upon the consummation of an underwritten public offering in which gross proceeds to the Company are at least $10,000,000 and the per share price to the public is at least $7.06.

     The holders of the Series F redeemable convertible preferred stock, at the option of the holders (if exercised by holders of an aggregate of 75% or more of Series F shares), have the right to require the Company to repurchase all of the Series F redeemable convertible preferred stock at $6.50 per share beginning on June 30, 1998 and for a period of one year thereafter. The Company shall pay for such shares in three equal annual installments, commencing one year from the date of the first closing of such repurchase by the Company, and such repurchase shall only be paid out of funds legally available therefore. The repurchase option shall automatically terminate upon the consummation of an underwritten public offering in which gross proceeds to the Company are at least $10,000,000 and the per share price to the public is at least $7.06.

     In the event any Series holders exercise the repurchase option, the Company shall provide notice of such event to all Series repurchase option holders. The rights of the Series D holders to receive repurchase option payments are subordinated to such rights of Series E holders and Series F holders, and the rights of Series E holders are subordinated to that of Series F holders. The Company may assign its obligations to effect any such repurchase to an assignee designated by the Company, which assignment shall be subject to the approval of holders of at least 50% in interest of the affected Series of Preferred Stockholders.

     The Company has reserved 3,488,764 shares of its common stock for issuance upon conversion of the preferred stock and 722,500 shares for the issuance pursuant to the incentive plan (see Note J). The Company has reserved 202,781 shares, 103,891 shares and 289,182 shares of common stock for issuance pursuant to warrants held by Series D, E and F convertible preferred stockholders, respectively (see Note I).

                            ASCENT PEDIATRICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

I. STOCK PURCHASE WARRANTS

     Pursuant to a Stock Purchase Agreement dated June 18, 1992 and amended March 4, 1993, the Company granted an unaffiliated entity and an individual stockholder warrants to purchase 17,420 and 1,000 shares, respectively, of Series D preferred stock in exchange for services. The warrants were exercisable at $15.44 per share on or before June 18, 1996 and are exercisable at $19.30 per share on or before June 18, 1997.

     On June 18, 1995, the Company issued warrants exercisable for an aggregate of 21,647 shares of Series D Convertible Preferred Stock in replacement of warrants exercisable for the same number of shares of Series D Convertible Preferred Stock which expired on such date. These warrants have an exercise price of $9.00 per share and expire on June 18, 1997. In June 1996, the Company received $4,800 in connection with the issuance of 4,000 of these warrants.

     Pursuant to a Stock Purchase Agreement dated March 4, 1993, as amended September 9, 1993, the Company granted to several holders of Series D redeemable convertible preferred stock, warrants to purchase an aggregate of 202,781 shares of common stock. The warrants are exercisable at $10.59 per share for a period of five years from the date of grant.

     Pursuant to the Stock Purchase Agreement dated July 12, 1995, as amended on August 16, 1995, the Company granted the purchasers of Series E redeemable convertible preferred stock, warrants to purchase an aggregate of 103,891 shares of common stock. These warrants are exercisable at $10.59 per share for a period of five years from the date of the grant.


     Pursuant to the Stock Purchase Agreement dated June 28, 1996, as amended on December 18, 1996, the Company granted the purchasers of Series F redeemable convertible preferred stock, warrants to purchase an aggregate of 289,182 shares of common stock. These warrants are exercisable at $7.65 per share for a period of five years from the date of the grant. The number of shares issuable upon exercise of these warrants and the exercise price of such warrants will be adjusted upon the closing of this offering pursuant to the terms of such warrants. In addition, these warrants contain a cashless exercise feature (see Note K).


J. INCENTIVE PLANS

  1992 Equity Incentive Plan

     On September 15, 1992, the Board of Directors adopted the 1992 Equity Incentive Plan (the "1992 Plan"). On March 4, 1993, the shareholders approved the 1992 Plan (see Note K). Under the 1992 Plan, a Committee appointed by the Board of Directors is permitted to award shares of restricted common stock or to grant stock options for the purchase of common stock to employees, consultants, advisors and members of the Board of Directors, up to a maximum of 722,500 shares as amended. The 1992 Plan is terminated on the earlier of (i) the day after the 10th anniversary of its adoption, or (ii) upon issuance of all available shares.

     The 1992 Plan provides for the granting of incentive stock options (ISOs), nonqualified stock options (NSOs) and awards. In the case of ISOs and NSOs, the exercise price shall not be less than 100% (110% in certain cases for ISOs) of the fair market value per share of the common stock, as determined by the Board of Directors, on the date of grant. In the case of awards, the purchase price will be determined by the Board of Directors.

     Each option granted under the 1992 Plan shall be exercisable either in full or in installments as set forth in the option agreement. Each option and all rights shall expire on the date specified by the Committee, but not more than ten years after the date on which the option is granted in the case of ISOs (five years in certain cases). Options vest between zero and five years.

                            ASCENT PEDIATRICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     In the case of awards of restricted common stock, the committee determines the duration of certain restrictions on transfer of such stock.

  Supplemental Disclosures for Stock-Based Compensation

     The Company applies APB Opinion No. 25 and related Interpretations in accounting for the 1992 Plan. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), issued in 1995, defined a fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. The Company elected to continue to apply the accounting provisions of APB Opinion No. 25 for stock options. The required disclosures under SFAS 123 as if the Company had applied the new method of accounting are made below.

     A summary of the Company's stock option activity for the three years ended December 31, 1996 is as follows:

                                                                               WEIGHTED
                                                              NUMBER OF        AVERAGE
                                                               OPTIONS      EXERCISE PRICE
                                                              ---------     --------------
        Outstanding at December 31, 1993....................   103,275           $4.47
          Granted, 1994.....................................   184,875            2.79
          Exercised, 1994...................................      (212)           2.35
                                                               -------           -----
        Outstanding at December 31, 1994....................   287,938           $3.39
          Terminated, 1995..................................   (17,000)           7.06
                                                               -------           -----
        Outstanding at December 31, 1995....................   270,938           $3.16
          Granted, 1996.....................................   381,648            2.35
          Exercised, 1996...................................      (318)           2.35
          Terminated, 1996..................................   (18,594)           2.35
                                                               -------           -----
        Outstanding at December 31, 1996....................   633,674           $2.40
                                                               =======           =====

     Summarized information about stock options outstanding at December 31, 1996 is as follows:

                                                                       EXERCISABLE
                                      WEIGHTED                    ----------------------
                                      AVERAGE        WEIGHTED                   WEIGHTED
                     NUMBER OF       REMAINING       AVERAGE                    AVERAGE
   RANGE OF           OPTIONS       CONTRACTUAL      EXERCISE     NUMBER OF     EXERCISE
EXERCISE PRICES     OUTSTANDING     LIFE (YEARS)      PRICE        OPTIONS       PRICE
---------------     -----------     ------------     --------     ---------     --------
 $1.18 - 1.76          46,750            6.2           $1.14        40,163        $1.12
     2.35             569,924            9.0            2.35       187,180         2.35
     7.05              17,000            7.3            7.05        17,000         7.05

     Options exercisable in 1994 and 1995 were 129,800 and 200,791, respectively.

     The weighted average fair value at date of grant for options granted during 1996 was $2.35 per option. No options were granted in 1995. The fair value of these options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions for 1995 and 1996, respectively: risk-free interest rates of 6.0% and 6.5%; dividend yields of 0% and 0%; volatility factors of the expected market price of the Company's common stock of zero for both years and a weighted average expected life of the options of five years.

                            ASCENT PEDIATRICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards in 1995 and 1996 consistent with the provisions of SFAS No. 123, the Company's net loss to common stockholders and net loss per share to common stockholders would have been reduced to the SFAS No. 123 pro forma amounts indicated below:

                                                               1995            1996
                                                            -----------     -----------
        Net loss to common stockholders -- as reported....  $(4,163,499)    $(6,624,999)
        Net loss to common stockholders -- SFAS No. 123
          pro forma.......................................   (4,163,499)     (6,654,204)
        Net loss per share to common stockholders -- as
          reported........................................  $     (2.63)    $     (4.18)
        Net loss per share to common stockholders -- SFAS
          No. 123 pro forma...............................        (2.63)          (4.20)

     The SFAS No. 123 pro forma effect on net loss to common stockholders for 1995 and 1996 is not representative of the SFAS No. 123 pro forma effect on net income or loss to common stockholders in future years because it does not take into consideration SFAS No. 123 pro forma compensation expense related to grants made prior to 1995.

K. SUBSEQUENT EVENTS:

  Preferred Stock

     On February 3, 1997, February 19, 1997 and February 28, 1997, the Company completed a third, fourth and fifth closing of its Series F redeemable convertible preferred stock financing, respectively, resulting in the issuance of 1,104,229 shares at $6.50 per share and net proceeds of $6,847,988.


     Pursuant to the Series F redeemable convertible preferred stock financing, the Company granted the purchasers of the third, fourth and fifth closing of Series F redeemable convertible preferred stock financing, warrants to purchase an aggregate of 362,152 shares of common stock. The warrants are exercisable at $7.65 per share for a period of five years from the date of the grant. Upon the closing of this offering, assuming no prior exercise of these warrants, the aggregate number of shares of Common Stock issuable pursuant to these warrants will decrease from 651,334 to 415,031 shares (assuming an initial public offering price of $12.00 per share) and the per share exercise price will increase from $7.65 to the initial price per share to the public in this offering. In addition, these warrants contain a cashless exercise feature which, if exercised in full prior to the closing of this offering (and assuming an initial public offering price of $12.00 per share), would result in the issuance of 236,231 shares of Common Stock with no additional proceeds to the Company. These warrants will retain this cashless exercise feature following the closing of this offering.



     On February 28, 1997, the Company issued warrants exercisable for an aggregate of 48,449 shares of Common Stock at a weighted average exercise price of $4.61 per share to certain financial advisors. These warrants contain a cashless exercise feature which, if exercised in full prior to the closing of this offering (and assuming an initial public offering price of $12.00 per share), would result in the issuance of 29,841 shares of Common Stock with no additional proceeds to the Company. These warrants will retain this cashless exercise feature following the closing of this offering.


     Upon the closing of the initial public offering (see Note L) and following the filing of a Certificate of Retirement, the Company will be authorized to issue up to 5,000,000 shares of Preferred Stock, $0.01 par value per share, in one or more series. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors. The Company has no present plans to issue any shares of such Preferred Stock.

                            ASCENT PEDIATRICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Subordinated Notes


     On January 31, 1997, the Company executed a securities purchase agreement that provided for the issuance of Subordinated Secured Notes (the "Notes") in the aggregate amount of $2,000,000 ("First Closing") maturing on January 31, 2002. Upon the earlier of (i) the Company's receipt of final FDA approval for Primsol and (ii) the closing of this offering, the Company will issue additional Notes in the aggregate principal amount of $5 million ("Second Closing"). The Notes bear no interest through January 31, 1999 after which the interest rates are 7% through January 31, 2000, 8% through January 31, 2001 and 9% through January 31, 2002, payable every quarter commencing on March 31 1999. The Company has received net proceeds of $1,880,000 pursuant to the first closing. At December 31, 1996, $34,865 of expenses had been incurred and have been included in deferred charges and other deposits in the balance sheet. The Company may redeem the Notes by paying 100% of the outstanding principal and accrued interest at any time. Upon a change in control of the Company, as defined in the Agreement, the holders of the Notes may elect to have the Notes purchased by the Company at 100% of the outstanding principal plus accrued interest. The Notes are secured by a lien on all of the Company's assets, prohibit the payment of dividends by the Company and, subject to certain exceptions, (including for up to $6,000,000 of senior secured bank financing and $5,500,000 of secured purchase money financing in connection with the planned acquisition of the Product Line) prohibit the incurrence of additional indebtedness. Upon completion of this offering, the Company may either redeem all of the outstanding Notes for their stated principal amount or all of such Notes will amortize in eight equal quarterly principal payments and require quarterly interest payments on the unpaid principal balance, at a rate equal to the lesser of 10% or 3.5% over the prime rate, with the first quarterly payment of principal and interest due six months after the closing of this offering. In addition, for a period of two years following the closing of this offering, the holders of the Notes will have the right to convert the Notes into such number of shares of Common Stock as is equal to the outstanding principal of such Notes divided by the per share Price to Public in this offering (subject to certain requirements as to the minimum amount to be so converted as provided in the Agreement).


     Under the terms of the securities purchase agreement for the Notes, based on a certain formula outlined therein, at the First Closing, the Company has issued Series A warrants, to purchase an aggregate of 224,429 shares of common stock and at the Second Closing, will issue Series A warrants to purchase an aggregate of 336,644 shares of common stock and Series B warrants to purchase an aggregate of 218,195 shares of common stock, to the Note investors. The Series A warrants are exercisable at $0.01 per share for a period of seven years from the grant date and the Series B warrants are exercisable at $5.29 per share over the same period. In the event the Company shall not have consummated a Qualified Public Offering or a Qualified Merger (each as defined in the securities purchase agreement) into a public company within five years of the closing of this financing, the holders will thereafter have the right, prior to the expiration date, to put the warrants to the Company and require the Company to purchase such warrants at an amount equal to the fair market value of the underlying Common Stock, net of the exercise price. The fair market value of the warrants issued at the First Closing will be recorded as a discount of $836,994 to the Notes issued at such closing. Consequently, such Notes will be recorded at $1,163,006. Similarly, the fair market value of the warrants issued at the Second Closing will be recorded as a discount of $1,420,643 to the Notes issued at such closing and such Notes will be recorded at $3,579,357. Accordingly, approximately 2,258,000 of accretion will be charged to interest expense, in addition to the stated interest rates, over the term of the Notes.

Amendment of 1992 Equity Incentive Plan

     The Board of Directors voted to amend the 1992 Plan, effective upon the closing of the offering, to increase the number of shares of Common Stock issuable upon exercise of stock options granted to 1,350,000 and to provide that the maximum number of shares with respect to which options may be granted to any employee during any calendar year be 500,000 shares.

                            ASCENT PEDIATRICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

1997 Employee Stock Purchase Plan

     In March 1997, the Board of Directors adopted the 1997 Employee Stock Purchase Plan (the "Purchase Plan"), effective upon the closing of the offering, pursuant to which employees of the Company, including directors of the Company who are employees, may purchase shares of Common Stock in regularly designated offerings pursuant to payroll deductions at a price equal to the lower of 85% (or such other higher percentage as the Board of Directors determine to be appropriate) of the fair market value per share of the Common Stock on either the first day or the last day of the designated payroll deduction period, whichever is lower.

1997 Director Stock Option Plan

     In March 1997, the Board of Directors adopted the 1997 Director Stock Option Plan (the "Director Plan"), effective upon the pricing date of the offering. Under the Director Plan, non-employee directors would be entitled to receive options to purchase shares of Common Stock upon the pricing date of the Offering and on May 1 of each year commencing in 1998. In addition, each eligible non-employee director would receive an option to purchase a specified number of shares of Common Stock upon the initial election to the Board of Directors. The exercise price of the options, which vest on the first anniversary of the date of grant, will equal the fair market value on the date of grant.

Executive Bonus Plan

     Effective January 1, 1997, the Company adopted an Executive Bonus Plan, which provides for the payment of bonuses to those officers and key employees reporting directly to the Chief Executive Officer or Chairman of the Company. Pursuant to the Executive Bonus Plan, each eligible participant is entitled to a bonus of between 1.5% and 18% of the annual salary based upon the Company's achievement of 95% or greater of its financial target for the year. In addition, upon achievement of 95% or greater of the financial target for the year, each eligible participant may receive an additional discretionary performance bonus of up to 5% of salary.

L. PRO FORMA BALANCE SHEET (UNAUDITED)

     As a result of financing activities (see Note K) subsequent to year end, an unaudited pro forma balance sheet is included as part of the accompanying balance sheet. This presentation discloses the pro forma effects of this financing as if it had occurred on December 31, 1996. The following pro forma adjustments to reflect these financings were incorporated in the unaudited pro forma balance sheet: the issuance of 1,104,229 shares of Series F Redeemable Convertible Preferred stock at $6.50 per share for net proceeds of $6,847,988; the issuance of the Notes in the amount of $2,000,000 for net proceeds of $1,880,000. Additionally, a pro forma adjustment has been made to reflect conversion of Preferred Stock to common on an 0.85-for-one basis, except Series B Preferred which convert to an aggregate of 353,227 shares of common stock, upon consummation of an initial public offering such as the one for which these financial statements have been prepared.

                          INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS
UPSHER-SMITH LABORATORIES, INC.:

     We have audited the accompanying statement of assets related to the product line to be acquired by Ascent Pediatrics, Inc. as of December 29, 1996 and the related statements of net sales and identified costs and expenses for each of the years in the two-year period then ended. These financial statements are the responsibility of Upsher-Smith Laboratories, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The product line to be acquired by Ascent Pediatrics, Inc. has been operated as an integral part of Upsher-Smith Laboratories, Inc. and has no separate legal existence. The basis of preparation of these financial statements is described in note 1 to the financial statements.

     In our opinion, the aforementioned financial statements present fairly the assets related to the product line of Upsher-Smith Laboratories, Inc. at December 29, 1996 to be acquired by Ascent Pediatrics, Inc. and the net sales in excess of identified costs and expenses for each of the years in the two-year period then ended on the basis of accounting described in the preceding paragraph and in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Minneapolis, Minnesota
February 21, 1997

               A PRODUCT LINE OF UPSHER-SMITH LABORATORIES, INC.

       STATEMENT OF ASSETS RELATED TO THE PRODUCT LINE TO BE ACQUIRED BY
                            ASCENT PEDIATRICS, INC.
                               DECEMBER 29, 1996

Inventories, net..................................................................  $122,235
                                                                                    --------
Assets of the product line to be acquired.........................................  $122,235
                                                                                    ========

                See accompanying notes to financial statements.

               A PRODUCT LINE OF UPSHER-SMITH LABORATORIES, INC.

          STATEMENTS OF NET SALES AND IDENTIFIED COSTS AND EXPENSES OF
           THE PRODUCT LINE TO BE ACQUIRED BY ASCENT PEDIATRICS, INC.
              YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 29, 1996

                                                                         1995           1996
                                                                      ----------     ----------
Net sales.........................................................    $3,563,761     $3,877,199
Identified costs and expenses:
  Cost of sales...................................................     1,229,848      1,303,336
  Advertising and promotion expense...............................       657,655        669,456
  Allocated selling expense.......................................       480,700        571,167
                                                                      ----------     ----------
          Total identified costs and expenses.....................     2,368,203      2,543,959
                                                                      ----------     ----------
          Net sales in excess of identified costs and expenses....    $1,195,558     $1,333,240
                                                                      ----------     ----------

                See accompanying notes to financial statements.

               A PRODUCT LINE OF UPSHER-SMITH LABORATORIES, INC.

      NOTES TO FINANCIAL STATEMENTS OF THE PRODUCT LINE TO BE ACQUIRED BY
                            ASCENT PEDIATRICS, INC.
                             DECEMBER 31, 1995 AND
                               DECEMBER 29, 1996

(1) BASIS OF PRESENTATION


     The accompanying financial statements present the assets related to the Feverall product line of Upsher Smith Laboratories, Inc. (Upsher-Smith), and the net sales and the identified costs and expenses of the Feverall product line to be acquired by Ascent Pediatrics, Inc. (Ascent), as provided in a non-binding letter of intent dated November 13, 1996. The Feverall product line to be acquired by Ascent has been operated as an integral part of Upsher-Smith and has no separate legal existence.


     The assets related to the Feverall product line as presented in the accompanying statement of assets to be acquired include the historical balances at December 29, 1996, of work-in-process and finished goods inventory together with related samples of the Feverall product line. This product line has never been operated as a separate business entity but rather has been an integral part of the drug manufacturing and distribution business of Upsher-Smith.

     The statements of net sales and identified costs and expenses of the Feverall product line includes the net sales, cost of sales, and advertising and promotion expense, that substantially relate directly to the product line to be acquired by Ascent. Selling expense items are allocated based on estimates and assumptions as if the Feverall product line had been operated on a stand-alone basis during the periods presented and primarily reflect an estimate of activity attributable to selling the Feverall product line relative to the total selling activity of Upsher-Smith.

     The above allocations are believed by management to be reasonable allocations under the circumstances. However, there can be no assurance that such allocations will be indicative of future results of operations. In addition, the carrying value of inventories, as reflected in the accompanying statement of assets to be acquired, does not include any adjustments which may result at the date of acquisition.

     General and administrative expenses of Upsher-Smith were not dedicated specifically to the product line to be acquired for the periods presented and because Ascent is not acquiring any of the general and administrative cost structure of Upsher-Smith, general and administrative expenses were excluded from the accompanying financial statements. Research and development expenses of Upsher-Smith did not specifically relate to the product line to be acquired for the periods presented and as a result were excluded from the accompanying financial statements.

     Upsher-Smith is a pharmaceutical manufacturer and distributor that concentrates on developing cardiovascular products. The company markets its products to retail, chain, and hospital pharmacies primarily by means of wholesale and drug chain distribution channels throughout the United States. The accompanying financial statements are not intended to present all the assets or operations of Upsher-Smith.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Inventories

     Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. Samples and display inventory are charged to advertising and promotion expense when used.

     Revenue Recognition

     Revenue is recognized upon shipment of the product. Allowances for sales returns, discounts and rebates are provided for based on the volume of sales and actual experience.

               A PRODUCT LINE OF UPSHER-SMITH LABORATORIES, INC.

      NOTES TO FINANCIAL STATEMENTS OF THE PRODUCT LINE TO BE ACQUIRED BY
                     ASCENT PEDIATRICS, INC. -- (CONTINUED)

(3) INVENTORIES

     At December 29, 1996, the components of inventories were as follows:

        Work in process....................................................   $ 10,864
        Samples and displays...............................................     42,486
        Finished goods.....................................................     68,885
                                                                              --------
                                                                              $122,235
                                                                              ========

(4) NET SALES

     Net sales for the years ended December 31, 1995 and December 29, 1996 consisted of the following:

                                                                 1995           1996
                                                              ----------     ----------
        Gross sales.........................................  $4,677,134     $5,281,399
        Less sales returns, discounts and rebates...........   1,113,373      1,404,200
                                                              ----------     ----------
             Net sales......................................  $3,563,761     $3,877,199
                                                              ==========     ==========

     For the year ended December 31, 1995, two customers accounted for 22% of sales of the Feverall product line. For the year ended December 29, 1996 three customers accounted for 33% of sales of the Feverall product line.

(5) INCOME TAXES

     Upsher-Smith has elected to be treated as a small business corporation (S corporation) under provisions of the Internal Revenue Code of 1986, whereby profits and losses are passed directly to the stockholders for inclusion in their personal tax returns. Accordingly, no liability or provision for federal and state income taxes is included in the accompanying financial statements.


(6) SUBSEQUENT EVENT (UNAUDITED)



     On March 25, 1997, Upsher-Smith entered into a definitive agreement relating to the sale of the Feverall product line to Ascent. Under the terms of this agreement, Upsher-Smith has agreed to sell the Feverall product line, including certain intellectual property, technical information, product formulations and regulatory approvals and registrations.

                            ASCENT PEDIATRICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

       INTRODUCTION TO UNAUDITED COMBINED PRO FORMA FINANCIAL STATEMENTS
                 AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1996


     Subsequent to Ascent Pediatrics, Inc.'s ("Ascent" or the "Company") year end, two financings have closed. In addition, the Company has signed an asset purchase agreement to acquire a product line of Upsher-Smith. Accordingly, these accompanying unaudited combined pro forma financial statements reflect the following:


     - The issuance of 918,460 shares of Series F redeemable convertible preferred stock, ("Series F") on February 3, 1997 80,000 shares of Series F, on February 19, 1997, and 105,769 shares of Series F on February 28, 1997 at a price of $6.50 per share, with gross proceeds of $7,027,989 and cash issuance costs of $180,000.

     - The issuance of Convertible Subordinated Secured Notes ("the Notes") on January 31, 1997 in the amount of $2,000,000 maturing on January 31, 2002 with issuance costs of $120,000.

     - The conversion of Series A and B convertible preferred stock, and Series D, E and F redeemable convertible preferred stock, as if the conversion took place at December 31, 1996, which mandatorily convert upon closing of an initial public offering.


     The Ascent Pro Forma Subtotal December 31, 1996 column represents Ascent's December 31, 1996 historical financial statements adjusted for the subsequent events described above and prior to adjustments related to the acquisition described below.



     In addition, the accompanying unaudited combined pro forma financial statements reflect the acquisition of the Feverall acetaminophen suppository line ("Product Line") from Upsher-Smith for a purchase price equal to $11.5 million plus the cost of inventories. Under the terms of the agreement, Ascent has agreed to purchase the Product Line, including certain intellectual property, technical information, product formulations and regulatory approvals and registrations. Ascent will not purchase any accounts receivable and will not assume any liabilities of Upsher-Smith. For purposes of the combined pro forma financial statements, this acquisition has been accounted for using the purchase method of accounting.



     Pursuant to this agreement, the Company paid a non-refundable deposit of $250,000 in 1996. Upon the closing, the Company is required to make a cash payment to Upsher-Smith of approximately $5.75 million plus the cost of the inventory ($122,235 at December 31, 1996) and to sign a promissory note in the amount of approximately $5.5 million. This note will be payable 225 days following the closing. Ascent has also agreed to purchase from Upsher-Smith, Ascent's requirements for products in the Product Line for a period of five years.


     The Unaudited Combined Pro Forma Financial Statements combine Ascent's Pro forma Balance Sheet with the Statement of Assets Related to the Product Line to be Acquired as if the transaction occurred on December 31, 1996 and Ascent's Statement of Operations with the Statement of Net Sales and Identified Costs and Expenses of the Product Line to be Acquired as if the transaction had occurred on January 1, 1996. The Statement of Net Sales and Identified Costs and Expenses includes advertising and promotion expense that substantially relate directly to the product line to be acquired by Ascent. Selling expense items are allocated based on estimates and assumptions as if the Feverall product line had been operated on a stand-alone basis and primarily reflect an estimate of activity attributable to the Feverall product line relative to the total selling activity of Upsher-Smith. General and administrative and research and development expenses of Upsher-Smith were not dedicated specifically to the product line to be acquired and, because Ascent would not acquire any of such cost structure of Upsher-Smith, these costs were excluded from the Statement of Net Sales and Identified Costs and Expenses. Pro forma adjustments have been made to reflect Ascent's estimate of the incremental expense that would have been incurred if the acquisition had occurred on January 1, 1996. The unaudited combined pro forma statements do not purport to be indicative of the financial position or the results of operations had the probable acquisition actually occurred at this time or what results in the future may be.

     The Statement of Assets Related to the Product Lines to be Acquired and the Statement of Net Sales and Identified Costs and Expenses of the Product Lines to be Acquired have been derived from their respective historical financial statements. The Unaudited Combined Pro Forma Financial Statements should be read in conjunction with the accompanying notes thereto and with the historical financial statements and related notes thereto of Ascent and the historical financial statements and related notes thereto of the Upsher-Smith Product Line to be Acquired.

                            ASCENT PEDIATRICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   UNAUDITED COMBINED PRO FORMA BALANCE SHEET
                            AS OF DECEMBER 31, 1996

                                                             ISSUANCE
                                                            OF SERIES F        ISSUANCE OF            ASSUMED
                                                            REDEEMABLE         CONVERTIBLE          CONVERSION
                                              ASCENT        CONVERTIBLE        SUBORDINATED        OF PREFERRED
                                            HISTORICAL       PREFERRED   NOTE    SECURED     NOTE   STOCK INTO    NOTE
                                         DECEMBER 31, 1996     STOCK     REF.     NOTES      REF.  COMMON STOCK   REF.
                                         -----------------  -----------  ----  ------------  ----  -------------  ----
Current assets:
  Cash and cash equivalents.............    $  2,085,743     $6,847,988    A     $1,880,000    C   $
  Other current assets..................          12,312
  Inventories, net......................              --
                                            ------------
        Total current assets............       2,098,055
  Fixed assets, net.....................         163,142
  Deposits related to acquisition.......         250,000
  Deferred charges and other deposits...         104,553
  Other assets, net.....................          11,874                            120,000    D
                                            ------------
        Total assets....................    $  2,627,624
                                            ============
Liabilities and stockholders' equity:
  Accounts payable......................    $    496,655
  Accrued expenses......................       1,076,556
  Note payable -- Feverall
    Acquisition.........................              --
                                            ------------
        Total current liabilities.......       1,573,211
Convertible subordinated secured
  notes.................................                                          1,163,006    C
                                            ------------
        Total liabilities...............       1,573,211
Series D redeemable convertible
  preferred stock.......................       8,157,132                                             (8,157,132)    F
Series E redeemable convertible
  preferred stock.......................       4,400,226                                             (4,400,226)    F
Series F redeemable convertible
  preferred stock.......................       5,274,984      7,027,988    A                        (12,302,972)    F
Stockholders' equity (deficit):
  Series A convertible preferred........         280,110                                               (280,110)    F
  Series B convertible preferred........       2,574,993                                             (2,574,993)    F
  Common stock..........................               8                                                     177    F
  Additional paid-in capital............              --       (180,000)   B        836,994    E      27,715,256    F
  Deficit accumulated during the
    development stage...................     (19,633,040)
                                             -----------
        Total stockholders' equity
          (deficit).....................     (16,777,929)
                                            ------------
        Total liabilities and
          stockholders' equity
          (deficit).....................    $  2,627,624
                                            ============



                                                              A PRODUCT LINE
                                               ASCENT         OF UPSHER-SMITH          PURCHASE
                                              PRO FORMA         HISTORICAL      NOTE     PRICE     NOTE     OTHER     NOTE
                                          DECEMBER 29, 1996  DECEMBER 29, 1996  REF   ADJUSTMENTS  REF.  ADJUSTMENTS  REF.
                                          -----------------  -----------------  ----  -----------  ----  -----------  ----
Current assets:
  Cash and cash equivalents.............     $ 10,813,731          $                  $(5,872,235)   H
  Other current assets..................           12,312
  Inventories, net......................               --           122,235       G         7,765    N
                                             ------------
        Total current assets............       10,826,043
  Fixed assets, net.....................          163,142
  Deposits related to acquisition.......          250,000                                (250,000)   I
  Deferred charges and other deposits...          104,553
  Other assets, net.....................          131,874                              11,492,235    J
                                             ------------
        Total assets....................     $ 11,475,612           122,235       G
                                             ============
Liabilities and stockholders' equity:
  Accounts payable......................     $    496,655
  Accrued expenses......................        1,076,556
  Note payable -- Feverall
    Acquisition.........................               --                               5,500,000    K
                                             ------------
        Total current liabilities.......        1,573,211
Convertible subordinated secured
  notes.................................        1,163,006
                                             ------------
        Total liabilities...............        2,736,217
Series D redeemable convertible
  preferred stock.......................               --
Series E redeemable convertible
  preferred stock.......................               --
Series F redeemable convertible
  preferred stock.......................               --
Stockholders' equity (deficit):
  Series A convertible preferred........               --
  Series B convertible preferred........               --
  Common stock..........................              185
  Additional paid-in capital............       28,372,250
  Deficit accumulated during the
    development stage...................      (19,633,040)
                                             ------------
        Total stockholders' equity
          (deficit).....................        8,739,395
                                             ------------
        Total liabilities and
          stockholders' equity
          (deficit).....................     $ 11,475,612
                                             ============


                                          COMBINED PRO FORMA
                                          DECEMBER 31, 1996
                                          ------------------
Current assets:
  Cash and cash equivalents.............     $  4,941,496
  Other current assets..................           12,312
  Inventories, net......................          130,000
                                             ------------
        Total current assets............        5,083,808
  Fixed assets, net.....................          163,142
  Deposits related to acquisition.......               --
  Deferred charges and other deposits...          104,553
  Other assets, net.....................       11,624,109
                                             ------------
        Total assets....................     $ 16,975,612
                                             ============
Liabilities and stockholders' equity:
  Accounts payable......................     $    496,655
  Accrued expenses......................        1,076,556
  Note payable -- Feverall
    Acquisition.........................        5,500,000
                                             ------------
        Total current liabilities.......        7,073,211
Convertible subordinated secured
  notes.................................        1,163,006
                                             ------------
        Total liabilities...............        8,236,217
Series D redeemable convertible
  preferred stock.......................               --
Series E redeemable convertible
  preferred stock.......................               --
Series F redeemable convertible
  preferred stock.......................               --
Stockholders' equity (deficit):
  Series A convertible preferred........               --
  Series B convertible preferred........               --
  Common stock..........................              185
  Additional paid-in capital............       28,372,250
  Deficit accumulated during the
    development stage...................      (19,633,040)
                                             ------------
        Total stockholders' equity
          (deficit).....................        8,739,395
                                             ------------
        Total liabilities and
          stockholders' equity
          (deficit).....................     $ 16,975,612
                                             ============

                            ASCENT PEDIATRICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
              UNAUDITED COMBINED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                   ISSUANCE
                                                  OF SERIES F        ISSUANCE OF            ASSUMED
                                                  REDEEMABLE         CONVERTIBLE          CONVERSION               ASCENT
                                    ASCENT        CONVERTIBLE        SUBORDINATED        OF PREFERRED             PRO FORMA
                                  HISTORICAL       PREFERRED   NOTE    SECURED     NOTE   STOCK INTO    NOTE      SUBTOTAL
                               DECEMBER 31, 1996     STOCK     REF.     NOTES      REF.  COMMON STOCK   REF.  DECEMBER 31, 1996
                               -----------------  -----------  ----  ------------  ----  -------------  ----  -----------------
Net sales.....................    $        --                                                                    $         --
                                  -----------                                                                    ------------
Costs and expenses:
  Cost of sales...............             --                                                                              --
  Research and development....      3,760,948                                                                       3,760,948
  Selling, general and
    administrative............      2,805,352                                                                       2,805,352
  Advertising and promotion...             --                                                                              --
  Allocated selling...........             --                                                                              --
                                  -----------                                                                    ------------
      Total expenses:.........      6,566,300                                                                       6,566,300
Income (loss) from
  operations..................     (6,566,300)                                                                     (6,566,300)
Interest income...............         79,084                                                                          79,084
                                  -----------                                                                    ------------
Net income (loss).............    $(6,487,216)                                                                   $ (6,487,216)
                                  ===========                                                                    ============
Net income (loss) per share...    $     (1.48)                                                                   $      (1.48)
                                  ===========                                                                    ============
Weighted average number of
  common and common stock
  equivalent shares
  outstanding.................      4,384,208                                                                       4,384,208


                                    A PRODUCT
                                     LINE OF
                                  UPSHER-SMITH            PURCHASE
                                   HISTORICAL      NOTE     PRICE     NOTE     OTHER     NOTE  COMBINED PRO FORMA
                                DECEMBER 29, 1996  REF   ADJUSTMENTS  REF.  ADJUSTMENTS  REF.  DECEMBER 31, 1996
                                -----------------  ----  -----------  ----  -----------  ----  ------------------
Net sales.....................      $3,877,199       G      $                $                     $ 3,877,199
                                    ----------                                                     -----------
Costs and expenses:
  Cost of sales...............       1,303,336       G                         130,333     M         1,433,669
  Research and development....              --                                                       3,760,948
  Selling, general and
    administrative............              --               574,612    L      490,000     P         5,110,587
                                                                             1,240,623     O
  Advertising and promotion...         669,456       G                        (669,456)    O                --
  Allocated selling...........         571,167       G                        (571,167)    O                --
                                    ----------                                                     -----------
      Total expenses:.........       2,543,959       G                                              10,305,204
Income (loss) from
  operations..................                                                                      (6,428,005)
Interest income...............              --                                                          79,084
                                    ----------                                                     -----------
Net income (loss).............      $1,333,240       G                                             $(6,348,921)
                                    ==========                                                     ===========
Net income (loss) per share...                                                                     $     (1.45)
                                                                                                   ===========
Weighted average number of
  common and common stock
  equivalent shares
  outstanding.................                                                                       4,384,208

                            ASCENT PEDIATRICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO UNAUDITED COMBINED PRO FORMA FINANCIAL STATEMENTS
                 AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1996

     The accompanying unaudited combined pro forma financial statements reflect the impact of the following adjustments:

A.  PREFERRED STOCK

     Records the issuance on February 3, 1997, February 19, 1997 and February 28, 1997 of 918,460, 80,000 and 105,769 shares, respectively, of Series F redeemable convertible preferred stock, at a price of $6.50 per share as if the issuance occurred on December 31, 1996, with proceeds of $6,847,988 net of cash issuance costs of $180,000.

B.  PREFERRED STOCK ISSUANCE COSTS

     Records issuance costs of $180,000 related to the Series F redeemable convertible preferred stock.

C.  CONVERTIBLE SUBORDINATED SECURED NOTES (THE "NOTES")

     Records the issuance of $2,000,000 of the Notes net of issuance costs of $120,000 with proceeds of $1,880,000 on January 31, 1997 as if the issuance occurred on December 31, 1996. The Notes have been recorded at $1,163,006 net of $836,994, the fair market value of Series A warrants to purchase 224,430 shares of Common Stock issued in connection with the Notes. Accordingly the $1,163,006 will be accreted as additional interest expense in addition to the stated interest rate up to $2,000,000 over the term of the Notes. The Notes bear no interest through January 31, 1999 after which the interest rates are 7% through January 31, 2000, 8% through January 31, 2001 and 9% through January 31, 2002, payable every quarter commencing on March 31, 1999. Upon completion of an initial public offering of shares of its Common Stock, the Company may either redeem all of the outstanding Notes for their stated principal amount or all of such Notes will amortize in eight equal quarterly principal payments and require quarterly interest payments on the unpaid principal balance, at a rate equal to the lesser of 10% or 3.5% over the prime rate, with the first quarterly payment of principal and interest due six months after the closing of such an offering. In addition, for a period of two years following the closing of any such offering, the holders of the Notes will have the right to convert the Notes into such number of shares of Common Stock as is equal to the outstanding principal of such Notes divided by the per share Price to Public in the offering (subject to certain requirements as to the minimum amount to be so converted as provided in the Agreement).

D.  NOTE ISSUANCE COSTS

     Records issuance costs of $120,000 related to the Notes.

E.  SERIES A WARRANTS

     Records the fair market value of Series A warrants to purchase an aggregate of 224,430 shares of common stock issued in connection with the Notes of $836,994.

F.  CONVERSION OF PREFERRED STOCK

     Records the following:

     - The conversion of 800,000 shares of Series A convertible preferred stock, $.00004 par value, into 680,000 shares of Common stock, $.00004 par value.

     - The conversion of 399,999 shares of Series B convertible preferred stock, $.00004 par value, into 353,227 shares of Common stock, $.00004 par value.

     - The conversion of 1,359,522 shares of Series D redeemable convertible preferred stock, $.00004 par value, into 1,155,589 shares of Common stock, $.00004 par value.

                            ASCENT PEDIATRICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

   NOTES TO UNAUDITED COMBINED PRO FORMA FINANCIAL STATEMENTS -- (CONTINUED)

     - The conversion of 733,371 shares of Series F redeemable convertible preferred stock, $.00004 par value, into 623,358 shares of Common stock, $.00004 par value.

     - The conversion of 1,915,765 shares of Series F redeemable convertible preferred stock, $.00004 par value, into 1,628,390 shares of Common stock, $.00004 par value.

                                                                        SERIES D      SERIES E       SERIES F
                                            SERIES A      SERIES B     REDEEMABLE    REDEEMABLE     REDEEMABLE
                                           CONVERTIBLE   CONVERTIBLE   CONVERTIBLE   CONVERTIBLE   CONVERTIBLE
                                            PREFERRED     PREFERRED     PREFERRED     PREFERRED     PREFERRED
                                              STOCK         STOCK         STOCK         STOCK         STOCK          TOTALS
                                           -----------   -----------   -----------   -----------   ------------   ------------
Series A convertible preferred stock.....   $(280,110)   $             $             $             $              $   (280,110)
Series B convertible preferred stock.....                 (2,574,993)                                               (2,574,993)
Series D redeemable convertible preferred
  stock..................................                               (8,157,132)                                 (8,157,132)
Series E redeemable convertible preferred
  stock..................................                                             (4,400,226)                    (4,400,226)
Series F redeemable convertible preferred
  stock..................................                                                           (12,302,972)   (12,302,972)
Common stock.............................          27             14            46            24             66            177
Additional paid-in capital...............     280,083      2,574,979     8,157,086     4,400,202     12,302,906     27,715,256
                                            ---------    -----------   -----------   -----------   ------------   ------------
        Totals...........................   $       0    $         0   $         0   $         0   $          0   $          0
                                            =========    ===========   ===========   ===========   ============   ============

G.  A PRODUCT LINE OF UPSHER-SMITH

     The historical results of A Product Line of Upsher-Smith exclude allocated general and administrative and research and development expenses which are not directly attributable to the product lines to be sold.

H.  CASH PAYMENT


     Records the cash payment of $5,872,235 for the probable acquisition of the Feverall product line which includes a $5,750,000 million required payment at closing and $122,235 of inventory costs.


I.  DEPOSIT

     Records the application of the deposit of $250,000 related to the probable acquisition of the Feverall product line to the purchase price.

J.  INTANGIBLE ASSETS

     Records intangible assets, net of amortization and deposits, resulting from the probable acquisition of the Feverall product line as if the probable acquisition had occurred on December 31, 1996:

                Purchase price..................................  $11,622,235
                Less inventory acquired at fair value...........      130,000
                                                                  -----------
                Intangible assets...............................  $11,492,235
                                                                  ===========

                            ASCENT PEDIATRICS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

   NOTES TO UNAUDITED COMBINED PRO FORMA FINANCIAL STATEMENTS -- (CONTINUED)

K.  NOTE PAYABLE

     Records note payable to Upsher-Smith related to the probable acquisition of the Feverall product line. The note is payable 225 days from closing and does not bear interest.

                Purchase price..................................  $11,622,235
                Less deposit....................................      250,000
                                                                  -----------
                Subtotal........................................   11,372,235
                Less cash payment...............................    5,872,235
                                                                  -----------
                Note payable....................................  $ 5,500,000
                                                                  ===========

L.  AMORTIZATION EXPENSE

     Records amortization expense of $574,612 related to the goodwill of $11,492,235 over the estimated life of 20 years.

M.  COST OF GOOD SOLD

     Adjusts cost of goods sold for the manufacture of the products to be acquired in excess of Upsher-Smith's fully allocated costs of manufacturing such products as per the manufacturing agreement.

N.  INVENTORY

     Records adjustment to increase inventory to be purchased to fair market value.

O.  RECLASSIFICATION

     Records reclassification of Upsher-Smith expenses to conform with Ascent's financial statement presentation.

P.  INCREMENTAL SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Records an estimate of the incremental selling, general and administrative expenses, in addition to the Upsher-Smith product line's identified costs and expenses, expected to be incurred by Ascent primarily for distribution costs (including billing and collection efforts), advertising, promotion and sales force of $490,000. Selling, general and administrative expenses are expected to increase as the product line revenue increases.

                             Exclusive Focus on
                              Pediatric Market
        Identify              [Background art          Drug Delivery and
     Products Based         depicting children]          Reformulation
    on Market Needs                                       Technologies

                               [ASCENT LOGO]

  Establish Dedicated                                     Experienced
    U.S. Sales Force                                    Management Team

                                  [ARROW]


                           7 Products in Development

                                    [ARROW]

                         Objective: Improved Compliance
                            and Therapeutic Outcomes

================================================================================

     NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                         ------------------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         -----
Prospectus Summary.....................      3
Risk Factors...........................      6
The Company............................     16
Use of Proceeds........................     16
Dividend Policy........................     17
Capitalization.........................     18
Dilution...............................     20
Selected Financial Data................     22
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................     23
Business...............................     26
Management.............................     47
Certain Transactions...................     57
Principal Stockholders.................     59
Description of Capital Stock...........     61
Shares Eligible for Future Sale........     64
Underwriting...........................     66
Legal Matters..........................     68
Experts................................     68
Additional Information.................     68
Index to Financial Statements..........    F-1


                         ------------------------------

     UNTIL                , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================
================================================================================

                                2,000,000 SHARES

                                      [LOGO]

                                  COMMON STOCK



                         ------------------------------
                                   PROSPECTUS
                         ------------------------------




                                COWEN & COMPANY

                               VOLPE BROWN WHELAN


                                   & COMPANY

                          ADAMS, HARKNESS & HILL, INC.



                                          , 1997

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission ("SEC") registration fee and the National Association of Securities Dealers, Inc. ("NASD") filing fee. All these expenses will be payable by the Registrant.

                                                                             AMOUNT
                                                                            ---------
        SEC Registration Fee..............................................  $9,060.61
        NASD Filing Fee...................................................   3,490.00
        Nasdaq National Market Listing Fee................................      *
        Blue Sky Fees and Expenses (including legal fees).................      *
        Transfer Agent and Registrar Fees and Expenses....................      *
        Accounting Fees and Expenses......................................      *
        Legal Fees and Expenses...........................................      *
        Printing, Engraving and Mailing Expenses..........................      *
        Miscellaneous.....................................................      *
                                                                            ---------
          Total...........................................................  $   *
                                                                            =========

---------------

* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article EIGHTH of the Registrant's Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article NINTH of the Registrant's Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a Director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Article NINTH of the Registrant's Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the full extent permitted by such law as so amended.

     Article NINTH also permits the Company to purchase and maintain insurance, at the Company's expense, to protect any director against any expense, liability or loss incurred by such director in such capacity or arising out of his status as such.

     Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Under Section 6 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as
Exhibit 1.1 hereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

(A) ISSUANCES OF CAPITAL STOCK, NOTES AND WARRANTS

     Since January 1, 1994, the Registrant has sold the following securities that were not registered under the Securities Act:

          1. On June 18, 1995, the Registrant issued warrants exercisable for 21,647 shares of Series D Convertible Preferred Stock to three financial investors in exchange for the cancellation of warrants exercisable for an equal number of shares of Series D Convertible Preferred Stock held by such entities. These issuances were conducted pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").


          2. On July 13, 1995 and August 16, 1995, the Registrant issued and sold a total of 733,371 shares of Series E Convertible Preferred Stock to three individuals and ten entities for an aggregate purchase price of $4,400,000. In connection with the sale of such shares of Series E Convertible Preferred Stock, the Registrant issued warrants to the purchasers of such shares exercisable for an aggregate of 103,891 shares of Common Stock. These issuances were conducted pursuant to Registration D promulgated under the Securities Act ("Regulation D") and Section 4(2) of the Securities Act. The Company paid $25,000 in commissions to a placement agent in connection with the sale of shares of Series E Convertible Preferred Stock.

          3. On June 28, 1996, December 18, 1996, February 3, 1997, February 19, 1997 and February 28, 1997, the Registrant issued and sold a total of 1,892,765 shares of Series F Convertible Preferred Stock to 15 individuals and 14 entities for an aggregate purchase price of $12.3 million. In connection with the sale of such shares of Series F Convertible Preferred Stock, the Registrant issued warrants to the purchasers of such shares exercisable for an aggregate of 651,334 shares of Common Stock. Upon the closing of this offering, assuming no prior exercise of these warrants, the number of shares of Common Stock issuable upon exercise of these warrants will decrease to 415,031 shares of Common Stock (assuming an initial public offering price of $12.00 per share) and the per share exercise price will increase to the initial per share price to the public. On February 28, 1997, the Company also issued warrants exercisable for an aggregate of 27,200 shares of Common Stock to one placement agent and four individuals designated by a second placement agent and paid two placement agents commissions in the aggregate amount of $201,000 in connection with the sale of shares of Series F Convertible Preferred Stock. These issuances were conducted pursuant to Regulation D and Section 4(2) of the Securities Act.



          4. On January 31, 1997, the Registrant issued convertible subordinated secured notes to two entities and two persons for an aggregate of $2,000,000 and issued warrants exercisable for an aggregate of 224,429 shares of Common Stock to such persons and entities. On February 28, 1997, the Company also issued warrants exercisable for an aggregate of 21,249 shares of Common Stock to four individuals designated by a placement agent and paid a commission of $120,000 to such placement agent in connection with the issuance of the convertible subordinated secured notes. These issuances were conducted pursuant to Regulation D and Section 4(2) of the Securities Act.



          5. On February 12, 1997, the Registrant issued 19,550 shares of Series F Convertible Preferred Stock and warrants exercisable for an aggregate of 7,820 shares of Common Stock to one entity in connection with the provision of certain consulting services to the Registrant. This issuance was conducted pursuant to Regulation D and Section 4(2) of the Securities Act.


(B) GRANTS AND EXERCISES OF STOCK OPTIONS


     The Registrant's 1992 Equity Incentive Plan, as amended (the "1992 Plan"), was adopted by the stockholders of the Registrant in September 1992. As of February 28, 1997, options to purchase 530 shares of Common Stock had been exercised by an aggregate of two persons for an aggregate consideration of $1,250 and options to purchase 634,736 shares of Common Stock were outstanding under such plan. The options and shares of capital stock issued pursuant to the 1992 Plan were offered and sold in reliance upon the exemption from registration under Rule 701 promulgated under the Securities Act.



     The Registrant's 1997 Director Option Plan and 1997 Employee Stock Purchase Plan were adopted by the Company in March 1997. These plans will become effective upon the closing of this offering, and, as of February 28, 1997, no shares have been issued under these plans.



ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


(A) EXHIBITS


EXHIBIT NO.
-----------
 1.1**        Form of Underwriting Agreement
 2.1+         Asset Purchase Agreement dated as of March 25, 1997 between the Registrant and
              Upsher-Smith Laboratories, Inc.
 3.1*         Amended and Restated Certificate of Incorporation of the Registrant.
 3.2*         Certificate of Correction of Certificate of Amendment of the Registrant.
 3.3*         Certificate of Amendment of Amended and Restated Certificate of Incorporation of
              the Registrant.
 3.4*         Form of Certificate of Amendment to be filed prior to consummation of the public offering.
 3.5*         Form of Second Amended and Restated Certificate of Incorporation of the Registrant
              to be filed upon the closing of the public offering

EXHIBIT NO.
-----------
 3.6*         Amended and Restated By-Laws of the Registrant
 4.1**        Specimen Certificate for shares of Common Stock, $.00004 par value, of the
              Registrant
 4.2*         Form of Subordinated Secured Note (included in Exhibit 10.11)
 5.1          Opinion of Hale and Dorr LLP with respect to the validity of the securities being offered
10.1*         Amended and Restated 1992 Equity Incentive Plan
10.2*         1997 Director Stock Option Plan
10.3*         1997 Employee Stock Purchase Plan
10.4*         Lease dated November 21, 1996 between the Registrant and New Boston Wilmar Limited
              Partnership
10.5*         Employment Agreement dated as of March 15, 1994 between the Registrant and Emmett
              Clemente
10.6*         Consulting Agreement dated as of April 1, 1996 between the Registrant and Robert
              E. Baldini
10.7+         Development and License Agreement dated as of October 8, 1996 by and between the
              Registrant and Recordati S.A. Chemical and Pharmaceutical Company ("Recordati")
10.8+         Manufacturing and Supply Agreement dated as of October 8, 1996 by and between the
              Registrant and Recordati
10.9+         License Agreement dated September 28, 1990 between MacroChem Corp. and the
              Registrant
10.10+        Supply Agreement dated as of October 12, 1994 by and between the Registrant and
              Lyne Laboratories, Inc.
10.11*        Securities Purchase Agreement dated as of January 31, 1997 among the Registrant,
              Triumph-Connecticut Limited Partnership and the other purchasers identified therein (the "Triumph Agreement")
10.12*        Waiver and Amendment to the Triumph Agreement dated as of March 13, 1997
10.13         Series F Convertible Preferred Stock and Warrant Purchase Agreement dated as of
              June 28, 1996 between the Registrant and certain purchasers identified therein as amended by Amendment No. 1 dated as of June 28, 1996 and Amendment No. 2 dated
              February 3, 1997.
10.14         Form of Common Stock Purchase Warrant issued to Chestnut Partners, Inc. on
              February 28, 1997.
10.15         Common Stock Purchase Warrant issued to Banque Paribas on February 28, 1997.
10.16         Form of Common Stock Purchase Warrant with an exercise price of $.01 per share issued to designees of Bentley Securities on February 28, 1997.
10.17         Form of Common Stock Purchase Warrant with an exercise price of $5.91 per share issued to designees of Bentley Securities on February 28, 1997.
10.18         Amendment No. 1 dated February 28, 1997 to the Development and License Agreement
              dated as of October 8, 1996 by and between the Registrant and Recordati.
11.1*         Computation of historical and pro forma net loss per common share.
23.1          Consent of Hale and Dorr LLP (included in Exhibit 5.1)
23.2          Consent of Coopers & Lybrand L.L.P., independent accountants
23.3          Consent of KPMG Peat Marwick LLP, independent auditors
23.4          Consent of Welsh & Katz, Ltd.
24.1*         Powers of Attorney
27.1          Financial Data Schedule


---------------

*  Previously filed.



** To be filed by amendment.



+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.

(b) FINANCIAL STATEMENT SCHEDULES

     All other schedules have been omitted because they are not required or because the required information is given in the Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Certificate of Incorporation and Amended and Restated By-Laws of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wilmington, Commonwealth of Massachusetts, on this 3rd day of April, 1997.


                                          ASCENT PEDIATRICS, INC.

                                          By:         /s/ ALAN R. FOX

                                            ------------------------------------
                                                        Alan R. Fox
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated below.



                SIGNATURE                                 TITLE                     DATE
------------------------------------------    -----------------------------    ---------------

                    *                         President, Chief Executive         April 3, 1997
------------------------------------------    Officer and Director
               Alan R. Fox                    (Principal Executive Officer)

                    *                         Vice President, Finance            April 3, 1997
------------------------------------------    and Treasurer (Principal
             John G. Bernardi                 Financial and
                                              Accounting Officer)
                    *                         Chairman                           April 3, 1997
------------------------------------------
          Emmett Clemente, Ph.D.

                    *                         Vice Chairman                      April 3, 1997
------------------------------------------
            Robert E. Baldini

                    *                         Director                           April 3, 1997
------------------------------------------
        Raymond F. Baddour, Ph.D.

                    *                         Director                           April 3, 1997
------------------------------------------
           Michael J.F. Du Cros

                    *                         Director                           April 3, 1997
------------------------------------------
             Thomas W. Janes

                    *                         Director                           April 3, 1997
------------------------------------------
           Andre Lamotte, Sc.D.

                    *                         Director                           April 3, 1997
------------------------------------------
             Terrance McGuire

                    *                         Director                           April 3, 1997
------------------------------------------
             Lee J. Schroeder

           *By: /s/ ALAN R. FOX
------------------------------------------
               Alan R. Fox
             Attorney-in-Fact

                                 EXHIBIT INDEX



                                                                                       SEQUENTIALLY
                                                                                         NUMBERED
EXHIBIT NO.                                 DESCRIPTION                                    PAGE
-----------   -----------------------------------------------------------------------  ------------
    1.1**     Form of Underwriting Agreement
    2.1+      Asset Purchase Agreement dated as of March 25, 1997 between the
              Registrant and Upsher-Smith Laboratories, Inc.
    3.1*      Amended and Restated Certificate of Incorporation of the Registrant.
    3.2*      Certificate of Correction of Certificate of Amendment of the
              Registrant.
    3.3*      Certificate of Amendment of Amended and Restated Certificate of
              Incorporation of the Registrant.
    3.4*      Form of Certificate of Amendment to be filed prior to consummation of the public offering.
    3.5*      Form of Second Amended and Restated Certificate of Incorporation of the
              Registrant to be filed upon the closing of the public offering
    3.6*      Amended and Restated By-Laws of the Registrant
    4.1**     Specimen Certificate for shares of Common Stock, $.00004 par value, of the Registrant
    4.2*      Form of Subordinated Secured Note (included in Exhibit 10.11)
    5.1       Opinion of Hale and Dorr LLP with respect to the validity of the securities being offered
   10.1*      Amended and Restated 1992 Equity Incentive Plan
   10.2*      1997 Director Stock Option Plan
   10.3*      1997 Employee Stock Purchase Plan
   10.4*      Lease dated November 21, 1996 between the Registrant and New Boston
              Wilmar Limited Partnership
   10.5*      Employment Agreement dated as of March 15, 1994 between the Registrant and Emmett Clemente
   10.6*      Consulting Agreement dated as of April 1, 1996 between the Registrant and Robert E. Baldini
   10.7+      Development and License Agreement dated as of October 8, 1996 by and between the Registrant and Recordati S.A. Chemical and Pharmaceutical
              Company ("Recordati")
   10.8+      Manufacturing and Supply Agreement dated as of October 8, 1996 by and between the Registrant and Recordati
   10.9+      License Agreement dated September 28, 1990 between MacroChem Corp. and the Registrant
   10.10+     Supply Agreement dated as of October 12, 1994 by and between the
              Registrant and Lyne Laboratories, Inc.
   10.11*     Securities Purchase Agreement dated as of January 31, 1997 among the
              Registrant, Triumph-Connecticut Limited Partnership and the other purchasers identified therein (the "Triumph Agreement")
   10.12*     Waiver and Amendment to the Triumph Agreement dated as of March 13,
              1997
   10.13      Series F Convertible Preferred Stock and Warrant Purchase Agreement
              dated as of June 28, 1996 between the Registrant and certain purchasers identified therein as amended by Amendment No. 1 dated as of June 28,
              1996 and Amendment No. 2 dated February 3, 1997
   10.14      Form of Common Stock Purchase Warrant issued to Chestnut Partners, Inc.
              on February 28, 1997.
   10.15      Common Stock Purchase Warrant issued to Banque Paribas on February 28,
              1997.
   10.16      Form of Common Stock Purchase Warrant with an exercise price of $.01 per share issued to designees of Bentley Securities on February 28,
              1997.

                                                                                       SEQUENTIALLY
                                                                                         NUMBERED
EXHIBIT NO.                                 DESCRIPTION                                    PAGE
-----------   -----------------------------------------------------------------------  ------------
   10.17      Form of Common Stock Purchase Warrant with an exercise price of $5.91 per share issued to designees of Bentley Securities on February 28,
              1997.
   10.18      Amendment No. 1 dated February 28, 1997 to the Development and License
              Agreement dated as of October 8, 1996 by and between the Registrant and
              Recordati.
   11.1*      Computation of historical and pro forma net loss per common share.
   23.1       Consent of Hale and Dorr LLP (included in Exhibit 5.1)
   23.2       Consent of Coopers & Lybrand L.L.P., independent accountants
   23.3       Consent of KPMG Peat Marwick LLP, independent auditors
   23.4       Consent of Welsh & Katz, Ltd.
   24.1*      Powers of Attorney
   27.1       Financial Data Schedule


---------------

 * Previously filed.



** To be filed by amendment.



 + Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.